As filed with the  Securities  and  Exchange  Commission  on December 9, 1998.
                                                    Registration  No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                          THE LESLIE FAY COMPANY, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                         2335                 13-3197085
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                  1412 Broadway
                               New York, NY 10018
                                 (212) 221-4000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    John J. Pomerantz, Chairman of the Board
                          The Leslie Fay Company, Inc.
                                  1412 Broadway
                               New York, NY 10018
                                 (212) 221-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              Michael J. Shef, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                          Telephone No.: (212) 704-6000
                          Facsimile No.: (212) 704-6288

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
                      please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

         Title of Each Class of                                             Proposed Maximum              Amount of
      Securities to be Registered          Amount to be Registered    Aggregate Offering Price (1)    Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share            2,525,844              17,529,357                     $4,873.16
----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee. The fee for the Common Stock was based on the average of the bid and asked price of the Common Stock on the over-the-counter market bulletin board on December 4, 1998

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                        2,525,844 Shares of Common Stock



                          THE LESLIE FAY COMPANY, INC.
                                  1412 Broadway
                            New York, New York 10018
                                 (212) 221-4000



The selling stockholders named in this prospectus are offering to sell an aggregate of 2,525,844 shares of common stock. Leslie Fay will not receive any of the proceeds from the offering.



The common stock is traded on the Nasdaq Small Cap Market under the symbol LFAY.

                           --------------------------



Consider carefully the risk factors beginning on page 8 in this prospectus.



Neither the SEC nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                           --------------------------




                        Prospectus dated December 9, 1998

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

   Prospectus Summary.....................................................  3
   Risk Factors...........................................................  8
   Market Price of the Common Stock....................................... 12
   Dividend Policy........................................................ 12
   Capitalization......................................................... 13
   Selected Financial Data................................................ 14
   Management's Discussion and Analysis of Financial
         Condition and Results of Operations.............................. 17
   Business............................................................... 29
   Management............................................................. 38
   Principal Stockholders................................................. 45
   Selling Stockholders and Plan of Distribution ......................... 47
   Certain Transactions................................................... 48
   Description of Capital Stock  ......................................... 49
   Shares Eligible For Future Sale........................................ 51
   Description of Indebtedness ........................................... 51
   Legal Matters.......................................................... 52
   Experts................................................................ 52
   Index to Consolidated Financial Statements.............................F-1

                            ------------------------

                               PROSPECTUS SUMMARY

         The following summary highlights certain information contained in this prospectus. You should carefully review the more detailed information and financial statements that appear elsewhere. In general, the term "Company" refers to The Leslie Fay Company, Inc. and its subsidiaries.

                                   The Company

General

         The Company principally designs, arranges for the manufacture and sells diversified lines of moderate and better price women's dresses and sportswear. The Company's products cover a varied retail price range, offer the consumer a wide selection of styles, fabrics and colors suitable for different ages, sizes and fashion preferences and are appropriate for social, business and leisure activities. The Company believes that it is among the major producers of moderately priced dresses and sportswear and that it is one of the major resources to department store retailers of such products. The Leslie Fay business has been in continuous operation as an apparel company since 1947.

Reorganization Under Chapter 11

         On April 5, 1993, The Leslie Fay Companies, Inc. ("Old Leslie Fay") and certain of its wholly-owned subsidiaries (collectively, the "Debtors") filed a voluntary petition under chapter 11 of the Bankruptcy Code. On November 15, 1995, certain other wholly-owned subsidiaries of Old Leslie Fay (the "Retail Debtors") filed voluntary petitions under chapter 11 of the Bankruptcy Code. From their respective filing dates until June 4, 1997, the Debtors and the Retail Debtors operated or liquidated their businesses, as applicable, as debtors in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York.

         On October  31,  1995,  the  Debtors  and the  Committee  of  Unsecured
Creditors filed a Joint Plan of Reorganization (as subsequently amended, the "Plan") pursuant to chapter 11 of the Bankruptcy Code. On December 5, 1996, the Debtors filed a Disclosure Statement for the Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code (as subsequently amended, the "Disclosure Statement"). The Debtors obtained Bankruptcy Court approval of the Disclosure Statement on February 28, 1997. The Debtors' creditors approved the Plan, and on April 21, 1997 the Bankruptcy Court confirmed it.

         On June 4, 1997, the Plan was consummated by the Company by (1) transferring the equity interest in both the Company and Sassco Fashions, Ltd. ("Sassco") to its creditors in exchange for relief from an aggregate amount of claims estimated at $338,000,000; (2) assigning to certain creditors the ownership rights to notes aggregating $110,000,000 payable by Sassco; and (3) transferring the assets and liabilities of the Company's Sassco Fashions product line to Sassco and the assets and liabilities of its Dress and Sportswear lines to three wholly-owned subsidiaries of the Company. The Company retained approximately $41,080,000 in cash, of which $23,580,000 has been or will be used to pay administrative claims as defined in the Plan.

         As provided in the Plan, the creditors of the Company became the stockholders of Sassco and of the reorganized Company. To effectuate this, the Company issued approximately seventy-nine (79%) percent of its 3,400,000 new shares of common stock to its creditors in July 1997. The remaining twenty-one (21%) percent are being held pending the resolution of certain litigation before the Bankruptcy Court. The existing stockholders of the Company at June 4, 1997 did not retain or receive any value for their equity interest in the Company, which was canceled.


                                  The Offering


Common Stock offered by the Selling Stockholders..  2,525,844  shares  of common stock, $.01 par value

Number of Shares of Common Stock outstanding
     before and after the offering................  6,024,900  shares  of common stock

Trading Symbol....................................  LFAY

Risk Factors......................................  You  should   note  that  an
                                                    investment in the securities
                                                    offered  in this  prospectus
                                                    involves  a high  degree  of
                                                    risk. See "Risk Factors".

                             Summary Financial Data

         You should read the following summary financial data of the Company in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.


                                     Reorganized Company                                       Predecessor Company
                --------------------------------------------------------  ---------------------------------------------------------
                Thirty-Nine   Pro Forma   Pro Forma  Thirty-One           Twenty-Two
                   Weeks     Forty Weeks Fifty-Three   Weeks               Weeks
                   Ended        Ended    Weeks Ended   Ended               Ended                   For the Years Ended
                                                                                   ------------------------------------------------
                  October 3,  October 4,   January 3, January 3, Pro Forma June 4,
                     1998       1997(a)     1998(a)     1998(b)   1996(a)  1997(c)  1996          1995         1994      1993
                     ----       ----        ----        ----      ----      ----     ----          ----         ----      ----
                 (unaudited)  (unaudited)(unaudited) (audited) (unaudited)
                       (In thousands, except per share)                            (In thousands, except per share)


Net Sales..............$122,723 $106,166 $132,160   $73,091    $110,053  $197,984   $429,676     $442,084    $531,843   $661,779
Operating Income
  (Loss)...............  13,579   12,320   11,782     4,322       4,079    14,355     17,965        1,235     (27,278)   (32,574)
Reorganization Costs...       -        -        -         -           -     3,379(d)   5,144(d)    16,575(d)  115,769(d)  45,139(d)
Interest Expense and
  Financing Costs......     680      989    1,113       336       2,298     1,372      3,932(e)     3,262(e)    5,512(e)  25,783
Tax Provision (Benefit)   3,983    2,072    2,684       677         130       451       (839)(f)     (761)(f)     981(f)  (8,258)(g)
Other Non-Recurring
  Items................       -        -        -         -           -   136,341(h)       -             -          -            -
Net Income (Loss)......  $8,916   $9,259   $7,985    $3,309      $1,651  $145,494     $9,728     $(17,841)  $(149,540)  $(95,238)
Net Income (Loss) per
  Share  - Basic.......   $1.33    $1.36(i) $1.17(i)  $0.49(i)    $0.24(i)      -(i)   $0.52(i)    $(0.95)(i)  $(7.97)(i) $(5.07)(i)
         - Diluted.....   $1.26    $1.36(i) $1.16(i)  $0.49(i)    $0.24(i)      -(i)   $0.52(i)    $(0.95)(i)  $(7.97)(i) $(5.07)(i)

                         As of              As of                         As of        As of       As of        As of       As of
                        10/03/98           01/03/98                     06/04/97      12/28/96    12/30/95     12/31/94   01/01/94
                        --------           --------                     --------      --------    --------     --------   --------

Total Assets .......... $65,402           $61,051                         $77,789   $237,661     $245,980    $281,634   $421,341
Assets of Product Lines
   Held for Sale or
   Disposition.........       -                 -                               -      3,003(j)       326(j)   21,063(j)       -
Long-Term Debt
  (Including Capital
   Leases).............      29                49                             108          -            -           -      8,022(k)

------------------------------
(a)      The unaudited proforma adjustments to the statements are as follows:

         Disposition of Sassco:
                  The operating results of the Sassco Fashions line have been eliminated to give effect to the disposition as of the beginning of the period presented, including depreciation expense on its property, plant and equipment, an allocated corporate charge based on workload by department related to the Sassco Fashions line and direct charges associated with financing fees on its factoring agreement and fees incurred on letters of credit issued on its behalf. For periods including June 4, 1997, the gain recorded on the disposition of the Sassco Fashions line has been reversed.

         Disposition of Castleberry:

                  The operating results of the Castleberry line have been eliminated to give effect to the disposition as of the beginning of the period presented, including depreciation expense on its property, plant and equipment and an allocated corporate charge based on workload by department related to the Castleberry line.

         Fresh-Start Reporting:
                  The Company used fresh-start reporting to record the estimated effect of the Plan as if it had been effective as of the beginning of period presented. This includes adjustments for the following items:

                  i) The elimination of the historical depreciation and amortization for the remaining product lines, including the amounts in cost of sales, on the beginning of period asset balances and the recording of the amortization credit for the "Excess of revalued net assets acquired over equity under fresh-start reporting" (assuming a three-year amortization period).

                  ii) The elimination of historical reorganization expense that will not be incurred after June 4, 1997.

                  iii) The elimination of the fresh-start revaluation charge and the reversal of the gain on debt discharge pursuant to the Plan.

(b) Financial information for the thirty-one weeks ended January 3, 1998 represents the consolidated results of the reorganized entity after the consummation of the Plan.

(c) Financial information for the twenty-two weeks ended June 4, 1997 represents the audited consolidated results prior to the Company's consummation of the Plan. The income statement information includes the results of Castleberry and Sassco Fashions lines prior to their sale or spin-off in connection with the consummation of the Plan.

(d) The Company incurred reorganization costs in 1997, 1996, 1995, 1994 and 1993 while operating as a debtor in possession. Included in 1997, 1996, 1995, 1994 and 1993 is a provision of $0, $652,000, $3,181,000,
         $53,000,000, and $1,642,000, respectively, for a write-down of a portion of the excess purchase price over net assets acquired in the 1984 leveraged buyout of The Leslie Fay Company, related to certain of the Company's product lines, which the Company believes will be unrecoverable.

(e) On January 2, 1994, the Company decided not to accrue interest on approximately $253,000,000 of pre- petition debt. During 1996 and 1995 the Company had direct borrowings under the FNBB Credit Agreement on one hundred and two (102) days in the second and third quarters of 1996 and ten (10) days in the third quarter of 1995, the highest amounts of which were $28,672,000 and $3,956,000, respectively. The Company had no direct borrowings under the predecessor credit agreement in 1994. Interest on direct borrowings was incurred at a rate of prime plus 1.5%. The terms of the FNBB Credit Agreement are described in Note 6(b) to the Audited Consolidated Financial Statements.

(f) The Company recognized an income tax credit of $1,103,000 and $1,811,000 in 1996 and 1995, respectively, representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes. The Company only paid state, local and foreign taxes in 1996, 1995 and 1994. The elimination of the income tax benefit in 1994, which was realized in 1993, resulted from the complete utilization of tax refunds from prior years' taxes paid.

(g) In 1993, the Company realized an income tax benefit as a result of the net losses incurred and the ability to recognize the carryback of those losses against prior years' taxes paid.

(h)      Amount   consists  of  the   following   three   components:   Gain  on
         Sale/Transfer of the Sassco Fashions line of $89,810,000 (net of $3,728,000 of income taxes), charge for Revaluation of Assets and Liabilities Pursuant to the Adoption of Fresh-Start Reporting of $(27,010,000) and Gain on Debt Discharge (an extraordinary item) of $73,541,000.

(i) Net income (loss) per share for the pro forma forty weeks ended October 4, 1997, pro forma fifty-three weeks ended January 3, 1998, thirty-one weeks ended January 3, 1998 and pro forma 1996 was calculated based on 6,800,000 shares of new common stock, adjusted to give effect to the 2 for 1 stock split effected in July 1998, issued in connection with the consummation of the Plan. Earnings per common share for the twenty-two weeks ended June 4, 1997 is not presented because such presentation would not be meaningful. The old stock of 18,771,836 shares, used in calculating the net income (loss) per share in 1993 through 1996, was canceled under the Plan and the new stock was not issued until June 4, 1997.

(j) The Company classified certain product lines as "Assets of Product Lines Held for Sale or Disposition", as the Company had announced its intention to dispose of these lines.

(k)      All  long-term  debt  except  capital   leases  was   reclassified   as
         "Liabilities subject to compromise" because of the Company's chapter 11 filing.

                                  RISK FACTORS

         An investment in the common stock offered in this prospectus involves a high degree of risk. Prospective investors should consider the specific risk factors set forth below as well as the other information contained in this prospectus.

Leverage:  Restrictive Covenants and Other Terms of Indebtedness

         The Company is a party to the CIT Credit Agreement (as defined in Note 6(a) to the Audited Consolidated Financial Statements) which contains a number of restrictive covenants and events of default, such as covenants limiting capital expenditures, incurrence of debt and sales of assets. In addition, the Company is required to achieve certain financial ratios (including ratios of consolidated current assets to consolidated current liabilities, consolidated EBITDA to consolidated interest expense, minimum consolidated tangible net worth and minimum consolidated working capital). CIT has a security interest in substantially all of the Company's assets as collateral for borrowings under the CIT Credit Agreement. If the Company cannot achieve the financial results necessary to maintain compliance with the covenants, CIT could declare the Company in default and demand that the Company's assets be sold or liquidated to repay outstanding debt. See "Description of Indebtedness."

Limitation on Payment of Dividends on Capital Stock

         Since emerging from bankruptcy, the Company has not paid any dividends on its common stock and does not anticipate doing so in the foreseeable future. Moreover, the CIT Credit Agreement limits the amount of dividends the Company may pay on its common stock. See "Description of Indebtedness." There can be no assurance that the Company will pay out any return on the investment in its common stock.

Need for Additional Future Financing

         The Company may require additional equity or debt financing for its future operations. However, the CIT Credit Agreement prohibits the Company from incurring additional debt. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to it or at all. The unavailablity of additional financing or the inability of the Company to amend its existing CIT Credit Agreement to permit additional financing could have a material adverse effect on the Company.

Reliance on Suppliers of Raw Materials

         During the fiscal year ended January 3, 1998, the Company (excluding the Sassco Fashions line) purchased approximately 66% of its raw materials from 7 suppliers. The Company does not have long-term, formal arrangements with any of its suppliers of raw materials. Although the Company believes that its sources of supply of raw materials are adequate, the abrupt loss of these suppliers could have a material adverse effect on the Company's business.

Reliance on Key Trade Vendors

         During the fiscal year ended January 3, 1998, the Company (excluding the Sassco Fashions line) purchased approximately 35% of its finished goods from 4 suppliers. Although the Company believes that alternate sources of finished goods are available, the abrupt loss of any of these suppliers could have a material adverse effect on the Company's business.

Reliance on Key Retail Customers

         During the fiscal year ended January 3, 1998, approximately 63% of the revenues of the Company (excluding the Sassco Fashions line) resulted from 5 retailers. Approximately 33% of such sales were to Dillards Department Stores, Inc. and approximately 12% to JC Penney. The remaining three retailers each generated less than 10% of the Company's revenues. A decision by any of these retailers to decrease the amount of apparel purchased from the Company or to cease carrying the Company's products could have a material adverse affect on the Company's operations, business and financial condition.

Reliance on Key Employees

         The success of the Company largely is dependent on the talents, efforts and experience of the members of the senior management team. In June 1998 the Company entered into employment agreements expiring on January 3, 2001 with each member of the senior management team. The Company does not maintain a key person life insurance policy on the lives of these key executives. The loss of these key executives could create a loss of continuity in the management of the business and have a material adverse effect on the Company's operations, business and financial condition. See "Management--Employment Contracts."

Seasonality

         The Company's business is seasonal, with a significant proportion of sales and operating income being generated in the first and third quarters of each year. The Company's working capital requirements fluctuate during the year, increasing substantially during the second and fourth quarters as a result of higher planned seasonal inventory levels and higher receivables. If the Company falls significantly short of its anticipated earnings in either the first or third quarters, it will significantly decrease the working capital available to the Company in the second and fourth quarters. Due to limitations on borrowing levels, a decrease in working capital may adversely affect the Company's purchasing abilities.

Fashion Trends

         The Company believes that its success depends in substantial part on its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. There can be no assurance that the Company will continue to be successful in this regard. If the Company misjudges the market for its products, it may have a significant amount of unsold finished goods inventory, which could have a material adverse effect on the Company's operations, business and financial condition.

Competition

         The sectors of the apparel industry for which the Company designs, manufactures and markets products are highly competitive. The Company competes with many other manufacturers, including manufacturers of one or more apparel items. In addition, department stores, including some of the Company's major customers, have from time to time varied the amount of goods manufactured specifically for them and sold under their own labels. Many such stores have also changed their manner of presentation of merchandise and in recent years have become increasingly promotional. Some of the Company's competitors are larger and have greater resources than the Company. Based upon its knowledge of the industry, the Company believes that it is a leading producer of moderately priced dresses in the United States, among the more significant producers of moderately priced sportswear and one of the major resources of department store retailers of such products. The Company's business is dependent upon its ability to evaluate and respond to changing consumer demand and tastes and to remain competitive in the areas of style, quality and price, while operating within the significant domestic and foreign production and delivery constraints of the industry.

Imports and Import Restrictions

         During 1997 (excluding the Sassco Fashions line) 85% of the Company's finished goods and approximately 66% of raw materials directly purchased by the Company were produced in foreign countries, including Taiwan, South Korea, the Peoples' Republic of China (including Hong Kong), Guatemala and El Salvador. Political instability that results in the disruption of trade, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports or restrictions on the transfer of funds may adversely affect the Company's operations. In addition, because of the location of the Company's suppliers and contractors, the Company may have difficulty ensuring quality control. The inability of a supplier or contractor to fill orders for the Company's products in a timely manner could cause the Company to miss the delivery date requirements of its customers for those items. This could result in the cancellation of orders, refusal to accept deliveries or a reduction in sales prices. See "Business--Manufacturing."

         The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and each of the foreign countries named above. These agreements impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. The Company's imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's operating results. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on the Company. See "Business--Imports and Import Restrictions."

Tax Considerations

         As discussed in Note 7 to the Audited Consolidated Financial Statements, the Company reported federal consolidated tax net operating loss ("NOL") carryforwards of approximately $50,000,000 as of June 4, 1997. The NOL is available to offset future taxable income, if any, through 2012. The utilization of the NOL, however, is subject to limitations, including the annual limitation of approximately $1,500,000 imposed by Section 382 of the Internal Revenue Code. If the Company fails to achieve sufficient profits, it will be unable to fully use the NOLs available to it over the next fifteen (15) years and will lose the carryforward benefit.

Shares Eligible for Future Sale

         There are now and will be outstanding immediately following this offering 6,024,900 shares of common stock. All of such shares will be tradeable without restriction. Future sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the price of the shares of common stock in any market that may develop for the trading of such shares.
See "Shares Eligible for Future Sale."

Possible Effects of Blank Check Preferred Stock; Antitakeover Provisions

         The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's common stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company and could prevent stockholders from receiving a premium for their shares if a third party tender offer or change of control transaction occurred. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. Additionally, if the Company issues preferred stock, the issuance may have a dilutive effect upon the holders of the Company's common stock. The Company's Certificate of Incorporation also provides that certain business combinations with an Interested Stockholder (as defined therein) require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding Company's voting stock not owned directly or indirectly by any Interested Stockholder or any affiliate of any Interested Stockholder. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock--Section 203 of the Delaware General Corporation Law."

Year 2000 Compliance

         The Company is dependent on a number of automated systems to communicate with its customers and suppliers, to efficiently design, manufacture, import and distribute its products, as well as to plan and manage the overall business and has identified numerous changes required in the Company's systems (both hardware and software) as well as sensitive operating equipment to make them Year 2000 compliant. The Company's customers and suppliers are also required to implement projects to make their systems and communications Year 2000 compliant. Failure to complete their efforts in a timely way could disrupt the Company's operations including the ability to receive and ship its products as well as to invoice its customers. There is no guarantee that these new systems will be compliant under all the circumstances and volume stresses that may actually be required by the Company's operations through Year 2000.

                        MARKET PRICE OF THE COMMON STOCK

         On December 8, 1998, the common stock of the Company began trading on the Nasdaq Small Cap market under the symbol "LFAY". Prior thereto, such stock was traded on the over-the-counter market bulletin board. The following table sets forth the high bid and low asked prices on the bulletin board for each quarter during 1996, 1997 and 1998 and, from June 4, 1997, have been adjusted to give retroactive effect to a 2 for 1 split of the Company's common stock effected in July 1998:

                  Period                              High           Low
                  -------                             ----           ----

         1996     First Quarter                     $   0.28        $ 0.06
                  Second Quarter                        0.34          0.09
                  Third Quarter                         0.23          0.05
                  Fourth Quarter                        0.19          0.02

         1997     First Quarter                     $   0.12        $ 0.01
                  Second Quarter                        0.10          0.02 (a)
                    (prior to June 4, 1997)
                  Second Quarter                        4.75          3.69
                    (from June 4, 1997)
                  Third Quarter                         8.07          3.13
                  Fourth Quarter                        8.88          6.00

         1998     First Quarter                     $   8.44        $ 6.00
                  Second Quarter                        8.81          6.63
                  Third Quarter                         9.38          4.75
                  Fourth Quarter                        8.00          4.38
                    (through December 4, 1998)
-------------
(a) The old common stock was canceled on June 4, 1997. The stockholders holding the old common stock of the Company did not retain any value for their equity.

         On December 4, 1998, the high bid price was $7.00 and the low asked price was $ 6.88. You are encouraged to obtain current trading information. As of December 4, 1998, there were approximately 1,575 holders of record of the common stock of the Company.


                                 DIVIDEND POLICY

         The Company has not paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, to finance its operations. In addition, the CIT Credit Agreement limits the amount of dividends the Company may pay. See "Description of Indebtedness."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at October 3, 1998.


                                                               (in thousands)
                                                              ----------------

Long-term Debt................................................$              -
                                                              ----------------

Stockholders' Equity
      Preferred Stock --$.01 par value;
           500,000 shares authorized;
           no shares issued...................................               -
      Common Stock --$.01 par value;
           20,000,000 shares authorized;
           6,812,000 shares issued............................              68
      Capital in Excess of Par Value..........................          28,564
      Accumulated Retained Earnings...........................          12,225
                                                              ----------------
                                                                        40,857
      Less:
           Treasury Stock at Cost (817,100 shares
                    of common stock)..........................           4,623
      Total Stockholders' Equity..............................        $ 36,234
                                                              ----------------
           Total Capitalization...............................        $ 36,234
                                                              ================

                             SELECTED FINANCIAL DATA

         You should read the following selected financial data of the Company in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.


                                               Reorganized Company                                 Predecessor Company
                -------------------------------------------------------   ----------------------------------------------------------
                Thirty-Nine   Pro Forma   Pro Forma   Thirty-One           Twenty-Two
                   Weeks     Forty Weeks Fifty-Three    Weeks               Weeks
                   Ended        Ended    Weeks Ended    Ended               Ended                 For the Years Ended
                                                                                       ---------------------------------------------
                   October 3,  October 4, January 3, January 3, Pro Forma  June 4,
                      1998      1997(a)    1998(a)     1998(b)   1996(a)   1997(c)     1996       1995        1994         1993
                      ----      ----       ----        ----      ----      ----        ----       ----        ----         ----
                (unaudited)  (unaudited) (unaudited)  (audited)(unaudited)
                                 (In thousands, except per share)                             (In thousands, except per share)

                                                                        C>
Net Sales.............$122,723 $106,166   $132,160   $73,091  $110,053    $197,984   $429,67   $442,084    $531,843     $661,779
Operating Income
  (Loss)..............  13,579   12,320     11,782     4,322     4,079      14,355    17,965      1,235     (27,278)     (32,574)
Reorganization Costs..       -        -          -         -         -       3,379(d)  5,144(d)  16,575(d)  115,769(d)    45,139(d)
Interest Expense and
  Financing Costs.....     680      989      1,113       336     2,298       1,372     3,932(e)   3,262(e)    5,512(e)    25,783
Tax Provision (Benefit)  3,983    2,072      2,684       677       130         451      (839)(f)   (761)(f)     981(f)    (8,258)(g)
Other Non-Recurring
  Items...............       -        -          -         -         -     136,341(h)      -          -           -            -
Net Income (Loss).....  $8,916   $9,259     $7,985    $3,309    $1,651    $145,494    $9,728   $(17,841)  $(149,540)    $(95,238)
Net Income (Loss) per
  Share - Basic.......   $1.33    $1.36(i)   $1.17(i)  $0.49(i)  $0.24(i)        -(i)  $0.52(i)  $(0.95)(i)  $(7.97)(i)   $(5.07)(i)
        - Diluted ....   $1.26    $1.36(i)   $1.16(i)  $0.49(i)  $0.24(i)        -(i)  $0.52(i)  $(0.95)(i)  $(7.97)(i)   $(5.07)(i)

                          As of              As of                         As of       As of      As of       As of        As of
                        07/04/98            01/03/98                     06/04/97    12/28/96   12/30/95    12/31/94      01/01/94
                        --------           --------                      --------    --------   --------    --------      --------

Total Assets ......... $65,402             $61,051                         $77,789  $237,661   $245,980    $281,634      $421,341
Assets of Product Lines
   Held for Sale or
   Disposition........       -                   -                               -     3,003(j)     326(j)   21,063(j)          -
Long-Term Debt
  (Including Capital
   Leases)............      29                  49                             108         -          -           -         8,022(k)

----------------------------
      (a)   The unaudited proforma adjustments to the statements are as follows:

                  Disposition of Sassco:

                           The  operating  results of the Sassco  Fashions  line
                  have been eliminated to give effect to the disposition as of the beginning of the period presented, including depreciation expense on its property, plant and equipment, an allocated corporate charge based on workload by department related to the Sassco Fashions line and direct charges associated with financing fees on its factoring agreement and fees incurred on letters of credit issued on its behalf. For periods including June 4, 1997, the gain recorded on the disposition of the Sassco Fashions line has been reversed.

                  Disposition of Castleberry:

                           The operating  results of the  Castleberry  line have
                  been eliminated to give effect to the disposition as of the beginning of the period presented, including depreciation expense on its property, plant and equipment and an allocated corporate charge based on workload by department related to the Castleberry line.

                  Fresh-Start Reporting:
                           The Company used fresh-start  reporting to record the
                  estimated effect of the Plan as if it had been effective as of the beginning of period presented. This includes adjustments for the following items:

                           i) The elimination of the historical depreciation and
                  amortization for the remaining product lines, including the amounts in cost of sales, on the beginning of period asset balances and the recording of the amortization credit for the "Excess of revalued net assets acquired over equity under fresh-start reporting" (assuming a three-year amortization period).

                           ii) The elimination of historical reorganization expense that will not be incurred after June 4, 1997.

                           iii) The elimination of the  fresh-start  revaluation
                  charge and the reversal of the gain on debt discharge pursuant to the Plan.

         (b) Financial information for the thirty-one weeks ended January 3, 1998 represents the consolidated results of the reorganized entity after the consummation of the Plan.

         (c) Financial information for the twenty-two weeks ended June 4, 1997 represents the audited consolidated results prior to the Company's consummation of the Plan. The income statement information includes the results of Castleberry and Sassco Fashions lines prior to their sale or spin-off in connection with the consummation of the Plan.

         (d) The Company incurred reorganization costs in 1997, 1996, 1995, 1994 and 1993 while operating as a debtor in possession. Included in 1997, 1996, 1995, 1994 and 1993 is a provision of $0, $652,000, $3,181,000, $53,000,000, and $1,642,000,
                  respectively, for a write-down of a portion of the excess purchase price over net assets acquired in the 1984 leveraged buyout of The Leslie Fay Company, related to certain of the Company's product lines, which the Company believes will be unrecoverable.

         (e) On January 2, 1994, the Company decided not to accrue interest on approximately $253,000,000 of pre-petition debt. During 1996 and 1995 the Company had direct borrowings under the FNBB Credit Agreement on one hundred and two (102) days in the second and third quarters of 1996 and ten (10) days in the third quarter of 1995, the highest amounts of which were $28,672,000 and $3,956,000, respectively. The Company had no direct borrowings under the predecessor credit agreement in 1994. Interest on direct borrowings was incurred at a rate of prime plus 1.5%. The terms of the FNBB Credit Agreement are described in Note 6(b) to the Audited Consolidated Financial Statements.

         (f) The Company recognized an income tax credit of $1,103,000 and $1,811,000 in 1996 and 1995, respectively, representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes. The Company only paid state, local and foreign taxes in 1996, 1995 and 1994. The elimination of the income tax benefit in 1994, which was realized in 1993, resulted from the complete utilization of tax refunds from prior years' taxes paid.

         (g) In 1993, the Company realized an income tax benefit as a result of the net losses incurred and the ability to recognize the carryback of those losses against prior years' taxes paid.

         (h) Amount consists of the following three components: Gain on Sale/Transfer of the Sassco Fashions line of $89,810,000 (net of $3,728,000 of income taxes), charge for Revaluation of Assets and Liabilities Pursuant to the Adoption of Fresh-Start Reporting of $(27,010,000) and Gain on Debt Discharge (an extraordinary item) of $73,541,000.

         (i) Net income (loss) per share for the pro forma forty weeks ended October 4, 1997, pro forma fifty-three weeks ended January 3, 1998, thirty-one weeks ended January 3, 1998 and pro forma 1996 was calculated based on 6,800,000 shares of new common stock, adjusted to give effect to a 2 for 1 stock split effected in July 1998, issued in connection with the consummation of the Plan. Earnings per common share for the twenty-two weeks ended June 4, 1997 is not presented because such presentation would not be meaningful. The old stock of 18,771,836 shares, used in calculating the net income (loss) per share in 1993 through 1996, was canceled under the Plan and the new stock was not issued until June 4, 1997.

         (j) The Company classified certain product lines as "Assets of Product Lines Held for Sale and Disposition", as the Company had announced its intention to dispose of these lines.

         (k) All long-term debt except capital leases was reclassified as "Liabilities subject to compromise" because of the Company's chapter 11 filing.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(a)      Results of Operations

Thirty-Nine Weeks Ended October 3, 1998 as Compared to Forty Weeks Ended October 4, 1997

         The Company recorded net sales of $122,723,000 for the thirty-nine weeks ended October 3, 1998, compared with $245,081,000 for the forty weeks ended October 4, 1997, a net decrease of $122,358,000 or 49.9%. The primary factors contributing to this decrease were the sale of the Sassco Fashions and Castleberry product lines, the closing of the Outlander product line and the extra week of shipping volume in the first quarter 1997, offset by sales of new product lines in the first half of 1998. The Sassco, Castleberry and Outlander lines generated $136,107,000, $2,808,000 and $5,191,000, respectively, in net sales for the forty weeks ended October 4, 1997. The extra week's shipping volume in the continuing product lines accounted for $1,225,000 in net sales during the forty weeks ended October 4, 1997. The Company's newly released product line, Haberdashery by Leslie Fay Sportswear, generated net sales of $5,581,000 for the thirty-nine week period ending October 3, 1998. After excluding the effect of the above mentioned product lines, the extra week and $14,000 of returns in 1998 relating to the closed Outlander product line, the continuing product lines had a net sales increase of $17,406,000, or 17.4%, for the thirty-nine weeks ended October 3, 1998 as compared to the comparably adjusted period ended October 4, 1997. The Dress product lines generated an increase for the period of $15,482,000 or 25.5% directly as a result of increased production of the Spring through Holiday season lines to service increased customer demand. Net sales for the comparable continuing Sportswear product lines, excluding the Haberdashery line, increased by $1,924,000 or 4.9%.

         Gross profit for the thirty-nine weeks ended October 3, 1998 was $31,636,000 and 25.8% of net sales compared with $61,563,000 and 25.1% for the forty weeks ended October 4, 1997. The Sassco Fashions, Castleberry and
Outlander product lines generated $34,533,000, $545,000 and $217,000, respectively, in gross profit for the forty weeks ended October 4, 1997. The extra week of shipping during the quarter ended October 4, 1997 generated $443,000 of gross profit. The newly offered Haberdashery line and discontinued Outlander line generated gross profit (loss) of $1,729,000 and ($20,000), respectively, for the thirty-nine weeks ended October 3, 1998. The comparable continuing businesses increased gross profit by $4,102,000 for the thirty-nine weeks ended October 3, 1998 versus the prior year while the gross margin as a percentage of net sales decreased to 25.5% from 25.9%. Increased production of the Spring through Holiday seasons as discussed above generated the additional gross margin volume in the Dress and Sportswear product lines. The lower gross profit percentage is due mostly to additional discounts taken in the Dress product line due to higher levels of off-price sales and to discounts offered on late shipments. The gross profit from the Dress line, excluding the effect of the additional week, rose $2,924,000 but the percentage to net sales fell to 26.1% from 27.9%. The gross profit produced by the Sportswear line for the thirty-nine weeks ended October 3, 1998, excluding the effect of the extra week and the new product line, increased by $1,178,000 and the percentage of net sales increased to 24.5% from 22.7% for the comparable period ended October 4, 1997.

         Selling, warehouse, general and administrative ("SG&A") expenses were $20,735,000 or 16.9% of net sales and $43,315,000 or 17.7% of net sales for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997, respectively. After excluding the costs associated with the product lines sold, the pro forma remaining business had expenses of $18,649,000 or 17.6% of net sales for the forty weeks ended October 4, 1997. The expense increase of $2,086,000 was caused by several items that affected direct comparability. In the prior period, SG&A expenses included a $532,000 reduction resulting from collecting receivables in excess of the bad debt reserve established before the Company emerged from bankruptcy. The prior period included $814,000 in transitional, bankruptcy-related expenses that were eliminated following the emergence from bankruptcy and revenue payments for support provided the Sassco Fashions product line of $250,000. Adjusting for these items, SG&A expenses for the 1998 period increased by $2,118,000. An additional $589,000 in professional fees was incurred in 1998 in connection with public filings and investor relations, by outsourcing the internal audit function, contracting consultants to develop a three year management information plan and by contracting an engineering firm to work with the Company to improve operating efficiency. The Company has invested an additional $381,000 in advertising in support of its customers as well as to launch the Haberdashery by Leslie Fay Sportswear product line. Shipping expenses also rose $217,000 despite improved operating productivity due to the additional costs to ship product received late from the Company's suppliers. Occupancy expenses increased $239,000 as a result of the costs incurred with obtaining additional space to house the offices of the newly acquired Warren Group product line and the extension of the lease for the New York showroom space through August 2008. The remaining $692,000 increase represents a growth over 1997 of 3.7% that supported a 17.4% sales increase.

         Non-cash, stock based compensation for stock options and outside director compensation that was granted after the Company's emergence from bankruptcy for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997 was $1,430,000 and $120,000, respectively.

         Other income was $877,000 and $1,658,000 for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997, respectively. The decrease is due to the licensing revenues related to trade names which were spun-off with the Sassco Fashions product line, renegotiated minimum payment terms for the HUE legwear license and excess 1996 licensing revenues received and recognized as income during the first quarter of 1997.

         Depreciation and amortization expense for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997 was $198,000 and $2,093,000, respectively. Depreciation and amortization for the forty weeks ended October 4, 1997 included $1,119,000 related to the Sassco Fashions and Castleberry product lines sold during 1997. The remaining decrease was due to the write-off of fixed and intangible assets at June 4, 1997 under fresh-start reporting. In addition, the Company realized income of $3,429,000 and $1,524,000 for the periods ended October 3, 1998 and October 4, 1997, respectively, from amortization of excess revalued net assets acquired over equity.

         Interest and financing costs were $680,000 and $1,584,000 for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997, respectively. The financing fees under the CIT Credit Agreement were offset by income earned on the cash invested for the thirty-nine weeks ended October 3, 1998. The financing fees incurred were significantly below those incurred during the forty weeks ended October 4, 1997 due to the higher line needed to finance the operations of the Sassco Fashions and Castleberry product lines.

         The provision for federal, state and local income taxes was $3,983,000 and $516,000 for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997, respectively. The expense was lower for the forty weeks ended October 4, 1997 due to the utilization of pre-consummation net operating loss carryovers available in full for the period up to and including the June 4, 1997 Consummation Date (see Note 6 to the Unaudited Interim Consolidated Financial Statements).

Thirteen  Weeks  Ended  October 3, 1998  as  Compared  to  Thirteen  Weeks Ended
--------------------------------------------------------------------------------
October 4, 1997
---------------

         The Company recorded net sales of $48,789,000 for the thirteen weeks ended October 3, 1998, compared with $41,562,0000 for the thirteen weeks ended October 4, 1997, a net increase of $7,227,000 or 17.4%. The Company's newly released product line, Haberdashery by Leslie Fay Sportswear, generated net sales of $3,168,000 for the thirteen week period ending October 3, 1998. The closed Outlander product line generated $2,550,000 in net sales during the thirteen weeks ended October 4, 1997. The continuing comparable product lines had a net sales increase of $6,609,000, or 16.9%, for the thirteen weeks ended October 3, 1998. The Dress product lines generated an increase for the period of $5,251,000 or 27.7% directly as a result of increased production of the Fall and Holiday season lines to service anticipated increases in customer demand. Net sales for the comparable continuing Sportswear product lines, excluding the Haberdashery line, increased by $1,359,000 or 6.8% mostly as a result of the Fall season shipping being completed in the third quarter of 1998. These early shipments will result in an offsetting decrease in the fourth quarter for comparable Sportswear product line net sales.

         Gross profit for the thirteen weeks ended October 3, 1998 was $12,149,000 and 24.9% of net sales compared with $9,730,000 and 23.4% for the thirteen weeks ended October 4, 1997. The Outlander product line generated $548,000 in gross profit for the thirteen weeks ended October 4, 1997. The newly offered Haberdashery line generated gross profit of $898,000 for the thirteen weeks ended October 3, 1998. The comparable continuing businesses increased gross profit by $2,069,000 for the thirteen weeks ended October 3, 1998 versus the prior year while the gross margin as a percentage of comparable net sales increased to 24.7% from 23.5%. Increased production of the Fall and Holiday seasons for the Dress product line and the complete shipment of the Fall Sportswear line, as discussed above, generated the additional gross margin volume. The increased gross margin percent is due to lower costs achieved within the sportswear product line offset by additional discounts taken in the Dress product line due to higher levels of off-price sales and additional concessions to regular accounts. The gross profit from the Dress line rose $680,000 but the percentage to net sales fell to 23.4% from 26.3%. The gross profit produced by the Sportswear line for the thirteen weeks ended October 3, 1998, excluding the effect of the new product line, increased by $1,389,000 and the percentage of net sales increased to 26.1% from 20.9% for the comparable period ended October 4, 1997.

         SG&A expenses were $7,084,000 or 14.5% of net sales and $6,224,000 or 15.0% of net sales for the thirteen weeks ended October 3, 1998 and October 4, 1997, respectively. The expense increase of $860,000 was caused by several items that affected direct comparability. In the period ended October 3, 1998, an additional $286,000 in professional fees has been incurred in connection with public filings and investor relations, by outsourcing the internal audit function, contracting consultants to develop a three year management information plan and by contracting an engineering firm to work with the Company to improve operating efficiency. The Company has also invested an additional $181,000 in advertising in support of its customers as well as to launch the Haberdashery by Leslie Fay Sportswear product line. Occupancy expenses rose $155,000 as a result of the costs incurred with obtaining additional space to house the offices of the newly acquired Warren Group product line and the extension of the lease for the New York showroom space through August 2008. The remaining $238,000 increase represents a growth over 1997 of 3.8% that supported a 17.4% sales increase.

         Non-cash stock based compensation for stock options and outside director compensation that was granted after the Company's emergence from bankruptcy for the thirteen weeks ended October 3, 1998 and October 4, 1997 was $342,000 and $120,000, respectively.

         Other income was $302,000 and $344,000 for the thirteen weeks ended October 3, 1998 and October 4, 1997, respectively. The decrease is due to the renegotiated minimum payment terms for the HUE legwear license.

         Depreciation and amortization expense for the thirteen weeks ended October 3, 1998 and October 4, 1997, respectively, was $128,000 and $3,000 due to the write-off of fixed assets at June 4, 1997 under fresh- start reporting. In addition, the Company realized income of $1,143,000 for both periods from amortization of excess revalued net assets acquired over equity.

         Interest and financing costs were $360,000 and $314,000 for the thirteen weeks ended October 3, 1998 and October 4, 1997, respectively. The financing fees under the new CIT Credit Agreement were offset by income earned on the cash invested for the thirteen weeks ended October 3, 1998 and October 4, 1997.

         The provision for federal, state and local income taxes was $1,911,000 and $45,000 for the thirteen weeks ended October 3, 1998 and October 4, 1997, respectively. The expense was lower for the thirteen weeks ended October 4, 1997 due to the utilization of pre-consummation net operating loss carryovers available in full for the period up to and including the June 4, 1997 Consummation Date (see Note 6 to the Unaudited Interim Consolidated Financial Statements).

Thirty-One  Weeks Ended  January 3, 1998 as Compared to  Thirty-One  Weeks Ended
--------------------------------------------------------------------------------
December 28, 1996
-----------------

         The Company recorded net sales of $73,091,000 for the thirty-one weeks ended January 3, 1998, compared with $256,225,000 for the thirty-one weeks ended December 28, 1996, a net decrease of $183,134,000, or 71.5%. The primary factor contributing to this decrease was the sale of the Sassco Fashions and
Castleberry product lines, which generated $184,495,000 and $4,223,000, respectively, in net sales for the thirty-one weeks ended December 28, 1996. On a comparable basis, after excluding the effect of the above mentioned businesses, the remaining businesses had a net sales increase of $5,584,000, or 8.3%, for the thirty-one weeks ended January 3, 1998 as compared to the thirty-one weeks ended December 28, 1996, primarily due to the increased volume of the Dress line. Excluding a decrease of $6,255,000 related to discontinuing its Outlander labels, sales from continuing businesses grew 20.5% over the comparable period for 1996. This growth was driven by an increase of 44.5% over the comparable period of 1996 by the Dress line. After excluding the effect of the discontinued Outlander labels, the Sportswear line had a sales growth of 1% over the comparable period for 1996.

         Gross profit for the thirty-one weeks ended January 3, 1998 was 19.7% of net sales compared with 22.2% for the thirty-one weeks ended December 28, 1996 (a decrease of $42,461,000). The Sassco Fashions and Castleberry lines generated $42,442,000 and $912,000, respectively, in gross profit for the thirty-one weeks ended December 28, 1996. These product lines had a higher gross profit percent to net sales than the remaining businesses. The remaining businesses increased gross profit by $842,000 for the thirty-one weeks ended January 3, 1998 versus the prior year and the gross margin percent decreased to 19.7% from 20.0%. Excluding the Discontinued Outlander labels, gross profit percent decreased from 21.6% to 19.8% during the period. The decrease in gross profit percent was due to the additional markdowns taken to market the sportswear fall production due to late delivery of a majority of the line. The Dress line's gross profit increased $3,084,000 or a gross profit percent of 19.3% from 15.9%.

         Selling, warehouse, general and administrative expenses were 18.7% and 17.8% for the thirty-one weeks ended January 3, 1998 and December 28, 1996, respectively. After excluding the costs associated with the product lines sold, the comparable remaining businesses had expenses of 20.3% for the thirty-one weeks ended December 28, 1996. This decrease in the comparable percentage is a result of the additional sales volume during the thirty-one weeks ended January 3, 1998 while continuing to reduce overhead expenses related to downsizing.

         Depreciation and amortization expense for the thirty-one weeks ended January 3, 1998 was only $14,000 due to the write-off of fixed assets at June 4, 1997 under fresh-start reporting. In addition, the Company realized income of $2,667,000 from amortization of the excess revalued net assets acquired over equity (see Note 2). Depreciation and amortization expense for the thirty-one weeks ended December 28, 1996 consisted of depreciation on fixed assets of $2,214,000, including $956,000 related to product lines sold and amortization of the excess purchase price over net assets acquired of $670,000, including $340,000 of amortization related to the lines sold. This amortization expense related to the leveraged buyout of The Leslie Fay Company on June 28, 1984.

         Other income was $947,000 and $2,294,000 for the thirty-one weeks ended January 3, 1998 and December 28, 1996, respectively. The decrease is primarily due to the licensing revenues related to trade names which were spun-off with the Sassco Fashions product line and the expiration of certain licensing agreements which were not renewed.

         Interest expense, net of interest income and financing costs were $336,000 and $3,095,000 for the thirty-one weeks ended January 3, 1998 and December 28, 1996, respectively. The financing fees under the new CIT Credit Agreement (see Note 6) were offset by income earned on the cash invested for the thirty-one weeks ended January 3, 1998. The financing fees incurred were significantly below those incurred during the thirty-one weeks ended December 28, 1996 due to the higher line needed to finance the operations of the Sassco Fashions and Castleberry product lines. In addition, the Company maintained a higher average cash balance during the period and earned additional interest income compared to the prior year.

         The provision for taxes was $677,000 and ($1,273,000) for the thirty-one weeks ended January 3, 1998 and December 28, 1996, respectively. The credit in 1996 relates primarily to foreign taxes on a subsidiary of the Sassco Fashions line.

Twenty-Two  Weeks  Ended  June 4, 1997  as  Compared  to  Twenty-One Weeks Ended
--------------------------------------------------------------------------------
May 25, 1996
------------

         The Company recorded net sales of $197,984,000 for the twenty-two weeks ended June 4, 1997, compared with $173,451,000 for the twenty-one weeks ended May 25, 1996, a net increase of $24,533,000, or 14.1%. The additional week accounted for $10,084,000 of the net sales increase. Additionally, in 1996, the Sassco Fashions product line began shipping a new product line under the Nina Charles label and opened additional retail stores over the preceding 17 months, for a total of 45 stores in operation at June 4, 1997. These new businesses achieved a net sales volume of $17,843,000 for the twenty-two weeks ended June 4, 1997, or $11,379,000 more than for the twenty-one weeks ended May 25, 1996. On a comparable basis, after excluding the effect of the above mentioned additional week and new businesses, the Sassco Fashions line had a net sales decrease of $8,430,000, or 7.0% for the twenty-two weeks ended June 4, 1997, compared with the twenty-one weeks ended May 25, 1996. This was primarily a result of reducing its production in 1997 to limit additional clearance markdowns. The remaining Leslie Fay businesses accounted for an increase of $12,542,000, or 29.5%, primarily due to increased volume for its Dress product line. The net sales of the Castleberry product line declined by $1,042,000.

         Gross profit for the twenty-two weeks ended June 4, 1997 was 25.6% of net sales compared with 23.9% in the twenty-one weeks ended May 25, 1996 (an increase of $9,237,000). The additional week accounted for $1,998,000 of the increase in gross profit. The additional retail stores and new product lines of the Sassco Fashions line accounted for $3,364,000 of the increase in gross profit. The remaining gross profit of Sassco Fashions declined $461,000. Although the gross margin for the line increased 1.3%, it did not offset the impact of the net sales volume decrease on gross profit. Increased volume and better initial pricing (gross margin increased from 22.9% to 26.5% on a comparable basis) of the Leslie Fay Dress and Sportswear lines also accounted for $4,885,000 of additional gross profit. The Castleberry line had a decrease in gross profit of $549,000.

         Selling, warehouse, general and administrative expenses for the twenty-two weeks ended June 4, 1997 decreased to 17.9% of net sales compared with 19.6% for the twenty-one weeks ended May 25, 1996. The percentage decrease is primarily due to the additional sales volume generated in the twenty-two weeks ended June 4, 1997 versus the twenty-one weeks ended May 25, 1996, without a corresponding increase in expenses. For the period, expenses increased $2,248,000 over the prior year. Sassco Fashions expenses increased $4,118,000, of which $1,100,000 was related to the extra week and the remainder was due to the additional product lines and retail stores opened. The Leslie Fay business reduced expenses by $1,749,000 or 14.1% below the prior year. This decrease was offset by approximately $483,000 of expenses incurred in the extra week. The Castleberry line decreased expenses by approximately $121,000 or 10.4% below the comparable period in 1996 due to its reduced volume.

         Depreciation and amortization consisted primarily of the amortization of the excess purchase price over net assets acquired and related principally to the leveraged buyout of The Leslie Fay Company on June 28, 1984.

         Interest and financing costs increased to $1,372,000 for the twenty-two weeks ended June 4, 1997 compared to $837,000 for the twenty-one weeks ended May 25, 1996. The increase was due primarily to the fee to finance the accounts receivable of the Sassco Fashions product line under an agreement which began in February 1996.

         While operating as a debtor in possession, the Company recognized reorganization costs of approximately $3,379,000 and $1,560,000 during the twenty-two weeks ended June 4, 1997 and twenty-one weeks ended May 25, 1996, respectively, which were comprised of professional fees and other costs of $2,951,000 and $1,806,000; and plan administration costs of $1,000,000 and $0; offset by interest income of $572,000 and $246,000.

         The provision for taxes was $451,000 and $435,000 for the twenty-two weeks ended June 4, 1997 and the twenty-one weeks ended May 25, 1996, respectively. There was no federal income tax provision currently recognizable, other than that based on the alternative minimum tax regulations, due to existing net operating loss carryforwards.

Year Ended December 28, 1996 as Compared with the Year Ended December 30, 1995
-------------------------------------------------------------------------------

         The Company recorded net sales of $429,676,000 for the 52 weeks ended December 28, 1996 compared with $442,084,000 for the 52 weeks ended December 30, 1995, a decrease of 2.8%. Contributing to this decrease was the Company's decision in the second half of 1995 to close its Leslie Fay Retail Outlet stores and discontinue its Nipon Studio Sportswear line which, together, had 1995 net sales of $44,091,000. Also in 1995, the Company opened 23 retail stores under the name Kasper for ASL and organized an operation in Europe to market Kasper suits. In 1996, the Company began shipping a new line of product under the Nina Charles label and opened 16 additional stores, bringing the total stores in operation at the end of 1996 to 39. These new businesses achieved a net sales volume of $35,701,000 in 1996, or $27,695,000 more than in 1995. After adjusting for these closed and new businesses, the Company's net sales, on a comparable basis, rose $4,140,000 over 1995, or 1.1%.

         Separating this into the Company's key business groups, the Sassco Fashions product line had 1996 net sales of $311,550,000, which represented a comparable sales growth of 6.1%, the continuing Leslie Fay Dress and Sportswear lines had 1996 net sales of $47,237,000 and $62,816,000, or a comparable sales decline of 10.3% and 5.6%, respectively from 1995, and the Castleberry line had 1996 net sales of $8,073,000, or a decline of 24.2% from 1995. The decline realized in both the Leslie Fay Dress and Sportswear lines was a result of the Company's change in business strategy to focus on higher margin customers and reduce its off-price sales.

         The Company had a 1996 gross profit of $98,304,000, which represented 22.9% of net sales. This compared favorably to the gross profit for 1995 of $96,193,000, and 21.8% of net sales. The discontinued product lines discussed above accounted for a 1995 gross profit of $11,026,000 while the new businesses opened in 1996 and 1995 had gross profit of $13,386,000 in 1996 as compared to $3,003,000 for 1995. Adjusting for these closed and new businesses, on a comparable basis, the Company's gross profit rose $2,754,000 over 1995 to $84,918,000 and 21.6% of net sales versus 21.1% for 1995.

         Separating this into the Company's key business groups, the Sassco Fashions line had a gross profit of $73,073,000 and 23.5% of net sales for 1996 and $71,556,000 and 26.7% of net sales for 1995. Adjusting for the new businesses begun in 1996 and 1995, the comparable gross profit for the Sassco Fashions line was $59,687,000 and 21.6% of net sales for 1996 and $68,553,000 and 26.4% of net sales for 1995. This deterioration in gross profit resulted from pricing concessions, especially in the Kasper for ASL and Kasper Dress businesses. The Leslie Fay Dress and Sportswear product lines had a gross profit of $9,057,000 and $14,166,000 representing 19.2% and 22.6% of net sales, respectively for 1996. Removing the lines closed in 1995, the comparable gross profit for the continuing Leslie Fay Dress and Sportswear lines in 1995 was ($2,167,000) and $12,302,000 or (4.1%) and 18.5% of net sales, respectively. The
1996 improvement in gross profit was the result of the Company's change in its business strategy to focus on higher margin business, controlling production levels and lowering production costs in its Dress line by shifting its manufacturing to third party contractors, both domestic and overseas, following the closure of the Company's owned manufacturing facility in August 1995. The Castleberry line had a gross profit of $2,007,000 and 24.9% of net sales in 1996 and $3,476,000 and 32.6% of net sales in 1995. This deterioration was caused by additional pricing concessions as well as by the unsuccessful launch of the Adolfo New York label.

         Selling, warehouse, general and administrative expenses decreased in 1996 to $79,570,000 and 18.5% of net sales from $92,832,000 and 21.0% of net sales in 1995. This represents a reduction of expenses of $13,262,000 or 14.3% from the level of 1995. Additional expenses were incurred in support of the Sassco Fashions line for the additional Kasper for ASL retail stores, for the European sales operation organized in 1995, and to support the planned separation from Leslie Fay. Together, these efforts added $4,528,000 in expense in 1996 over 1995, a 9.7% increase. The Castleberry line reduced its expenses by $365,000 or 12.3% of its 1995 expense level. The Leslie Fay businesses reduced their expenses by $18,791,000 or about 42.6% below their 1995 expense level. Approximately $13,400,000 of this decrease is the result of the closed Leslie Fay Retail Outlet and Nipon Studio businesses. The remaining reductions occurred in functions that previously supported both the Leslie Fay and Sassco Fashions lines as well as other areas of the Leslie Fay lines, including payroll, rent, occupancy and other expenses.

         Depreciation and amortization expense included the amortization of the excess purchase price over net assets acquired and related principally to the leveraged buyout of The Leslie Fay Company in 1984 and the acquisition of Hue, Inc. in 1992. Amortization expense was reduced as a result of the write-down of the asset by $3,181,000 at the end of 1995. This reduction was offset by the reversal of amortization expense recorded in 1995 related to prior periods.

         Interest and financing costs primarily represented the cost of bank and other borrowings for working capital requirements, long-term debt and the capitalized lease obligation. Interest and financing costs in 1996 were 0.9% of net sales, as compared with 0.7% in 1995. This increase was due to 1) a fee of $1,147,000 for financing the accounts receivable of the Company's Sassco Fashions line under an agreement which began in February 1996 and 2) higher interest costs incurred on the direct borrowings under the FNBB Credit Agreement in 1996 for 102 days to support higher inventory and accounts receivable balances in the fifty-two weeks ended December 28, 1996, with a maximum borrowing of $28,672,000 versus direct borrowings for a total of nineteen days during the fifty-two weeks ended December 30, 1995 with a maximum borrowing of $3,957,000. Offsetting these increases were reduced financing fees related to the FNBB Credit Agreement.

         While  operating  as a  debtor  in  possession,  the  Company  incurred reorganization costs of approximately $5,144,000 in 1996 and $16,575,000 in 1995. Reorganization costs included professional fees and other costs of $3,719,000 in 1996 and $7,995,000 in 1995, closed facilities and operations charges of $1,082,000 in 1996 and $10,138,000 in 1995 and a write-off of excess purchase price of $652,000 in 1996 and $3,181,000 in 1995. The reduced reorganization costs were related to discontinuing the use of certain consultants as the Company began executing its restructuring plan and completing the closing of unprofitable lines and a foreign buying office in 1995, offset by $2,003,000 accrued in 1996 for losses relating to the sale of the Castleberry line. In 1996, the Company increased its accrual for employee related benefit plans by $167,000. The decrease in interest income to $476,000 in 1996 from $4,739,000 in 1995 was due to less cash available for investing opportunities and the realization of $2,375,000 in interest income on Federal income taxes refundable in 1995.

         The Company recorded a net benefit for taxes of $(839,000) in 1996 versus $(761,000) in 1995. These benefits of $1,103,000 and $1,811,000, respectively, represent a reduction of foreign tax liabilities as a result of negotiated settlements on prior years' estimated taxes. This credit was offset by Federal tax expense of $130,000 in 1996.

(b)  Liquidity and Capital Resources

         On June 2, 1997, the Company obtained $30,000,000 of post-emergence financing (See Note 5 to the Unaudited Interim Consolidated Financial Statements), which became effective with the consummation of the Plan on June 4, 1997. The CIT Credit Agreement provided a working capital facility commitment of $30,000,000, including a $20,000,000 sublimit on letters of credit. As of October 3, 1998 the Company was utilizing approximately $6,694,000 of the CIT Credit Agreement for the letters of credit, and there were outstanding cash borrowings of $1,494,000.

         On October 27, 1998 an amendment to the June 2, 1997 CIT Credit Agreement was signed increasing the maximum working capital facility to $37,000,000 throughout the remainder of 1998 and to $42,000,000 thereafter as well as increasing the letter of credit sublimit to $25,000,000.

         At October 3, 1998 the Company's cash and cash equivalents amounted to $4,087,000 of which $3,530,000 is restricted to pay remaining administrative claims as defined in the Plan. Working capital increased $2,498,000, to $41,951,000 for the thirty-nine weeks ended October 3, 1998. The primary changes in the components of working capital were: a decrease in cash, cash equivalents and short term investments of $18,715,000; an increase in net accounts receivable of $23,096,000; a decrease in inventories of $1,585,000; an increase in prepaid expenses and other current assets of $259,000; and an increase of $557,000 in total current liabilities. Accounts receivable increased due to significant seasonal shipping volume in the second and third months of the thirteen weeks ended October 3, 1998 which are not expected to turn until the first and second months of the subsequent period. Inventories sold during the period were offset by new inventory purchases to accommodate the upcoming Holiday and Spring seasons.

         Although the Company's results of operations indicate an operating income of $13,579,000 for the thirty-nine weeks ended October 3, 1998, these results are not indicative of results for an entire year.

         The Company estimated it had approximately $50,000,000 of NOL available at June 4, 1997 to offset future taxable income, if any, through fiscal year 2012. The utilization of the NOL, however, is subject to limitations, including the annual limitation of about $1,500,000 imposed by Section 382 of the Internal Revenue Code.

         Capital expenditures were $859,000 for the thirty-one weeks ended January 3, 1998 and $3,731,000 for the twenty-two weeks ended June 4, 1997. Capital expenditures for the twenty-two weeks ended June 4, 1997 included $3,152,000 of expenditures related to the Sassco Fashions product line. Capital expenditures for the continuing lines were $1,438,000 for the fiscal year 1997.

         Capital expenditures were $1,503,000 for the thirty-nine weeks ended October 3, 1998. Capital expenditures are expected to be approximately $3,000,000 for the fiscal year 1998. The anticipated capital expenditures of $1,500,000 for the remainder of the year are primarily related to implementing new management information systems, fixturing the Company's in-store shops that are planned to be opened in 1998 and for leasehold improvements to integrate the additional staffing for the Warren Group product line acquired October 27, 1998 (See below). The Company believes that its financing arrangements and anticipated level of internally generated funds will be sufficient to finance its capital spending during 1998.

         In April 1998 the Company's Board of Directors authorized the repurchase of up to $5,000,000 of the Company's common stock. The Company has repurchased 817,000 shares of common stock during the quarter ended October 3, 1998 for $4,623,000. On November 10, 1998 the Company's Board of Directors authorized the repurchase of up to an additional $5,000,000 of the Company's common stock. While there is no assurance that any additional stock will be repurchased, any repurchase made could adversely affect the overall liquidity of the Company.

         Effective October 27, 1998, the Company purchased selected assets of The Warren Apparel Group Ltd., a manufacturer of dresses that are sold at "better" price points in department stores. The investment that will be required throughout the next quarter to build the necessary working capital, comply with the requirements of the purchase agreement and begin to implement the integration of operations is expected to exceed $10,000,000. This required modification of the terms of the Company's existing credit facility to provide a substantially higher credit line and adjustments to the existing covenants. As noted above, these modifications were effected on October 27, 1998.

         In August 1998 the Company entered into a modification of the lease for its showroom and offices at 1412 Broadway, New York, New York. This modification extended the lease through August 2008 and included the leasing of approximately an additional 20,333 square feet of office space for the newly acquired Warren Group product line as noted above.

         Other than the capital expenditures described above, no other long-term investment or financing activities are anticipated throughout the remainder of 1998. The Company is not restricted from paying cash dividends or repurchasing its stock under the CIT Credit Agreement as long as those disbursements do not cause the Company to be in violation of the restrictive covenants contained therein. The Company can not exceed $10,000,000 in stock repurchases or dividends in total for 1998 and 1999. As noted above, the Company has already expended $4,623,000 of the $10,000,000 available for the repurchase of its common shares. The Company has no plans to pay cash dividends in the foreseeable future.

         On August 18, 1997, CIT waived the provision contained in Section 10.17 of the CIT Credit Agreement that set a minimum ratio of current assets to current liabilities for the quarter ended July 5, 1997. This waiver was required due to the later than anticipated consummation of the Plan that caused a higher level of confirmation expenses to remain unpaid as of July 5, 1997. Such unpaid confirmation expenses were collateralized by an equal amount of cash and securities.

         The CIT Credit Agreement has been amended on February 23, 1998, March 31, 1998, and October 27, 1998. These amendments are summarized below:

         On February 23, 1998, CIT amended several of the covenants contained in
Section 10 of the CIT Credit Agreement to adjust for fresh-start accounting adjustments made in accordance with generally accepted accounting principles following the Company's exit from bankruptcy. The covenants were also adjusted on October 27, 1998 in connection with the Company's purchase of certain assets of The Warren Apparel Group Ltd.

         On February 23, 1998, CIT amended Section 10.20 of the CIT Credit Agreement to increase the level of allowed annual capital expenditures to conform to the Company's requirements. The capital expenditure covenant was again amended on March 31, 1998 to allow the covenant to be increased by the amount of any capital expenditure "carry over" from the prior year, up to the level of the prior year's covenant limit. On October 27, 1998 the covenant was increased by $500,000 for 1998 to permit the capital expenditures needed to integrate facilities following the purchase of certain assets of The Warren Apparel Group Ltd.

         On March 31, 1998, the CIT Credit Agreement also was amended to permit the Company to:

o Purchase, acquire or invest in businesses, subject to the approval of CIT. Such acquisitions or investments may include the assumption of debt, liens, guarantees, or contingent liabilities.

o Pay dividends or repurchase the Company's common stock provided there has been no event of default under the CIT Credit Agreement and there remains after any such dividend payment or stock repurchase no less than $5,000,000 of undrawn availability. The limit on the aggregate amount that may be used to pay dividends or repurchase stock was amended on October 27, 1998 to an aggregate amount of $10,000,000 for 1998 and 1999.

         On October 27, 1998, the CIT Credit Agreement was amended and extended for an additional two years, through June 2, 2001. This amendment increased the maximum working capital facility to $37,000,000 throughout the remainder of 1998 and to $42,000,000 thereafter. The sublimit on letters of credit was also increased to $25,000,000. The increase in the size of the facility was made to support the Company's growth including the new product lines resulting from The Warren Apparel Group Ltd. purchase. This amendment also reduced the interest rate on direct borrowings to prime minus 1/4%. Early termination terms were also modified to the favor of the Company.

         The Company is dependent on a number of automated systems to communicate with its customers and suppliers, to efficiently design, manufacture, import and distribute its products, as well as to plan and manage the overall business. The Company recognizes the critical importance of maintaining the proper functioning of its systems.

         In the fourth quarter of 1997, the Company began a review of its systems and technology to address all business requirements, including Year 2000 compliance. This review is complete and a plan has been developed to meet these needs. Overall, the plan identifies numerous changes required in the Company's systems (both hardware and software) as well as sensitive operating equipment to make them Year 2000 compliant. To maintain timely oversight of the implementation of this plan, the Company's Chief Financial Officer reports regularly to the Audit Committee of the Company's Board of Directors.

         These changes will be implemented in 1998 and 1999 at an estimated cost of approximately $1,500,000 plus the utilization of internal staff and other resources. On May 4, 1998, the Company implemented the first phase of its plan by placing in operation a new purchase order management and invoicing system. Through November 10, 1998, the Company implemented the second phase of its plan by placing in operation Year 2000 compliant versions of its accounts payable, general ledger and EDI translation systems. The Company has purchased updated pattern making systems and related hardware and has updated its telecommunications software and hardware.

         The Company is also dependent on the efforts of its customers, suppliers and software vendors. The Company's upgrade of its electronic data interchange software will need to be tested with the Company's customers to confirm proper functioning. The Company has contacted its major customers and suppliers and is cooperating with them to assure Year 2000 readiness. As part of this effort, the Company has requested that its customers and suppliers complete questionnaires detailing their assessment of their Year 2000 compliance. The Company's customers and suppliers are also required to implement projects to make their systems and communications Year 2000 compliant. Failure to complete their efforts in a timely way could disrupt the Company's operations including the ability to receive and ship its products as well as to invoice its customers. Finally, the Company's plan is based upon the representation of the vendors that market the software packages selected by the Company. There is no guarantee that these new systems will be compliant under all the circumstances and volume stresses that may actually be required by the Company's operations through Year 2000.

         At this stage of the process, the Company believes that it is difficult to specifically identify the cause of the most reasonable worst case Year 2000 scenario. In common with other marketers and distributors of apparel products, the Company's most reasonable worst case scenario may be the effects caused by the failures of third parties and entities with which the Company has no direct involvement. As it involves its own suppliers and customers, the Company is considering various contingency plans that include manual processing and/or outsourcing certain activities. More specific contingency plans will be developed as more information becomes available.

         A number of statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to, the uncertainty of potential manufacturing difficulties, the dependence on key personnel, the possible impact of competitive products and pricing, the Company's continued ability to finance its operations, general economic conditions and the achievement and maintenance of profitable operations and positive cash flow.

                                    BUSINESS

General

         The Company principally designs, arranges for the manufacture and sells diversified lines of moderate and better price women's dresses and sportswear. The Company's products cover a varied retail price range, offer the consumer a wide selection of styles, fabrics and colors suitable for different ages, sizes and fashion preferences and are appropriate for social, business and leisure activities. The Company believes that it is among the major producers of moderately priced dresses and sportswear, and that it is one of the major resources to retailers of such products. The Leslie Fay business has been in continuous operation as an apparel company since 1947.

         The Company's business is seasonal in nature, with sales being greatest in the first and third quarters and least in the fourth quarter. Accordingly, the inventory levels are highest during the second and fourth quarters.

Reorganization Under Chapter 11

         On April 5, 1993, the Debtors filed a voluntary petition under chapter 11 of the Bankruptcy Code. Subsequently, the Retail Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code. From their respective filing dates until June 4, 1997, the Debtors and the Retail Debtors operated or liquidated their businesses, as applicable, as debtors in possession subject to the jurisdiction and supervision of the Bankruptcy Court.

         On October 31, 1995, the Debtors and the Committee of Unsecured Creditors filed the Plan pursuant to chapter 11 of the Bankruptcy Code. On December 5, 1996, the Debtors filed the Disclosure Statement. The Debtors obtained Bankruptcy Court approval of the Disclosure Statement on February 28, 1997. The Plan was approved by the creditors and on April 21, 1997, the Bankruptcy Court confirmed the Plan.

         On June 4, 1997, the Plan was consummated by the Company 1) transferring the equity interest in both the Company and Sassco to its creditors in exchange for relief from the aggregate amount of the claims estimated at $338,000,000; 2) assigning to certain creditors the ownership rights to notes aggregating $110,000,000 payable by Sassco; and 3) transferring the assets and liabilities of the Company's Sassco Fashions product line to Sassco and the assets and liabilities of its Dress and Sportswear product lines to three wholly owned subsidiaries of the Company. In addition, the Company retained approximately $41,080,000 in cash, of which $23,580,000 has been or will be used to pay administrative claims as defined in the Plan.

         As provided in the Plan, the creditors of the Company became the stockholders of Sassco and of the reorganized Company. To effectuate this, the Company issued approximately seventy-nine (79%) percent of its 3,400,000 new shares of common stock to its creditors in July 1997. The remaining twenty-one (21%) percent are being held pending the resolution of certain litigation before the Bankruptcy Court. The existing stockholders of the Company at June 4, 1997 did not retain or receive any value for their equity interest in the Company which was canceled.

         The gain on the disposition of the assets and liabilities of the Sassco Fashions product line is a taxable event. The Company used a substantial portion of the net operating loss carryforward available to it at December 28, 1996 to offset a significant portion of the taxes recognized on this transaction.

Products

         During 1997, 1996 and 1995, dresses accounted for approximately 57%, 43% and 41% of the Company's net sales (exclusive of the Sassco Fashions and Castleberry product lines and the other lines sold or closed during such year (the "Sold Product Lines")), respectively; and sportswear accounted for 43%, 57% and 59%, respectively. During 1998, dresses are expected to account for approximately 63% of total sales while sportswear will make up the remaining 37%.

         Dress Product Line. This line sells moderately priced one and two piece dresses, pant dresses and dresses with coordinated jackets under the "Leslie Fay", "Leslie Fay Petite", "Leslie Fay Women" and "Leslie Fay Women's Petites" labels. The line's products are offered in petite, misses and large sizes. With the purchase of certain assets of The Warren Apparel Group Ltd., the Company has added five dress lines: "David Warren" and "DW3" which sell better-priced dresses; "Rimini by Shaw" which sells better to bridge priced evening and social occasion dresses; "Warren Petites" which sells selected styles from David Warren, DW3, and Rimini by Shaw in petite size ranges; and "Reggio" which sells moderately priced evening and social occasion dresses.

         Sportswear Product Line. This line markets moderately priced coordinated sportswear and related separates under the "Leslie Fay Sportswear", "Leslie Fay Sportswear Petite", "Leslie Fay Sportswear Woman" and "Joan Leslie" labels. The line's products include skirts, blouses, sweaters, pants and jackets which are related in color and material and are intended to be sold as coordinated outfits. The line's products are offered in petite, misses and large sizes. This line also offered contemporary knitted sportswear, including knitted separates and dresses under the "Outlander", "Outlander Studio", "Outlander Petite" and "Outlander Woman" labels, styled to appeal to women of a wide range of ages and available in misses, petite and large sizes. These labels were discontinued in the Fall of 1997.

         For  the  Spring  of  1998,   the  Company   introduced  a  new  label:
Haberdashery, which represents a coordinated, ready-to-wear, sportswear product line which also can be sold as separate items.

Design

         The styles that are produced under the names used by the Company are created by the Company's fashion designers or stylists. Each product line of the Company has its own designers and in some instances uses separate design staffs for different products within a particular product line. The design staff of a line meets regularly with representatives of the line's merchandising, production and sales staff to review the status of each collection and to discuss adjustments which may be necessary in line composition, fabric selection, construction and product mix.

         The Company's Dress and Sportswear product lines generally offer four or five seasonal lines: Spring, Summer, Fall I, Fall II and Holiday. These seasonal lines are typically offered by the Company in ten to twelve week selling periods.

Trademarks and Licenses

         Most of the labels used by the Company are registered trademarks which are owned by the Company. The Company considers its trademarks and license agreements to have significant value in the marketing of its products. The Company has licensed certain of its names and trademarks to various companies for their use in connection with the manufacture and distribution of their respective products.

Markets and Distribution

         The Company's products were sold during 1997 principally to department and specialty stores located throughout the United States. During 1997, 1996 and 1995 the Company's Dress and Sportswear line products were sold to 788, 857 and 1,785 customers, respectively. Management believes that the decline in the number of customers is primarily attributable to the Company's chapter 11 filing. Dillard's accounted for 33%, 35% and 24% and JC Penney accounted for 12%, 19% and 28%, of the Company's dress and sportswear sales during the respective periods. No other customer accounted for as much as 10% of the Company's dress and sportswear sales during these three years. The Company believes that the loss of Dillard's, JC Penney or certain other major customers would have a material adverse effect on its operations.

         Each line maintains its own sales force and exhibits its products in its principal showrooms in New York City and additional showrooms in Dallas, Texas and Atlanta, Georgia. The Sportswear line currently has a sales force consisting of 3 persons in Dallas and 5 in New York. The Dress line has 8 salespeople, all based out of New York. The Warren Apparel Group line has 9 salespeople in New York and 1 in Dallas. In addition, the Company has contract commissioned salespeople who have been assigned certain geographic territories throughout the United States. For further discussion, see "Properties" below. While in some instances the Company's lines compete with each other, as a practical matter, such competition is limited because of the differences in products, price points and market segments.

         To most effectively reach its ultimate consumers, the Company assists retailers in merchandising and marketing the Company's products. The Company promotes its products through special in-store events, as well as through various sales, promotions and cooperative advertising.

         The Company's products are sold under brand names which are advertised and promoted in national magazines and trade publications.

Manufacturing

         Apparel sold by the Company is produced in accordance with its designs, specifications and production schedules. Almost all of such apparel is produced by a large number of independent contractors located domestically and abroad. In 1997, excluding the Sold Product Lines, products representing approximately 84% of dress and sportswear sales were produced abroad and imported into the United States from the Caribbean Basin countries of Guatemala and El Salvador and selected contractors in the Far Eastern countries of Taiwan, South Korea and the People's Republic of China, including Hong Kong. With the purchase of certain assets of The Warren Apparel Group Ltd., the Company has added substantial additional manufacturing capabilities in the Far Eastern countries of South Korea, the People's Republic of China, including Hong Kong, and Sri Lanka.

         In 1997, three operating subsidiaries of Cambridge Corp. and LVTS Sportswear of Canada manufactured approximately 45% and 10%, respectively, of the Dress and Sportswear product lines' total production. The Company historically has had satisfactory, long-standing relationships with most of its con tractors. In 1997, none of the Company's domestic contracted production was produced by contractors who work exclusively for the Company. The Company monitors production at each contractor's facility, in the United States and abroad, to ensure quality control, compliance with its specifications and fair labor standards and timely delivery of finished goods to the Company's distribution centers. The Company believes that because of the number and geographical diversity of its manufacturing sources, it will continue to be able to obtain the services of a sufficient number of independent suppliers to produce quality products in conformity with its requirements.

         The Company manufactures in accordance with plans prepared each season which are based primarily on projected orders, and to a lesser extent on current orders and consultations with customers. These plans also take into account current fashion trends and economic conditions. The average lead time from the commitment of piece goods through the production and shipping of goods ranges from two to four months for domestic products and four to six months for imported products. These lead times impose substantial time constraints on the Company in that they require production planning and other manufacturing decisions and piece good commitments to be made substantially in advance of the receipt of orders from customers for the bulk of the items to be produced.

         Usually, a centralized purchasing department, which consults with line management over most aspects of their product production, manufacturing and purchasing functions, controls and coordinates the purchase of raw materials. Raw materials, which are in most instances made and/or colored especially for the Company, consist principally of piece goods and yarn. The Company purchases these raw materials from a number of domestic and foreign textile mills and converters and then supplies the raw materials to its domestic contractors and certain of its foreign contractors. In some cases, contractors directly purchase the raw materials in accordance with the Company's specifications. The Company does not have long-term, formal arrangements with any of its suppliers of raw materials. The Company, however, has experienced little difficulty in satisfying its raw material requirements and considers its sources of supply adequate.

Imports and Import Restrictions

         The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Taiwan, the People's Republic of China (including Hong
Kong), South Korea, Sri Lanka, Guatemala and El Salvador (the principal countries from which the Company imports goods). These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries. In addition, each of the countries in which the Company's products are sold have laws and regulations regarding import restrictions and quotas. Because the United States and other countries in which the Company's products are manufactured and sold may impose new quotas, duties, tariffs, surcharges or other import controls or restrictions, or adjust presently prevailing quota allocations or duty or tariff rates or levels, the Company intensively monitors import and quota-related developments. The Company continually seeks to minimize its potential exposure to import and quota-related risks through allocation of production to merchandise categories that are not subject to quota pressures, adjustments in product design and fabrication, shifts of production among countries and manufac turers, geographical diversification of its sources of supply and other measures. The United States may enter into bilateral trade agreements with additional countries and may, in the future, include other types of gar ments in existing agreements.

         The high cost of transportation into the United States and the increased competition resulting from greater production demands abroad also affect imports.

         The Company's imported products are subject to United States Customs duties and, in the ordinary course of its business, the Company is from time to time subject to claims by the United States Customs Service for duties and other charges.
                                      -32-

         The Company currently imports a substantial majority of its raw materials, primarily fabric, through two Korean based agents. These agents secure the manufacture of these raw materials from a number of factories (about
10) located throughout the Far East. The Company's senior management also meets with these manufacturers prior to placing raw material orders with them. The Company believes its primary risk is the timely receipt of its raw materials to allow the timely manufacture and shipment of its finished product. Through the present time, the Company has received its raw materials in a timely manner. The Company continually monitors the status of its orders through its Korean agents. Payment for the raw materials is guaranteed through letters of credit which require, among other items, timely delivery and satisfaction of quality standards.

         The Company does not "hedge" its foreign purchases as all contracts are quoted in United States Dollars. The typical contract may extend for sixty days. Prices are re-negotiated with each new contract.

         The Company does not sell its products in the Far East.

         The Company's future import operations also may be adversely affected by: (i) political instability resulting in the disruption of trade from exporting countries; (ii) the imposition of additional regulations relating to imports; (iii) duties, taxes and other charges on imports; (iv) any significant fluctuation in the value of the dollar against foreign currencies; and (v) restrictions on the transfer of funds.

Backlog

         At October 3, 1998, the Company had unfilled orders of approximately $44,299,000, compared to approximately $47,667,000 of such orders for comparable continuing businesses at a comparable date in 1997. A number of factors, including the scheduling of the manufacture and shipment of the product, which in some instances is dependent on the desires of the customer, affects the amount of unfilled orders at a particular time. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

Credit and Collection

         Historically, the Company had managed substantially all of its credit and collection functions internally. It regularly evaluated, approved and monitored the credit of the Company's customers and was responsible for collection of accounts receivable. In June 1997, the Company entered into a factoring agreement with the CIT Group/Commercial Services, Inc. Under this agreement, for a fee and other considerations, CIT approves credit, purchases substantially all of the Company's accounts receivable, collects the amounts due, and guarantees payment for all credit approved orders, less any chargebacks from the customer, shipped in compliance with the orders.

Competition

         The sectors of the apparel industry for which the Company designs, manufactures and markets products are highly competitive. The Company competes with many other manufacturers, including manufacturers of one or more apparel items. In addition, department stores, including some of the Company's major customers, have from time to time varied the amount of goods manufactured specifically for them and sold under their own labels. Many such stores have also changed their manner of presentation of merchandise and in recent years have become increasingly promotional. Some of the Company's competitors are larger and have greater resources than the Company. Based upon its knowledge of the industry, the Company believes that it is a leading producer of moderately priced dresses in the United States, among the more significant producers of moderately priced sportswear and one of the major resources of retailers of such products. With the purchase of certain assets of The Warren Apparel Group Ltd., the Company has added several new lines of product which sell "better priced" career, evening and social occasion dresses and "moderately" priced evening and social occasion dresses. These new product lines have significant competitors, some of which are also larger and have greater resources than the Company. The Company's business is dependent upon its ability to evaluate and respond to changing consumer demand and tastes and to remain competitive in the areas of style, quality and price, while operating within the significant domestic and foreign production and delivery constraints of the industry.

Employees

         At November 25, 1998, the Company employed 406 persons, of whom approximately 28% were in production, 30% in distribution, 14% in merchandising and design, 9% in sales and 19% in administrative and financial operations. Approximately 39% of the Company's employees were members of unions, primarily the Union of Needletrades, Industrial and Textile Employees ("UNITE"), the successor to the International Ladies' Garment Workers Union. On June 2, 1997, the Company and UNITE entered into a collective bargaining agreement which will continue through May 31, 2001. This agreement covers employees engaged in non-supervisory production, maintenance, packing and shipping. The Company believes that the relationship with its employees is satisfactory.

Properties

         Executive and sales offices, as well as design facilities, are located in New York City under a lease expiring in 2008 (60,990 square feet). The Company also leases sales offices and showrooms in Dallas, Texas (5,000 square feet) and a showroom in Atlanta, Georgia (737 square feet). In addition, the Company owns a small manufacturing facility in Pittston, Pennsylvania (11,368 square feet) and leases a small manufacturing facility in Guatemala (5,202 square feet). Furthermore, the Company leases in Laflin, Pennsylvania a major distribution center of approximately 234,688 square feet which expires in 2001 and a storage facility of 6,160 square feet on a month to month basis.

         All of the Company's facilities are in good condition. None of the Company's principal facilities are idle. The machinery and equipment contained in the Company's facilities is modern and efficient.

Legal Proceedings

         As discussed above, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. All civil litigation commenced against the Company and those subsidiaries prior to that date was stayed under the Bankruptcy Code. By an order dated April 21, 1997 (the "Confirmation Order"), the Bankruptcy Court confirmed the Plan. The Plan was consummated on June 4, 1997. Certain alleged creditors who asserted age and other discrimination claims against the Company and whose claims were expunged (the "Claimants") pursuant to an order of the Bankruptcy Court appealed the Confirmation Order to the United States District Court for the Southern District of New York. The Company moved to dismiss the appeal from the Confirmation Order and the motion was granted and the appeal was dismissed. An appeal to the United States Court of Appeals for the Second Circuit from the order dismissing the appeal taken by the Claimants subsequently was withdrawn, without prejudice, and may be refiled in the future. In addition, the Claimants and two other persons commenced an adversary proceeding in the Bankruptcy Court to revoke the Confirmation Order. The

Company has moved to dismiss the adversary proceeding to revoke the Confirmation Order and that motion has been fully briefed, but has not yet been argued to the Bankruptcy Court.

         Both before and after the filing dates, various class action suits were commenced on behalf of certain former stockholders of the Company. Any claims against the Company arising out of these suits were discharged as part of, and in accordance with the terms of the Plan.

         The Claimants, who are former employees of the Company and who were discharged prior to the filing of the chapter 11 cases, asserted age and other discrimination claims, including punitive damage claims against the Company in the approximate aggregate sum of $80 million. Following a trial on the merits, the Bankruptcy Court expunged and dismissed those claims in their entirety. The Claimants have appealed that decision to the United States District Court for the Southern District of New York, the appeal has been fully briefed and argued and the parties are awaiting a decision.

         Several former employees, who are included among the Claimants in the above-described pending appeal, have commenced an action alleging employment discrimination against certain former officers and directors of the Company in the United States District Court for the Southern District of New York. The Court has dismissed all of the causes of action arising under federal and state statutes, and the only remaining claims are those arising under the New York
City Human Rights Law. Discovery is complete and a pre-trial order has been filed.

         In November 1992, a class action entitled "Stephen Warshaw and Phillis Warshaw v. The Leslie Fay Companies, Inc., et al." was instituted in the United States District Court for the Southern District of New York. In January 1993 and February 1993, the plaintiffs served amended complaints and thereafter twelve other similar actions were commenced against the Company, certain of its officers and directors and its then auditors, BDO Seidman. The complaints in these cases, which purported to be on behalf of all persons who purchased or acquired stock of the Company during the period from February 4, 1992 to and including February 1, 1993, alleged that the defendants knew or should have known material facts relating to the sales and earnings which they failed to disclose and that if these facts had been disclosed, they would have affected the price at which the Company's common stock was traded. A pre-trial order was entered which had the effect of consolidating all of these actions and, in accordance therewith, the plaintiffs served the defendants with a consolidated class action complaint which, because of the chapter 11 filing by the Company, did not name the Company as a defendant. In March 1994, plaintiffs filed a consolidated and amended class action complaint. This complaint added certain additional parties as defendants, including Odyssey Partners, L.P., and expanded the purported class period from March 28, 1991 to and including April 5, 1993. In March 1995, BDO Seidman filed an answer and cross-claims against certain of the officers and directors of the Company previously named in this action and filed third-party complaints against Odyssey, certain current and former executives of the Company and certain current and former directors of the Company. These cross-claims and third-party complaints alleged that the Company's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman sought contribution from certain of the defendants and each of the third-party defendants if it were found liable in the class action, as well as damages. On March 7, 1997, a stipulation and agreement was signed pursuant to which all parties agreed to settle the above described litigation for an aggregate sum of $34,700,000. The officers' and directors' share of the settlement was covered by the Company's officers' and directors' liability insurance. The settlement specifically provided that the officers and directors deny any liability to the plaintiffs and entered in to the settlement solely to avoid substantial expense and inconvenience of litigation. The Company had no obligations under this settlement. The District Court approved this settlement and signed the final order of dismissal on May 8, 1997. The settlement has been fully consummated.

         The Company is also involved in the following legal proceedings of significance:

         In February 1993, the Securities and Exchange Commission obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

         In February 1993, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of the Company's announcement of accounting irregularities. In 1994, Donald F. Kenia, former Controller of the Company, was indicted by a Federal Grand Jury in the Middle District of Pennsylvania and pleaded guilty to the crime of securities fraud in connection with the accounting irregularities. On or about October 29, 1996, Paul F. Polishan, former Senior Vice President and Chief Financial Officer of the Company, was indicted by the federal grand jury in the Middle District of Pennsylvania for actions relating to the accounting irregularities. The trial of the case against Paul F. Polishan has not yet occurred.

         In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation, but believes that it should not have any unfavorable impact on its financial statements. Pursuant to the Plan, a Derivative Action Board, comprised of three persons or entities nominated by the Committee of Unsecured Creditors and appointed by the Bankruptcy Court, shall determine whether to prosecute, compromise and settle or discontinue this derivative action.

         On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company in the United States Bankruptcy Court, Southern District of New York seeking, inter alia, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and trade name. The Company has asserted counter claims. Upon a record of stipulated facts and submissions of memorandum of law, an oral argument on this matter was heard on May 9, 1997. On December 23, 1997, the Court ruled in favor of the Company and found that the plaintiffs had violated Federal and New York trademark statutes and unfair competition under common law. The plaintiffs have appealed and the Company has cross-appealed to recover its costs and expenses in the litigation.

Recent Developments

         On October 27, 1998, the Company purchased certain assets of The Warren Apparel Group Ltd. Warren is a privately owned manufacturer and wholesaler of women's career, social and evening dresses sold in department and specialty stores nationwide primarily under the David Warren, DW3, Warren Petites, Reggio and Rimini labels. The purchase of Warren will facilitate the Company's return to the better dress business.

Available Information

         The Company files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information the Company files with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800- SEC-0330. In addition, the Company files electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission. Statements contained in this prospectus that refer to contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                                   MANAGEMENT

                        Directors and Executive Officers

Directors of the Company
------------------------
                                        Principal Occupation and                                 Director
Name and Age                            Offices with the Company                                  Since
------------                            ------------------------                                 --------

John J. Pomerantz (65)                  Chairman of the Board and Chief Executive Officer        1984
                                        of the Company

John A. Ward (45)                       President of the Company                                 1997

Clifford B. Cohn (46)                   Principal of Cohn & Associates (1)(2)                    1997

Mark B. Dickstein (39)                  President of Dickstein Partners Inc. (1)(2)              1997

Chaim Y. Edelstein (55)                 Private Investor (1)(2)                                  1998

Mark Kaufman (41)                       Vice President of Dickstein Partners, Inc. (2)(3)        1997

Bernard Olsoff (69)                     Private Investor (2)(3)                                  1998

Robert L. Sind (64)                     President of Recovery Management                         1997
                                        Corporation (2)(3)

-----------------------------

(1)      Member of Compensation Committee of the Board of Directors.
(2)      Member of the Finance Committee of the Board of Directors.
(3)      Member of the Audit Committee of the Board of Directors.

Executive officers of the Company
---------------------------------


Name                                 Positions with the Company                   Age
----                                 --------------------------                   ---

John J. Pomerantz                    Chairman of the Board and                    65
                                     Chief Executive Officer

John A. Ward                         President                                    45

Dominick Felicetti                   Senior Vice President-Manufacturing          44
                                     and Sourcing

Warren T. Wishart                    Senior Vice President-Administration         46
                                     and Finance, Secretary and
                                     Chief Financial Officer


         John J. Pomerantz has been the Chief Executive or Chief Operating Officer of the Company and its predecessors since 1971, and an executive of the Company for over 30 years. Mr. Pomerantz was President of the Leslie Fay business from 1971 until August 1986, when he became Chairman of the Board of the Company.

         John A. Ward joined the Company in August 1989 as head of the Andrea Gayle division. From July 1991 to June 1993 he was Chairman of the Leslie Fay Sportswear Group. In June 1993 he became Chairman of the combined Leslie Fay Dress and Sportswear lines. He was elected a Senior Vice President of the Company in September 1991 and President of the Company in June 1997. From June 1988 until August 1989 he was Senior Vice President and General Merchandise Manager for Ready-to-Wear, Men's and Boys' at B. Altman & Co. Before joining the Company, he had been an executive at Filene's for fifteen years.

         Clifford B. Cohn has been a principal with Cohn & Associates law firm since September 1994. From September 1992 to September 1994, he was a principal with Sernovitz & Cohn law firm. Mr. Cohn has been a director of a Publicker Industries, Inc. since 1980. He was Director of Governmental Relations of Publicker Industries from 1981 to 1982 and Vice President of Governmental Relations of Publicker Industries from 1982 to 1984.

         Mark B. Dickstein has been the sole shareholder, sole director and President of Dickstein Partners Inc. since prior to 1990 and is primarily responsible for the operations of Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited. These businesses invest primarily in risk arbitrage transactions, securities and debt obligations of financially distressed companies, and other special situations. Mr. Dickstein is a Director of Hills Stores Company and served as its Chairman of the Board from July 1995 to February 1996. He is also a Director of News Communications Inc.

         Chaim Y. Edelstein has been the Chairman of the Board of Hills Stores Company since February 1996 and has been a director of such company since July 1995. He has been a consultant to Hills Stores Company since July 1995 and was a consultant to Federated Department Stores, Inc. from February 1994 to March 1995. From 1985 to February 1994, he was Chairman of the Board and Chief Executive Officer of Abraham & Straus, a division of Federated Department Stores, Inc. Mr. Edelstein is also a director of the Independence Community Bank.

         Mark Kaufman has been a Vice President of Dickstein Partners, Inc. since July 1992. Prior to joining Dickstein Partners, beginning in 1990, Mr. Kaufman was a Senior Vice-President of Oppenheimer & Co., an investment banking firm. Prior to that, Mr. Kaufman was Vice President of GAF Corp., a chemical and roofing manufacturer.

         Bernard Olsoff was President of Frederick Atkins, Inc., an international retail merchandising and product development organization for department stores, from 1987 until April 1997 when he retired. He was also the Chief Executive Officer of Frederick Atkins from 1994 until his retirement. From 1971 to 1983, Mr. Olsoff was President of May Department Stores Company and May Merchandising Corporation in New York City. From August 1955 to August 1971 he was Vice President and General Merchandise Manager of Associated Merchandising Corporation. Mr. Olsoff is also a director of Elder Beerman Stores, Inc.

         Robert L. Sind founded Recovery Management Corporation in 1984. Recovery Management specializes in developing and implementing hands-on business, financial and operational turnaround programs and in providing crisis management to troubled commercial, industrial and real estate clients and their creditors. Before founding Recovery Management, Mr. Sind served for twenty years in corporate operating positions managing turnarounds and restructurings for companies such as Londontown Manufacturing Company, Beker Industries, Marker International and Nice-Pak Products, Inc. For ten years he also served as investment banker for distressed companies.

         Dominick Felicetti rejoined the Company in May 1995 as Senior Vice President of Worldwide Sourcing and Manufacturing. From 1994 to 1995 he was Vice President Manufacturing and Production for S.L. Fashions. Mr. Felicetti was previously employed by The Leslie Fay Companies, Inc. from 1991 to 1993 as Director of Technical Services and Production. From 1986 to 1990, he served as President of American Dress Company and from 1979 to 1986 as Production Manager for Betsy's Things.

         Warren T. Wishart joined the Company in March 1993. He held the position of Vice President Planning from July 1993 through December 1994. In January 1995, he became Senior Vice President Finance; in September 1995, he was appointed Chief Financial Officer and Treasurer of the Company. In June 1997 he became Senior Vice President - Administration and Finance and Secretary of the Company. Before joining Leslie Fay Mr. Wishart was Vice President - Strategic Planning at Galerias Preciados from 1991 to the end of 1992. Prior to that, he had seventeen years of financial management and business planning experience with several department stores including Filene's and the L.J. Hooker Retail Group.

Executive Compensation

         Summary of Cash and Certain Other Information. The following table shows, for 1997, 1996 and 1995, the compensation paid or accrued by the Company and its subsidiaries to the Chief Executive Officer and the other four most highly compensated "named executive officers" (as defined in Regulation S-K) of the Company. All option and market price information has been adjusted to give retroactive effect to a 2 for 1 split of the Company's common stock effected in July 1998.



Summary Compensation Table

                                         Annual Compensation (1)                         Long Term Compensation
                               --------------------------------------------   -----------------------------------------
                                                                                     Awards                  Payouts
                                                                              ----------------------   ----------------
                                                                 Restricted   Securities
Name and Principal                                                  Stock     Underlying     LTIP           All Other
Position                       Year     Salary (2)    Bonus        Awards     Options (#)    Payouts       Compensation
--------                       ----     ----------    -----       --------    -----------    -------       ------------

John J. Pomerantz              1997     $611,129      $300,000          --          263,756         --     $  8,699(3)
  Chairman of the              1996     $777,915      $171,700          --             --           --     $  8,938(4)
  Board and Chief              1995     $779,934      $    --           --             --           --     $  8,600(5)
  Executive Officer

John A. Ward                   1997     $462,692      $225,000          --         140,120          --     $  2,650(3)
  President                    1996     $521,154      $145,600          --             --           --     $  2,500(4)
                               1995     $519,231      $     --          --             --           --     $  2,730(5)

 Dominick Felicetti            1997     $337,500      $200,000          --         140,120          --     $  1,938(3)
  Senior Vice President -      1996     $267,885      $ 91,200          --             --           --         --
  Manufacturing and            1995     $167,212      $ 25,000          --             --           --         --
  Sourcing

Catherine Bandel -             1997     $273,654      $ 92,300          --         140,120          --     $ 76,260(3)
  Wirtshafter                  1996     $300,000      $ 91,200          --             --           --         --
  Senior Vice President        1995     $274,038      $ 50,000          --             --           --         --

Warren T. Wishart              1997     $207,692      $180,000          --         140,120          --     $102,650(3)
  Senior Vice President-       1996     $200,000      $ 91,200          --             --           --     $  2,500(4)
  Administration and           1995     $198,461      $ 25,000          --             --           --     $  3,035(5)
  Finance, Chief Financial
  Officer and Treasurer

--------------
(1) In 1997, 1996 and 1995, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of reported annual salary and bonuses for any of the named executive officers.

(2) 1997 was a 53 week year. 1996 and 1995 were 52 week years. Amounts represent salaries paid during the above calendar years.

(3) For 1997, consists of the following: (a) amounts contributed as Company matching contributions for each named executive officer under the Company's 401(k) savings plan as follows: Mr. Pomerantz $2,286; Mr. Ward $2,650; Mr. Felicetti $1,938; Ms. Bandel-Wirtshafter $1,260 and Mr. Wishart $2,650; (b) amounts paid by the Company for split dollar life insurance coverage as follows: Mr. Pomerantz $6,413; and (c) amounts paid by the Company as earned retention as follows: Ms. Bandel-Wirtshafter $75,000 and Mr. Wishart $100,000.

(4) For 1996, consists of the following: (a) amounts contributed as Company matching contributions for each named executive officer under the Company's 401(k) Savings Plan as follows: Mr. Pomerantz $2,286; Mr. Ward $2,500 and Mr. Wishart $2,500 and (b) amounts paid by the Company for split dollar life insurance coverage as follows: Mr. Pomerantz $6,652.

(5) For 1995, consists of the following (a) amounts contributed as Company matching contributions for each named executive officer under the Company's 401(k) Savings Plan as follows: Mr. Pomerantz $2,230, Mr. Ward $2,230 and Mr. Wishart $2,535; (b) amounts contributed by the Company under the Company's defined benefit cash balance retirement plan as follows:
         Mr. Pomerantz, Mr. Ward and Mr. Wishart $500 each; and (c) amounts paid by the Company for split dollar life insurance coverage as follows: Mr. Pomerantz $5,870.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information with respect to stock options granted to the named executive officers during fiscal 1997.


                      Number of       % of Total
                     Securities        Options                              Potential Realizable Value at Assumed
                     Underlying       Granted to                                 Annual Rates of Stock Price
                       Options       Employees in   Exercise   Expiration       Appreciation for Option Term
                                                                         ---------------------------------------
          Name         Granted        Fiscal Year   Price (1)     Date(2)         0%           5%          10%
----------------------------------------------------------------------------------------------------------------
John J. Pomerantz          263,756         29.4%    $   3.09   6/3/07           $199,136   $837,425  $ 1,815,960
John A. Ward               140,120         15.6%    $   3.09   6/3/07           $105,791   $444,881  $   964,726
Dominick Felicetti         140,120         15.6%    $   3.09   6/3/07           $105,791   $444,881  $   964,726
Catharine Bandel-
    Wirtshafter            140,120         15.6%    $   3.09   6/3/07           $105,791   $444,881  $   964,726
Warren T. Wishart          140,120         15.6%    $   3.09   6/3/07           $105,791   $444,881  $   964,726

----------------
(1) The market price per share on the grant date, adjusted for the two-for-one stock split, was $3.845.

(2) Exercisable as to 33% of such shares commencing on each of June 4, 1998 and June 4, 1999 and as to the balance on June 4, 2000.


Aggregated  Option/SAR  Exercise  in Last  Fiscal Year and Fiscal Year End Value
Table

         The following table sets forth information concerning the exercise of options during 1997 and unexercised options held as of the end of such year with respect to the named executive officers. The average bid and asked price of a share of common stock of the Company on the close of business on January 2, 1998 was $7.065.


                                                                  Number of Securities           Value of Unexercised
                                  Shares                          Underlying Unexercised         In-the-Money Options
                                  Acquired on       Value         Options at Fiscal Year-End     at Fiscal Year-End
Name                              Exercise (#)      Realized      Exercisable/Unexercisable      Exercisable/Unexercisable (1)
----                              ------------      --------      -------------------------      -----------------------------

John J. Pomerantz                 None              N/A                     0/263,756            $ 0/1,048,430
John A. Ward                      None              N/A                     0/140,120            $ 0/556,977
Dominick Felicetti                None              N/A                     0/140,120            $ 0/556,977
Catharine Bandel-Wirtshafter      None              N/A                     0/140,120            $ 0/556,977
Warren T. Wishart                 None              N/A                     0/140,120            $ 0/556,977

--------------
(1) Aggregate market value of the shares of common stock covered by the options at fiscal year end less the exercise price of such options.

Retirement Plan

         Until December 31, 1996, when it was terminated, the Company had in effect a defined benefit, cash balance retirement plan. Each year the Company contributed a percentage of earnings to an account for each eligible employee based on attained age and years of service. The benefit credits were calculated using a defined formula as follows:

Percent of Pay           Percent of Pay
Age Plus                 Up to One-Half the           Over One-Half the
Completed                Social Security              Social Security
Years of Service         Wage Base                    Wage Base
-----------------        -------------------          -----------------

Less than 50                 2.00%                        3.00%
50-59                        2.75%                        3.75%
60-69                        3.75%                        4.75%
70-79                        5.25%                        6.25%
80 or more                   7.25%                        8.25%

         At December 28, 1996, the annual benefits payable upon retirement at normal retirement age for each of John J. Pomerantz, John Ward, Dominick Felicetti, Catharine Bandel-Wirtshafter and Warren Wishart were $7,344, $7,014, $ 0, $ 0 and $1,436, respectively. These projected amounts do not reflect continued plan credits.

         The Company amended the retirement plan to freeze benefit accruals effective December 31, 1994 and terminated the retirement plan on December 31, 1996. All participants have been paid their accumulated benefits.

Compensation of Directors

         Each director who is not a full-time employee of or consultant to the Company receives an annual director's fee of $12,500 in cash and 2,000 shares of common stock of the Company. In addition the Chairman of the Audit and Compensation committees receives an additional $2,500 and members of such committees receive an additional $1,000. Each initial non-employee director, upon becoming a director, received stock options to purchase 20,000 shares, vesting one-third each year. Each subsequent non-employee director, upon becoming a director, has received or will receive stock options to purchase 10,000 shares, vesting one-third each year.

Employment Contracts

         The Company has an employment agreement with John J. Pomerantz expiring on January 3, 2001, pursuant to which he is employed as Chief Executive Officer at a base salary of $500,000 per annum.

         The Company also has an employment agreement with John A. Ward expiring on January 3, 2001, pursuant to which he is employed as President of the Company at a base salary of $450,000 per annum.

         The Company also has an employment agreement with Dominick Felicetti expiring on January 3, 2001, pursuant to which he is employed as Senior Vice President--Manufacturing and Sourcing at a base salary of $350,000 for the first two years and $375,000 for the third year.

         The Company also has an employment agreement with Warren T. Wishart expiring on January 3, 2001, pursuant to which he is employed as Senior Vice President--Administration and Finance, Chief Financial Officer and Treasurer at a base salary of $225,000 for the first two years and $250,000 for the third year.

         In addition, these employment agreements provide for a shared bonus pool payable to the above named executive officers if EBITDA exceeds $4,626,550. The bonus pool will equal 9.6% of EBITDA plus an additional 0.2% of EBITDA for each $54,430 by which EBITDA exceeds $4,626,550 up to a maximum of 12.5% of EBITDA plus an additional 5% of the amount by which EBITDA exceeds $11,500,000, subject to certain adjustments.

          At the Annual Meeting of Stockholders on June 3, 1998, the stockholders approved an amendment to the 1997 Management Stock Option Plan. The amendment replaces the so-called "Home Run" options for 618,182 shares of common stock which were issuable only if the Company were sold at a certain minimum price with the grant of stock options to purchase an aggregate of 365,758 shares of common stock at an exercise price of $3.09 per share which will vest in four equal annual installments beginning January 4, 1998.

Severance Agreement

         In January 1998, the Company entered into a severance agreement with Catherine Bandel- Wirtshafter pursuant to which she received in a lump sum, $290,000 representing six (6) months compensation as well as bonus and other amounts under her employment agreement with the Company dated as of June 4, 1997. In addition, one-third of the options previously granted to her vested on the effective date of the severance agreement.

Compensation Committee Interlocks and Insider Participation

         On June 10, 1997, the Board of Directors appointed a Compensation Committee consisting of David H. Morse, Clifford B. Cohn and Larry G. Schafran. The Compensation Committee determines the compensation of officers. On September 22, 1997, Messrs. Morse and Schafran resigned as directors of the Company and Robert L. Sind and Mark B. Dickstein replaced them on the Compensation Committee. Before June 4, 1997, during the period the Company was subject to the jurisdiction of the Bankruptcy Court, issues regarding the compensation of officers were submitted to the creditors committee and/or the Bankruptcy Court for approval prior to action by the Compensation Committee. The members of the Compensation Committee during 1996 and until June 4, 1997 were Ralph Destino, Peter W. May and Faye Wattleton.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of the common stock as of December 4, 1998 based upon the most recent information available to the Company for (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Company's common stock, (ii) each director and named executive officer of the Company and
(iii) all directors and executive officers of the Company as a group.

                                                            Number of Shares     Percentage of Ownership
        Names and Address of Beneficial Owners             Beneficially Owned       of Common Stock
        ---------------------------------------            ------------------    -----------------------

Mark B. Dickstein                                               2,525,844(1)            41.9%
c/o Dickstein Partners Inc.
660 Madison Avenue, 16th Floor
New York, NY 10021
John J. Caliolo                                                 1,419,112(2)            23.6%
  as Plan Administrator
c/o The Leslie Fay Company, Inc.
1412 Broadway
New York, NY 10018
Pioneering Management Corporation                                 524,000(3)             8.7%
60 State Street
Boston, MA  02109
John J. Pomerantz                                                 111,130(4)             1.8%
Catharine Bandel-Wirtshafter                                       46,706(5)             (6)
Dominick Felicetti                                                 58,070(7)             (6)
Warren T. Wishart                                                  56,070(8)             (6)
John A. Ward                                                       57,670(8)             (6)
Chaim Y. Edelstein                                                 12,000                (6)
Clifford B. Cohn                                                    8,666(9)             (6)
Robert L. Sind                                                      8,666(9)             (6)
Mark Kaufman                                                        4,000(10)            (6)
Bernard Olsoff                                                      2,000                (6)
Officers and Directors as a group (10 persons)                  2,829,984(11)           47.0%

------------------
(1)      Includes 1,821,838,  295,226, 326,780 and 82,000 shares of common stock directly owned by Dickstein & Co., L.P., Dickstein Focus Fund L.P., Dickstein International Limited and Mark B. Dickstein, respectively. Does not include 193,822, 45,374 and 34,696 shares of common stock that may be purchased by Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited, respectively, on an "if and when issued" basis from a third-party. Mark B. Dickstein is the sole shareholder, sole director and president of Dickstein Partners Inc. ("DPI"). DPI is the general partner of Dickstein Partners L.P. which is the sole general partner of Dickstein & Co., L.P. and Dickstein Focus Fund. DPI is the adviser for Dickstein International Limited and makes all investment and voting decisions for that entity. Also does not include 4,000 shares owned directly by Mark Kaufman, a Vice President of DPI. The information provided above was obtained from Schedules 13D dated November 6, 1997 and has been adjusted to give effect to a 2 for 1 split of the Company's common stock effected in July 1998.

(2) Shares held for the benefit of the creditors of the Company pending the resolution of certain creditor claims. These shares include the "if and when issued" shares described in footnote (1).

(3) The information provided above was obtained from a Schedule 13G dated April 23, 1998 and has been adjusted to give effect to a 2 for 1 split of the Company's common stock effected in July 1998.

(4) Includes 101,130 shares of common stock issuable upon exercise of presently exercisable stock options.

(5) Includes 16,706 shares of common stock issuable upon exercise of presently exercisable stock options.

(6)      Less than 1% of the outstanding common stock.

(7) Includes 56,070 shares of common stock issuable upon exercise of presently exercisable stock options.

(8) Consists of shares of common stock issuable upon exercise of presently exercisable stock options.

(9) Includes 6,666 shares of common stock issuable upon exercise of presently exercisable stock options.

(10)     Does not include any of the shares included in footnote (1).

(11) Includes 245,020 shares of common stock issuable upon exercise of presently exercisable stock options.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

          The Company has issued and outstanding an aggregate of 6,024,900 shares of common stock. The selling stockholders hold 2,525,844 shares of common stock which are being offered pursuant to this prospectus. The selling stockholders may sell shares of common stock from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through the writing of options on the common stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders, their pledgees and/or their donees, may sell common stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of common stock. The Company will bear all expenses in connection with the registration of the common stock. The selling stockholders shall pay any underwriting discounts or commissions relating to the common stock sold by them pursuant to this prospectus.

         The selling stockholders, their pledgees and/or their donees and any broker-dealers that act in connection with the sale of the shares of the common stock as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of the common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders, their pledgees and/or their donees may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

         The following table sets forth certain information with respect to the selling stockholders. Beneficial ownership of the common stock by such selling stockholder after the offering will depend on the number of shares of common stock sold by each selling stockholder.


                                                                                      Percent of Maximum
Name and Address of                         Number of Shares       Class Prior           amount to
Selling Stockholder(s)                      Prior to Offering      to Offering            be Sold
----------------------                      -----------------      ------------      -------------------

Mark B. Dickstein                                  82,000(1)          1.4%                  82,000
c/o Dickstein Partners Inc.
660 Madison Avenue 16th Floor
New York, NY 10021

Dickstein & Co., L.P.                           1,821,838(2)         30.2%               1,821,838
660 Madison Avenue 16th Floor
New York, NY 10021

Dickstein Focus Fund L.P.                         295,226(3)          4.9%                 295,226
660 Madison Avenue 16th Floor
New York, NY 10021

Dickstein International Limited                   326,780(4)          5.4%                 326,780
129 Front Street
Hamilton, HM Bermuda

------------------------
                                      -47-

(1) Does not include 1,821,838, 295,226 and 326,780 shares of common stock directly owned by Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited, respectively. Does not include 193,822, 45,374 and 34,696 shares of common stock that may be purchased by Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited, respectively, on an "if and when issued" basis from a third-party. Mark B. Dickstein is the sole shareholder, sole director and president of DPI, which is the general partner of Dickstein Partners L.P. which is the sole general partner of Dickstein & Co., L.P. and Dickstein Focus Fund. DPI is the adviser for Dickstein International Limited and makes all investment and voting decisions for that entity. Also does not include 4,000 shares owned directly by Mark Kaufman, a Vice President of DPI.

(2) Does not include 193,822 shares of common stock that may be purchased by Dickstein & Co., L.P. on an "if and when issued" basis from a third-party.

(3) Does not include 45,374 shares of common stock that may be purchased by Dickstein Focus Fund L.P. on an "if and when issued" basis from a third-party.

(4) Does not include 34,696 shares of common stock that may be purchased by Dickstein International Limited on an "if and when issued" basis from a third-party.


                              CERTAIN TRANSACTIONS


         Bear Stearns Asset Management, a division of Bear, Stearns & Co. Inc. ("Bear Stearns"), received fees for acting as an investment manager for the Company's 401(k) Savings Plan and Retirement Plan through February 1998. Michael
L. Tarnopol, a director of the Company until June 1997, is a Senior Managing Director and a member of the Executive Committee of Bear Stearns and a director and Executive Vice President of The Bear Stearns Companies, Inc., an affiliate of Bear Stearns.

                          DESCRIPTION OF CAPITAL STOCK

         The following is a summary description of the Company's capital stock and certain provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock
------------

         The Company is authorized to issue up to 20,000,000 shares of common stock, par value $.01 per share. Before this offering, there were issued and outstanding 6,024,900 shares of common stock. The number of issued and outstanding shares of common stock will not change as a result of this offering.

Preferred Stock
----------------

         The Company is authorized to issue up to 500,000 shares of preferred stock, par value $.01 per share. The Board of Directors may issue preferred stock in one or more series and may determine the terms of preferred stock at the time of issuance, without further action by stockholders. Such terms may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

         No shares of preferred stock are outstanding and the Company has no present plans to issue preferred stock. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company.

Voting Rights
-------------

         Holders of common stock have one vote for each share held on all matters submitted to a vote of stockholders. A majority of the outstanding shares of common stock constitutes a quorum required for a meeting of stockholders. The shares of common stock do not have cumulative voting rights in the election of directors. Thus, the holders of more than 50% of the common stock have the power to elect all the directors, to the exclusion of the remaining stockholders. See "Principal Stockholders."

         The Certificate of Incorporation provides that a Business Combination with an Interested Stockholder (as said terms are defined therein) must be approved by the affirmative vote of the holders of at least 80% of the outstanding voting stock including the affirmative vote of the holders of at least 80% of the voting stock not owned by the Interested Stockholder or any affiliate thereof. Such provisions do not apply if the Business Combination has been approved by a majority of the Continuing Directors or if the consideration paid in the combination meets certain provisions as more particularly set forth in the Certificate of Incorporation.

Dividend and Other Rights
-------------------------

         Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. The CIT Credit Agreement, however, limits the amount of dividends the Company may declare. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The old common stock was canceled on June 4, 1997. The stockholders holding the old common stock of the Company did not retain any value for their equity.

Transfer Agent
--------------

         The Transfer Agent and Registrar for the common stock of the Company is American Stock Transfer & Trust Company.

Section 203 of the Delaware General Corporation Law
---------------------------------------------------

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or (iii) the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Limitation on Director's Liability
----------------------------------

         In accordance with the DGCL, the Certificate of Incorporation provides that the directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director except
(i) for any breach of the director's duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

Indemnification
---------------

         The Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.


                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company has an aggregate of 6,024,900 shares of common stock outstanding. If all of the shares of common stock offered in this prospectus are sold and are not purchased by "affiliates" of the Company, as such term is defined under the Securities Act, all of the outstanding shares of common stock will be freely tradeable without restriction or limitation under the Securities Act. Sales of such shares in the public market, or the availability of such shares for sale, could adversely affect the market price for the common stock.

         The Company's shares currently trade on the over-the-counter market. Following this offering, the Company cannot predict the effect, if any, that sales of common stock or the availability of such shares for sale will have on the market price prevailing from time to time.


                           DESCRIPTION OF INDEBTEDNESS

         On June 2, 1997, in preparation for the consummation of the Plan, a wholly-owned subsidiary of the Company entered into a two-year financing agreement (the "CIT Credit Agreement") with CIT to provide direct borrowings and the issuance of letters of credit on the Company's behalf in an aggregate amount not exceeding $30,000,000, with a sublimit on letters of credit of $20,000,000. The CIT Credit Agreement became effective on June 4, 1997 with the consummation of the Plan. Until October 27, 1998, direct borrowings bore interest at prime plus 1.0% (9.5% at October 3, 1998). After October 27, 1998, direct borrowings will bear interest at prime minus 0.25%. The CIT Credit Agreement requires a fee, payable monthly, on average outstanding letters of credit at a rate of 2% annually. There were no direct borrowings outstanding under the CIT Credit Agreement and approximately $10,481,460 was committed under unexpired letters of credit as of November 27, 1998.

         On October 27, 1998, the CIT Credit Agreement was amended to increase the maximum working capital facility to $37,000,000 throughout the remainder of 1998 and to $42,000,000 thereafter as well as to increase the letter of credit sublimit to $25,000,000.

         The CIT Credit Agreement, as amended, contains certain reporting requirements, as well as financial and operating covenants, related to capital expenditures, the minimum net worth and the maintenance of a current assets to current liabilities ratio, an interest to earnings ratio and the attainment of minimum earnings. As collateral for borrowings under the CIT Credit Agreement, the Company has granted to CIT a security interest in substantially all of its assets. In addition, the CIT Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness and a limitation on paying dividends. The Company cannot exceed $10,000,000 in stock repurchases or dividends in total for 1998 and 1999. The Company has already expended $4,623,000 of the $10,000,000 available for the repurchases of its common shares. The Company is currently in compliance with all requirements contained in the CIT Credit Agreement.


                                  LEGAL MATTERS

         The validity of the shares of common stock being offered in this prospectus will be passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York.


                                     EXPERTS

         The financial statements for the thirty-one weeks ended January 3, 1998, the twenty-two weeks ended June 4, 1997, and the fiscal years ended December 28, 1996 and December 30, 1995 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                      Page No.
                                                                      -------

Unaudited Interim Consolidated Financial Statements:

         Consolidated Balance Sheets                                  F - 2

         Consolidated Statements of Operations                        F - 3

         Consolidated Statements of Cash Flows                        F - 5

         Notes to Consolidated Financial Statements                   F - 6

Report of Independent Public Accountants                              F - 14

Audited Consolidated Financial Statements:

         Consolidated Balance Sheets                                  F - 15

         Consolidated Statements of Operations                        F - 16

         Consolidated Statements of Stockholders' (Deficit) Equity    F - 17

         Consolidated Statements of Cash Flows                        F - 19

         Notes to Consolidated Financial Statements                   F - 20

Financial Statement Schedule:

         Schedule II-Valuation and Qualifying Accounts                F- 46

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                                 UNAUDITED           AUDITED
                                                                                 October 3,        January 3,
                                                                                    1998              1998
                                                                              ----------------  -----------------
                                 ASSETS

Current Assets:
     Cash and cash equivalents...........................................                 $557            $18,455
     Restricted cash and cash equivalents................................                3,530              1,358
     Restricted short term investments...................................                   --              2,989
     Accounts receivable - net of allowances for possible losses of $3,470
       and $3,236, respectively..........................................               32,843              9,747
     Inventories.........................................................               25,116             26,701
     Prepaid expenses and other current assets...........................                1,066                807
                                                                              ----------------  -----------------
       Total Current Assets..............................................               63,112             60,057

     Property, plant and equipment, at cost, net of accumulated
       depreciation of $221 and $14, respectively........................                2,141                845
     Deferred charges and other assets...................................                  149                149
                                                                              ----------------  -----------------

     Total Assets                                                                      $65,402            $61,051
                                                                              ================  =================

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Short term debt.....................................................               $1,494       $         --
     Accounts payable....................................................                8,570             11,530
     Accrued expenses and other current liabilities......................                4,781              4,542
     Accrued expenses and other current confirmation liabilities.........                3,530              4,347
     Income taxes payable................................................                2,740                 25
     Current portion of capitalized leases...............................                   46                160
                                                                              ----------------  -----------------
       Total Current Liabilities.........................................               21,161             20,604

     Excess of revalued net assets acquired over equity under fresh-start reporting, net of accumulated amortization of $6,096 and $2,667,
       respectively......................................................                7,612             11,041
     Long term debt-capitalized leases...................................                   29                 49
     Deferred liabilities................................................                  366                143
                                                                              ----------------  -----------------
       Total Liabilities                                                                29,168             31,837
                                                                              ----------------  -----------------

Commitments and Contingencies

Stockholders' Equity:
     Preferred stock, $.01 par value; 500 shares authorized; no shares
       issued and outstanding............................................                   --                 --
     Common stock, $.01 par value; 20,000 and 9,500 shares authorized,
       respectively; 6,812 and 6,800 shares issued, respectively.........                   68                 68
     Capital in excess of par value......................................               28,564             25,837
     Accumulated retained earnings.......................................               12,225              3,309
                                                                              ----------------  -----------------
                                                                                        40,857             29,214
     Less:
     Treasury stock at cost, 817 and -0- common shares, respectively.....                4,623                 --
                                                                              ----------------  -----------------
       Total Stockholders' Equity........................................               36,234             29,214
                                                                              ----------------  -----------------

     Total Liabilities and Stockholders' Equity                                        $65,402            $61,051
                                                                              ================  =================

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                                        UNAUDITED                       AUDITED
                                                                       Reorganized                    Predecessor
                                                                         Company                        Company
                                                            ---------------------------------      -----------------
                                                               Thirty-Nine        Eighteen            Twenty-Two
                                                               Weeks Ended      Weeks Ended           Weeks Ended
                                                                October 3,       October 4              June 4,
                                                                   1998             1997                 1997
                                                              --------------   --------------      -----------------
Net Sales...................................................        $122,723          $47,097               $197,984
Cost of Sales...............................................          91,087           36,242                147,276
                                                              --------------   --------------      -----------------

   Gross profit.............................................          31,636           10,855                 50,708
                                                              --------------   --------------      -----------------

Operating Expenses:
   Selling, warehouse, general and administrative expenses..          20,735            7,856                 35,459
   Non-cash stock based compensation........................           1,430              120                     --
   Depreciation and amortization expense....................             198                3                  2,090
                                                              --------------   --------------      -----------------
     Total operating expenses...............................          22,363            7,979                 37,549

   Other income.............................................            (877)            (462)                (1,196)
   Amortization of excess revalued net assets
                 acquired over equity ......................          (3,429)          (1,524)                    --
                                                              --------------   --------------      -----------------

   Total operating expenses, net............................          18,057            5,993                 36,353
                                                              --------------   --------------      -----------------

   Operating income.........................................          13,579            4,862                 14,355

Interest and Financing Costs (excludes contractual interest
    of $0, $0- and $7,513, respectively)....................             680              212                  1,372
                                                              --------------   --------------      -----------------

   Income before reorganization costs, taxes, gain on sale,
     fresh-start evaluation and extraordinary item..........          12,899            4,650                 12,983

Reorganization Costs........................................              --               --                  3,379
                                                              --------------   --------------      -----------------

   Income before taxes, gain on sale, fresh-start revaluation
     and extraordinary item.................................          12,899            4,650                  9,604

Provision for taxes.........................................           3,983               65                    451
                                                              --------------   --------------      -----------------

   Net Income before gain on sale, fresh-start revaluation
     and extraordinary item.................................           8,916            4,585                  9,153

Gain on disposition of Sassco Fashions Line (net of $3,728
of income taxes), loss on revaluation of assets pursuant
to adoption of fresh-start reporting and extraordinary
gain on debt discharge......................................              --               --                136,341
                                                              --------------   --------------      -----------------

   Net Income...............................................          $8,916           $4,585               $145,494
                                                              ==============   ==============      =================

   Net Income per Common Share - Basic......................          $1.33            $0.67               *
                                                              ==============   ==============      =================
                               - Diluted ...................          $1.26            $0.67               *
                                                              ==============   ==============      =================

Weighted Average Common Shares Outstanding - Basic..........       6,718,960        6,800,000              *
                                                              ==============   ==============      =================
                                           - Diluted........       7,065,228        6,842,624              *
                                                              ==============   ==============      =================

*Earnings per share is not presented for the twenty-two weeks ended June 4, 1997 because such presentation would not be meaningful. The old stock was canceled under the plan of reorganization and the new stock was not issued until the consummation date.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)




                                                                                             UNAUDITED


                                                                                 Thirteen              Thirteen
                                                                                Weeks Ended          Weeks Ended
                                                                              October 3, 1998      October 4, 1997
                                                                            -------------------   ------------------

Net Sales................................................................               $48,789              $41,562
Cost of Sales............................................................                36,640               31,832
                                                                            -------------------   ------------------

   Gross profit..........................................................                12,149                9,730
                                                                            -------------------   ------------------

Operating Expenses:
   Selling, warehouse, general and administrative expenses...............                 7,084                6,224
   Non-cash stock based compensation.....................................                   342                  120
   Depreciation and amortization expense.................................                   128                    3
                                                                            -------------------   ------------------
     Total operating expenses............................................                 7,554                6,347

   Other income..........................................................                  (302)                (344)
   Amortization of excess revalued net assets acquired over  equity......                (1,143)              (1,143)
                                                                            -------------------   ------------------

   Total operating expenses, net.........................................                 6,109                4,860
                                                                            -------------------   ------------------

   Operating income......................................................                 6,040                4,870

Interest and financing costs.............................................                   360                  314
                                                                            -------------------   ------------------

   Income before taxes...................................................                 5,680                4,556

Provision for taxes......................................................                 1,911                   45
                                                                            -------------------   ------------------

   Net Income............................................................                $3,769               $4,511
                                                                            ===================   ==================

   Net Income per Common Share
     - Basic.............................................................                 $0.58                $0.66
                                                                            ===================   ==================
     - Diluted...........................................................                 $0.55                $0.66
                                                                            ===================   ==================

   Weighted Average Common Shares Outstanding
     - Basic.............................................................             6,552,033            6,800,000
                                                                            ===================   ==================
     - Diluted...........................................................             6,842,790            6,877,190
                                                                            ===================   ==================



The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                        UNAUDITED                       AUDITED
                                                                       Reorganized                    Predecessor
                                                                         Company                        Company
                                                            ---------------------------------      -----------------
                                                               Thirty-Nine        Eighteen            Twenty-Two
                                                               Weeks Ended      Weeks Ended           Weeks Ended
                                                                October 3,       October 4,             June 4,
                                                                   1998             1997                 1997
                                                              --------------   --------------      -----------------

Cash Flows from Operating Activities:
  Net income................................................          $8,916           $4,585               $145,494
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................             207                3                  2,222
     Amortization of excess revalued net assets acquired
        over equity.........................................         (3,429)          (1,524)                    --
     Provision for possible losses on accounts receivable...             (25)             (27)                   199
     Provision for non-cash stock based compensation........           1,430              120                     --
     Gain on sale of fixed assets...........................              --               --                   (347)
     Decrease (increase) in:
       Restricted short term investment.....................           2,989           (2,989)                    --
       Accounts receivable..................................         (23,071)         (13,239)                (1,248)
       Inventories..........................................           1,585            1,757                 25,538
       Prepaid expenses and other current assets............            (259)             (94)                   (66)
       Deferred charges and other assets....................              --             (216)                   125
     (Decrease) increase in:
       Accounts payable, accrued expenses and other current
         liabilities........................................          (2,721)            (285)                (4,167)
       Income taxes payable.................................           2,715             (751)                (1,515)
       Deferred credits and other noncurrent liabilities....             223               --                    374
  Changes due to reorganization activities:
       Gain on disposition of Sassco Fashions, fresh-start
         revaluation charge and extraordinary gain on debt
         discharge..........................................              --               --               (136,341)
       Reorganization costs.................................              --               --                  3,379
       Payment of reorganization costs......................              --               --                   (917)
       Use of pre-consummation deferred taxes...............           1,297               --                     --
                                                              --------------   --------------      -----------------
         Total adjustments..................................         (19,059)         (17,245)              (112,764)
                                                              --------------   --------------      -----------------
         Net cash (used in) provided by operating activities         (10,143)         (12,660)                32,730
                                                              --------------   --------------      -----------------

Cash Flows from Investing Activities:
  Capital expenditures......................................          (1,503)            (378)                (3,731)
  Treasury stock repurchases................................          (4,623)              --                    467
  Proceeds from sale of Castleberry.........................              --               --                    600
  Cash paid to sell/transfer the Sassco Fashions line.......              --               --                (10,963)
                                                              --------------   --------------      -----------------
         Net cash (used in) investing activities ...........          (6,126)            (378)               (13,627)
                                                              --------------   --------------      -----------------

Cash Flows from Financing Activities:
  Short term debt...........................................           1,494               --                     --
  Repayment - capitalized leases............................            (134)             (76)                    --
  Payment of confirmation liabilities under Plan of
    Reorganization..........................................            (817)         (17,059)                    --
                                                              --------------   --------------      -----------------
         Net cash provided by (used in) financing activities             543          (17,135)                    --
                                                              --------------   --------------      -----------------

Net (decrease) increase in cash and cash equivalents........         (15,726)         (30,173)                19,103

Cash and cash equivalents, at beginning of period...........          19,813           41,080                 21,977
                                                              --------------   --------------      -----------------

Cash and cash equivalents, at end of period.................          $4,087          $10,907                $41,080
                                                              ==============   ==============      =================


The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       Basis of Presentation:

         The consolidated financial statements included herein have been prepared by The Leslie Fay Company, Inc. (formerly The Leslie Fay Companies, Inc.) and subsidiaries (The Leslie Fay Company, Inc. being sometimes individually referred to, and together with its subsidiaries collectively referred to, as the "Company" as the context may require), pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from this report, as is permitted by such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K/A for the Fiscal Year ended January 3, 1998 (the "1997 Form 10-K/A"). Interim taxes were provided based on the Company's estimated effective tax rate for the year.

         In the opinion of management, the information furnished reflects all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for the reported interim periods. Results of operations for interim periods are not necessarily indicative of results for the full year, and the seasonality of the business may make projections of full year results based on interim periods unreasonable.

         Certain reclassifications have been made to the financial statements for the twenty-two and eighteen weeks ended October 4, 1997 to conform to the current quarterly presentation.

2.       Reorganization Case and Fresh-Start Reporting:

         On April 5, 1993 ("the Filing Date"), The Leslie Fay Companies, Inc. ("Leslie Fay") and certain of its subsidiaries filed a voluntary petition under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code").

         Substantially all liabilities as of the Filing Date were subject to compromise. On December 5, 1996, Leslie Fay filed a Disclosure Statement for the Amended Joint Plan of Reorganization ("the Plan") pursuant to chapter 11 of the Bankruptcy Code (the "Disclosure Statement"), which was subsequently amended. The Plan provided for, among other things, the separation of Leslie Fay's estates and assets into two separate reorganized entities. Under the Plan, stockholders of the Company would not retain or receive any value for their interest. Leslie Fay obtained Bankruptcy Court approval of the Disclosure Statement on February 28, 1997. The creditors approved the Plan and on April 21, 1997, the Bankruptcy Court confirmed the Plan. On June 4, 1997 (the "Consummation Date"), the Plan was consummated by the Company.

3.       Accounts Receivable:

         On June 2, 1997, a wholly-owed subsidiary of the Company entered into a Factoring Agreement with The CIT Group/Commercial Services, Inc. ("CIT"). Under this agreement CIT purchases the accounts

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

receivable of the Company and remits the proceeds received to the Company as collected. In exchange for collecting the receivables, CIT earns a factoring fee of 0.4% of receivables purchased (with a minimum charge per invoice) as well as an interest charge of prime plus 1% on two days cash collections.

4.       Inventories:

         Inventories consist of the following:

                                              Unaudited
                                               October 3,       January 3,
                                                1998              1998
                                                     (In Thousands)

Raw materials                                   $10,189         $  9,638
Work in process                                   4,094            4,540
Finished goods                                   10,833           12,523
                                               --------          -------

   Total inventories                           $ 25,116         $ 26,701
                                               ========         ========

5.       Debt:

         On June 2, 1997, a wholly-owned subsidiary of the Company entered into a two-year financing agreement (the "CIT Credit Agreement") with CIT to provide direct borrowings and the issuance of letters of credit on the Company's behalf in an aggregate amount not to exceed $30,000,000, with a sublimit on letters of credit of $20,000,000. The CIT Credit Agreement became effective on June 4, 1997. Direct borrowings bore interest at prime plus 1.0% (9.25% at October 3, 1998) and the CIT Credit Agreement requires a fee, payable monthly, on average outstanding letters of credit at a rate of 2% annually. There was $1,494,000 in direct borrowings outstanding under the CIT Credit Agreement and approximately $6,694,000 was committed under unexpired letters of credit as of October 3, 1998.

         On October 27, 1998, an amendment to the June 2, 1997 CIT Credit Agreement was signed increasing the maximum working capital facility to $37,000,000 throughout the remainder of 1998 and to $42,000,000 thereafter as well as increasing the letter of credit sublimit to $25,000,000. The interest rate on direct borrowings was decreased to prime minus 1/4% (7 3/4% as of November 13, 1998).

         The CIT Credit Agreement, as amended, contains certain reporting requirements, as well as financial and operating covenants related to capital expenditures, a minimum tangible net worth and the maintenance of a current assets to current liabilities ratio and an interest to earnings ratio and the attainment of minimum earnings. As collateral for borrowings under the CIT Credit Agreement, the Company has granted to CIT a security interest in substantially all of its assets. In addition, the CIT Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness. The Company is currently in compliance with all requirements contained in the CIT Credit Agreement.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

6.       Income Taxes:

         The provision for state and federal income taxes is $3,983,000, $65,000 and $451,000 for the thirty-nine, eighteen and twenty-two weeks ended October 3, 1998, October 4, 1997 and June 4, 1997, respectively, and $1,911,000 and $45,000 for the thirteen weeks ended October 3, 1998 and October 4, 1997, respectively. Federal income taxes for the post-consummation period are substantially offset by the utilization of pre- consummation net operating loss carryovers, which are limited to approximately $2,200,000 in 1998, and post- consummation net operating loss carryforwards without limitation and deductions available for tax purposes. Although there is no 1997 Federal income tax provision currently recognizable on the pre-consummation earnings due to existing net operating loss carryforwards and no Federal income tax benefit currently recognizable, the Company provided $3,728,000 for federal and state income taxes based on the alternative minimum tax regulations for the twenty-two weeks ended June 4, 1997 related to the gain on the sale of the Sassco Fashions product line. These taxes are reflected net of the gain shown in the statement of operations for the twenty-two weeks ended June 4, 1997.

7.       Commitments and Contingencies:

         As discussed in Note 2, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. All civil litigation pending against the Company and those subsidiaries prior to such filings was stayed under the Bankruptcy Code. By an order dated April 21, 1997 (the "Confirmation Order"), the Bankruptcy Court confirmed the Plan. The Plan was consummated on June 4, 1997. Certain alleged creditors who asserted age and other discrimination claims against the Company, and whose claims were expunged (the "Claimants") pursuant to an Order of the Bankruptcy Court (see below) appealed the Confirmation Order to the United States District Court for the Southern District of New York. The Company moved to dismiss the appeal from the Confirmation Order and the motion was granted and the appeal was dismissed. An appeal to the United States Court of Appeals for the Second Circuit was taken from the Order dismissing the appeal taken by the Claimants, but subsequently was withdrawn, without prejudice, and may be refiled in the future. In addition, the Claimants and two other persons commenced an adversary proceeding in the Bankruptcy Court to revoke the Confirmation Order. Although the Company has moved to dismiss the adversary proceeding to revoke the Confirmation Order and that motion has been fully briefed, but has not yet been argued to the Bankruptcy Court, by agreement among the parties and the Bankruptcy Court that matter will be held in abeyance pending the outcome of the Claimants' appeal to the Second Circuit from the order entirely disallowing their claims.

         The Claimants, who are former employees of the Company who were discharged prior to the filing of the chapter 11 cases, asserted age and other discrimination claims, including punitive damage claims against the Company in the approximate aggregate sum of $80 million. Following a trial on the merits, the Bankruptcy Court expunged and dismissed those claims in their entirety. The Claimants appealed that decision to the United States District Court for the Southern District of New York, and the Bankruptcy Court order was affirmed on appeal on July 21, 1998. The Claimants filed a notice of appeal of the affirmation of the Bankruptcy Court order on August 17, 1998, and an amended notice of appeal on September 8, 1998.

         Several former employees of the Company, who are included among the Claimants in the above-described pending appeal, have commenced an action alleging employment discrimination against certain former officers and directors of the Company in the United States District Court for the Southern District of New York. The Court has dismissed all of the causes of action arising under federal and state statutes, and the only remaining claims are those arising under the New York City Human Rights Law. Discovery is complete and it is expected
                                       F-8

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

that a summary judgment motion will be filed by the Company to dismiss the action after a final order has been entered in the above described Bankruptcy Court matter.

         In addition to, and concurrent  with, the proceedings in the Bankruptcy
Court,   the  Company  is  involved  in  the  following  legal   proceedings  of
significance:

         In February 1993, the SEC obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

         In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." (the "Derivative Action") was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation, but believes that it should not have any unfavorable impact on the financial statements. Pursuant to the Modification of the Third Amended and Restated Joint Plan of Reorganization filed on April 4, 1997, a Derivative Action Board, comprised of three persons or entities appointed by the Bankruptcy Court, based upon nominations by the Creditors' Committee, shall determine by a majority vote whether to prosecute, compromise and settle or discontinue the Derivative Action. Under the Plan, any recovery in the Derivative Action will be distributed to creditors of the Company and will not inure to the benefit of the Company.

         On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company in the United States Bankruptcy Court, Southern District of New York, seeking, inter alia, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and trade name. The Company has asserted counter claims. On December 23, 1997, the Court ruled in favor of the Company finding the plaintiffs in violation of the Federal and New York Trademark Statutes and of unfair competition under common law. The plaintiffs appealed and the Company cross-appealed to recover its costs and expenses in the litigation. The parties to the litigation and Kasper A.S.L., Ltd. executed a Settlement Agreement and Release dated as of August 28, 1998 (the "Agreement") dismissing the appeals and cross-appeal with prejudice and releasing each other from all other claims except with regard to the enforcement of the Bankruptcy Court's Final Judgement and Order With Injunction dated January 27, 1998 (the "Final Order"), which Nipon and American Pop agreed to abide by as part of the settlement. Judge Barbara S. Jones, the United States District Court Judge to whom the appeals and cross-appeal had been assigned, approved a Stipulation and Order Dismissing Appeals and Cross-Appeal which dismissed the appeals and cross-appeal and provided that the District Court retain jurisdiction over the parties for the purposes of considering applications to enforce the Final Order. Judge Gallet of the Bankruptcy Court approved a Stipulation and Order Dismissing Any Remaining Claims, executed by the parties, which dismissed with prejudice the Company's claims for damages under the Final Order which had accrued up to the date of the Agreement and any other claims not resolved by the Final Order, and provided that the Bankruptcy Court retain jurisdiction over the parties for the purpose of considering applications to enforce the Final Order. The Board of Directors of the Company approved the terms of the settlement.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

8.       Stockholders' Equity:

         On June 3, 1998, the Board of Directors declared a two-for-one split of the Company's common stock to stockholders of record on June 17, 1998 which was distributed on July 1, 1998. An amount equal to the par value of the common shares issued was transferred from capital in excess of par value to the common stock account. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

         The authorized common stock of the reorganized Company consisted of 3,500,000 shares of common stock with a par value $.01 per share. The authorized common stock of the reorganized Company was increased to 9,500,000 shares of common stock with a par value of $.01 per share in November 1997 and to 20,000,000 shares with a par value of $.01 per share in June 1998.

         In addition, 500,000 shares of Preferred Stock were authorized at June 4, 1997 with a par value of $.01. None of such shares have been issued.

         The Board of Directors of the Company on April 14, 1998 approved an amendment to the Non-Employee Director Stock Option and Stock Incentive Plan to change each non-employee director's annual compensation to include 2,000 shares of the Company's common stock effective June 3, 1998. This amendment was approved at the annual stockholders meeting on June 3, 1998. As a result, 12,000 shares of the Company's common stock were issued to non-employee directors on June 3, 1998 for the one year period ending June 3, 1999. An amount equal to the par value of the common shares issued was transferred from capital in excess of par value to the common stock account.

 9.      Stock Option Plan:

The Company currently has in effect two stock option plans:

              The 1997 Management Stock Option Plan ("Management Plan") was adopted in June 1997 in connection with the Company's emergence from bankruptcy and provides that options may be granted to key employees (including directors who are employees) of and consultants to the Company. An amendment to this plan was approved by the stockholders at the annual meeting on June 3, 1998. This amendment replaced provisions for granting the "Home Run" options.

              The 1997 Non-Employee Director Stock Option and Stock Incentive Plan (the "Non-Employee Director Plan") was adopted in June 1997 and provides that options may be granted to non-employee directors of the Company. An amendment to this plan was approved by the stockholders at the annual meeting on June 3, 1998 to provide for the grant of stock to non-employee directors in addition to the grant of stock options.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

Discussion of Management Plan

         The Management Plan is designed to attract and retain the best-qualified personnel for positions of substantial responsibility, to provide additional incentive to employees of and consultants to the Company and to promote the success of the Company's business.

         The aggregate number of shares of Common Stock for which options may be granted under the Management Plan is 2,500,000 shares. The Management Plan is administered by the Compensation Committee of the Board of Directors. Under the Management Plan the following options have been granted:

         On June 4, 1997, options to purchase 824,242 shares of common stock at an exercise price of $3.09 per share were granted to five senior managers of the Company. Vesting for these stock options occurs with respect to 33% on June 4, 1998, a second 33% on June 4, 1999, and the final 34% on June 4, 2000. Due to the termination of employment of one of these executives, options to purchase 93,412 shares at $3.09 per share have been forfeited. As of November 13, 1998, options for 30,000 shares have been exercised.

         During 1997, the Board of Directors authorized the granting to 22 executives of the Company, not including any of the senior managers above, incentive stock options to purchase 76,000 shares at exercise prices of $5.75 and $6.25 per share, the then current market price of the shares. These incentive stock options vest 33% on the first anniversary of the grant, 33% on the second anniversary, and the final 34% on the third anniversary of the grant. As of November 13, 1998, none of these stock options have been exercised or forfeited.

         At the June 3, 1998 annual meeting of stockholders, an amendment to the Management Plan was approved to replace the "Home Run" option provisions that were included as part of the Company's emergence from bankruptcy. These "Home Run" option provisions called for the granting of options to purchase up to 618,182 shares at an exercise price of $3.09 per share in the event of a reorganization, merger, sale or disposition of substantially all the assets of the Company, the underwritten equity offering of 50% or more of the outstanding Common Stock or other similar corporate transaction if the transaction achieved minimum imputed enterprise value targets. These minimum targets escalated at each anniversary of the Company's emergence from bankruptcy. The replacement provision grants the remaining four original senior executives options to purchase 365,758 shares at an exercise price of $3.09. These options were granted as of January 4, 1998, of which 25% of these vested immediately, with the remaining options vesting in equal installments at each of the following three anniversaries of the January 4, 1998 grant date. As of November 13, 1998, none of these stock options have been exercised or forfeited.

         At October 3, 1998 there were currently outstanding options granted but not exercised under the Management Plan to purchase 1,142,588 shares at a weighted average exercise price of $3.26 per share.


Discussion of Non-Employee Director Plan

         The Non-Employee Director Plan is designed to attract and retain the best-qualified personnel for director positions and to provide for the long-term growth and financial success of the Company's business.

         The aggregate number of shares of Common Stock for which options may be granted or stock awarded under the Non-Employee Director Plan is 200,000 shares. The Non-Employee Director Plan is administered by

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

the Compensation Committee of the Board of Directors. The Plan calls for the issuance of stock options or stock grants as follows:

         On June 4, 1997, each of the five original non-employee directors of the Company was granted options to purchase 20,000 shares at an exercise price of $3.09 per share. Each of the four subsequent non-employee directors has been granted options to purchase 10,000 shares at an exercise price equal to the fair market value of the Common Stock at the day of the grant. These options vest over three years from the date of the grant, one-third on each of the first anniversary, the second anniversary and the third anniversary. As of November 13, 1998, none of these options have been exercised. There are currently options granted but not exercised under the Non-Employee Director Plan to purchase 140,000 shares at a weighted average exercise price of $4.09 per share.

         The Non-Employee Director Plan also provides that a stock grant for 2,000 shares of Common Stock will be issued to each non-employee director of the Company as of the conclusion of each annual meeting of stockholders of the Company. There are no restrictions on the receipt or sale of the shares, except such as may be imposed by federal or state security laws. This grant of stock is designed to offset the reduction in the portion of directors' fee paid in cash. The Company has issued 12,000 shares of Common Stock to its six non-employee directors. Through the thirty-nine weeks ended October 3, 1998, the Company recorded $30,000 of non-cash stock based compensation related to these shares.

Accounting for Stock Option Compensation

         On June 4, 1997, effective with the Company's emergence from bankruptcy, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No.123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, the Company has recorded $1,400,000 and $120,000 of non-cash stock based compensation expense for the thirty-nine and forty weeks ended October 3, 1998 and October 4, 1997, respectively. These amounts were offset as adjustments to Capital in excess of par value in the consolidated balance sheets.

10.      New Accounting Pronouncements:

         Effective January 4, 1998, the Company adopted the provisions of SFAS No.130, "Reporting Comprehensive Income" which modifies the financial statement presentation of comprehensive income and its components. Adoption of this statement expands and modifies disclosures and accordingly has no effect on the Company's financial position or operating results during the periods presented as the Company has no items that would be considered other comprehensive income.

         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued, establishing accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

         The Company has not engaged in hedging activities and has not purchased any derivative instruments. The Company believes the adoption of SFAS No. 133 would have no impact on these consolidated financial statements.

11.      Net Income Per Share:

         For the thirty-nine weeks ended October 3, 1998, the basic weighted average common shares outstanding is 6,718,960, and the weighted average shares outstanding assuming dilution is 7,065,228. The difference of 346,268 represents the incremental shares issuable upon exercise of dilutive stock options.

                    Report of Independent Public Accountants


To the Stockholders and Board of Directors of The Leslie Fay Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Leslie Fay Company, Inc. (a Delaware corporation and formerly The Leslie Fay Companies, Inc.) and subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the thirty-one weeks ended January 3, 1998, the twenty-two weeks ended June 4, 1997, and the fiscal years ended December 28, 1996 and December 30, 1995. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 2 to the consolidated financial statements, effective June 4, 1997, the Company emerged from protection under chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on April 21, 1997. In accordance with AICPA Statement of Position 90-7, the Company adopted "Fresh Start Reporting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of June 4, 1997. As a result, the consolidated financial statements for the periods subsequent to June 4, 1997 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Leslie Fay Company, Inc. and subsidiaries as of January 3, 1998 and December 28, 1996, and the results of their operations and their cash flows for the thirty-one weeks ended January 3, 1998, the twenty-two weeks ended June 4, 1997, and the fiscal years ended December 28, 1996 and December 30, 1995 in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                          ARTHUR ANDERSEN LLP
New York, New York
February 27, 1998, except with respect to
 Note 6 as to which the date is March 31, 1998

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except for per share data)



                                                                                Reorganized                Predecessor
                                                                                  Company                    Company
                                                                                 January 3,                December 28,
                                ASSETS                                              1998                       1996
                                                                             ------------------         ------------------

Current Assets:
    Cash and cash equivalents..........................................                 $18,455                    $21,977
    Restricted cash and cash equivalents...............................                   1,358                         --
    Restricted short term investments..................................                   2,989                         --
    Accounts receivable- net of allowances for possible losses of $3,236
       and $15,081, respectively.......................................                   9,747                     63,456
    Inventories........................................................                  26,701                    104,383
    Prepaid expenses and other current assets..........................                     807                      2,290
    Assets of product lines held for sale or disposition...............                      --                      3,003
                                                                             ------------------         ------------------
       Total Current Assets............................................                  60,057                    195,109
    Property, plant and equipment, at cost, net of accumulated
       depreciation of $14 and $19,549, respectively...................                     845                     17,575
    Excess of purchase price over net assets acquired-net of accumulated
       amortization of $-0- and $10,848, respectively..................                      --                     23,795
    Deferred charges and other assets..................................                     149                      1,182
                                                                             ------------------         ------------------
    Total Assets.......................................................                 $61,051                   $237,661
                                                                             ==================         ==================
            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
    Accounts payable...................................................                 $11,530                    $20,341
    Accrued expenses and other current liabilities.....................                   4,542                     23,154
    Accrued expenses and other current confirmation liabilities........                   4,347                         --
    Income taxes payable...............................................                      25                        634
    Current portion of capitalized leases..............................                     160                         --
    Direct liabilities of product lines held for sale or disposition...                      --                      1,577
                                                                             ------------------         ------------------
       Total Current Liabilities.......................................                  20,604                     45,706
    Excess of revalued net assets acquired over equity under fresh-start
       reporting, net of accumulated amortization of $2,667                              11,041                         --
    Long term debt-capitalized leases..................................                      49                         --
    Deferred liabilities...............................................                     143                         --
    Liabilities subject to compromise..................................                      --                    337,433
                                                                             ------------------         ------------------
    Total Liabilities..................................................                  31,837                    383,139
                                                                             ------------------         ------------------

Commitments and Contingencies

Stockholders' (Deficit) Equity:
    Preferred stock, $.01  and $-0- par value, respectively ; 500 and -0- shares authorized, respectively ; no shares issued
       and outstanding.................................................                      --                         --
    Common stock, $.01 and  $1 par value, respectively; 9,500 and
       50,000 shares authorized, respectively; 3,400 and 20,000
       shares issued and outstanding, respectively.....................                      34                     20,000
    Capital in excess of par value.....................................                  25,871                     49,012
    Accumulated retained earnings (deficit)............................                   3,309                   (202,105)
    Foreign currency translation adjustment............................                      --                        581
                                                                             ------------------         ------------------
       Subtotal........................................................                  29,214                   (132,512)
    Treasury stock, at cost -0- and 1,228 shares, respectively.........                      --                    (12,966)
                                                                             ------------------         ------------------
       Total Stockholders' (Deficit) Equity                                              29,214                   (145,478)
                                                                             ------------------         ------------------
    Total Liabilities and Stockholders' (Deficit) Equity...............               $  61,051                  $ 237,661
                                                                             ==================         ==================


     The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                   Reorganized
                                                        Company                       Predecessor Company
                                                    ----------------   -------------------------------------------------

                                                       Thirty-One        Twenty-Two       Fifty-Two         Fifty-Two
                                                      Weeks Ended       Weeks Ended      Weeks Ended       Weeks Ended
                                                       January 3,         June 4,       December 28,      December 30,
                                                          1998              1997            1996              1995
                                                    ----------------   --------------  ---------------   ---------------
Net Sales........................................            $73,091         $197,984         $429,676          $442,084
Cost of Sales....................................             58,719          147,276          331,372           345,891
                                                    ----------------   --------------  ---------------   ---------------
   Gross profit..................................             14,372           50,708           98,304            96,193
                                                    ----------------   --------------  ---------------   ---------------
Operating Expenses:
   Selling, warehouse, general and administrative
       expenses..................................             13,299           35,459           79,570            92,832
   Provision for non-cash stock based
   compensation..................................                351               --               --                --
   Depreciation and amortization expense.........                 14            2,090            4,654             6,154
                                                    ----------------   --------------  ---------------   ---------------
       Total operating expenses..................             13,664           37,549           84,224            98,986
   Other (income)................................               (947)          (1,196)          (3,885)           (4,028)
   Amortization of excess revalued net assets
       acquired over equity......................             (2,667)              --               --                --
                                                    ----------------   --------------  ---------------   ---------------
   Total operating expenses, net.................             10,050           36,353           80,339            94,958
                                                    ----------------   --------------  ---------------   ---------------
   Operating income..............................              4,322           14,355           17,965             1,235

Interest and Financing Costs (excludes
  contractual interest of $-0-, $7,513, $18,031
  and $18,031, respectively).....................                336            1,372            3,932             3,262
                                                    ----------------   --------------  ---------------   ---------------
Income(loss) before reorganization costs, taxes,
  gain on sale, fresh-start revaluation and
  extraordinary item.............................              3,986           12,983           14,033            (2,027)

Reorganization Costs.............................                 --            3,379            5,144            16,575
                                                    ----------------   --------------  ---------------   ---------------

   Income (loss) before taxes, gain on sale, fresh-
       start revaluation and extraordinary item..              3,986            9,604            8,889           (18,602)

Provision (benefit) for taxes....................                677              451             (839)             (761)
                                                    ----------------   --------------  ---------------   ---------------

   Net Income (loss) before gain on sale, fresh-
       start revaluation and extraordinary item..              3,309            9,153            9,728           (17,841)

Gain on disposition of Sassco Fashions line (net of
   $3,728 of income taxes), loss on revaluation of
   assets pursuant to adoption of fresh-start
   reporting and extraordinary gain on debt
   discharge.....................................                 --          136,341               --                --
                                                    ----------------   --------------  ---------------   ---------------

   Net Income (Loss).............................             $3,309         $145,494           $9,728          ($17,841)
                                                    ================   ==============  ===============   ===============

   Net Income (Loss) per Share - Basic...........              $0.97         *                   $0.52            ($0.95)
                                                    ================   ==============  ===============   ===============
             - Diluted...........................              $0.96         *                   $0.52            ($0.95)
                                                    ================   ==============  ===============   ===============

Weighted Average Shares Outstanding - Basic......          3,400,000         *              18,771,836        18,771,836
                                                    ================   ==============  ===============   ===============
             - Diluted...........................          3,458,565         *              18,771,836        18,771,836
                                                    ================   ==============  ===============   ===============


    *Earnings per share is not presented for the twenty-two weeks ended June 4, 1997 because such presentation would not be meaningful. The old stock was canceled under the plan of reorganization and the new stock was not issued until the consummation date.

     The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                        (In thousands, except share data)

                                                                                         Excess of
                                                                                         Accumulated
                                                                                           Pension
                                                                        Capital in       Obligation        Accumulated
                                                Common Stock            Excess of         Over Plan         (Deficit)
                                           Shares        Par Value      Par Value          Assets             Equity
                                        -------------   ------------   ------------   -----------------   --------------

Balance at January 1, 1995                 20,000,000        $20,000        $49,012              $   --        ($193,992)
Fiscal Year 1995
   Net Loss                                        --             --             --                  --          (17,841)
   Deferred Pension Liability                      --             --             --                (214)              --
   Foreign Currency Translation
     Adjustments                                   --             --             --                  --               --
                                        -------------   ------------   ------------   -----------------   --------------

Balance at December 30, 1995               20,000,000        $20,000        $49,012               ($214)       ($211,833)
Fiscal Year 1996
   Net Income                                      --             --             --                  --            9,728
   Deferred Pension Liability Write-Off            --             --             --                 214               --
   Foreign Currency Translation Adjustments        --             --             --                  --               --
                                        -------------   ------------   ------------   -----------------   --------------

Balance at December 28, 1996               20,000,000        $20,000        $49,012              $   --        ($202,105)
   Twenty-Two Weeks Ended June 4, 1997
   Net Income                                      --             --             --                  --          145,494
   Revaluation Adjustment                          --             --             --                  --           56,611
   Extinguishment of Old Stock            (20,000,000)       (20,000)       (49,012)                 --               --
   New Stock Issuance                       3,400,000             34         24,966                  --               --
                                        -------------   ------------   ------------   -----------------   --------------

Reorganized as of June 4, 1997              3,400,000            $34        $24,966              $   --           $   --
                                        =============   ============   ============   =================   ==============

Balance at June 4, 1997                     3,400,000            $34        $24,966              $   --           $   --
Thirty-One Weeks Ended January 3, 1998
   Net Income                                      --             --             --                  --            3,309
   Use of Pre-Consummation
     Deferred Taxes                                --             --            554                  --               --
   SFAS No. 123 - Stock Option
     Compensation                                  --             --            351                  --               --
                                        -------------   ------------   ------------   -----------------   --------------

Balance at January 3, 1998                  3,400,000            $34        $25,871              $   --           $3,309
                                        =============   ============   ============   =================   ==============

     The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (CONTINUED)
                        (In thousands, except share data)



                                                  Foreign                                          Total
                                                 Currency                                      Stockholders'
                                                Translation          Treasury Stock              (Deficit)
                                                               --------------------------
                                                Adjustment        Shares        Amount             Equity
                                               -------------   ------------   -----------    ------------------

Balance at January 1, 1995                               $11      1,228,164      ($12,966)            ($137,935)
Fiscal Year 1995
   Net Loss                                               --             --            --               (17,841)
   Deferred Pension Liability                             --             --            --                  (214)
   Foreign Currency Translation Adjustments               82             --            --                    82
                                               -------------   ------------   -----------    ------------------

Balance at December 30, 1995                             $93      1,228,164      ($12,966)            ($155,908)
Fiscal Year 1996
   Net Income                                             --             --            --                 9,728
   Deferred Pension Liability Write-Off                   --             --            --                   214
   Foreign Currency Translation Adjustments              488             --            --                   488
                                               -------------   ------------   -----------    ------------------

Balance at December 28, 1996                            $581      1,228,164      ($12,966)            ($145,478)
   Twenty-Two Weeks Ended June 4, 1997
   Net Income                                             --             --            --               145,494
   Revaluation Adjustment                                 --             --            --                56,611
   Extinguishment of Old Stock                          (581)    (1,228,164)       12,966               (56,627)
   New Stock Issuance                                     --             --            --                25,000
                                               -------------   ------------   -----------    ------------------

Reorganized as of June 4, 1997                        $   --             --        $   --               $25,000
                                               =============   ============   ===========    ==================

Balance at June 4, 1997                               $   --             --        $   --               $25,000
Thirty-One Weeks Ended January 3, 1998
   Net Income                                             --             --            --                 3,309
   Use of Pre-Consummation Deferred Taxes                 --             --            --                   554
   SFAS No. 123 - Stock Option
     Compensation                                         --             --            --                   351
                                               -------------   ------------   -----------    ------------------

Balance at January 3, 1998                            $   --             --        $   --               $29,214
                                               =============   ============   ===========    ==================


     The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Reorganized
                                                                 Company                      Predecessor Company
                                                            -----------------   ------------------------------------------------
                                                               Thirty-One         Twenty-Two        Fifty-Two       Fifty-Two
                                                               Weeks Ended        Weeks Ended      Weeks Ended     Weeks Ended
                                                               January 3,           June 4,       December 28,    December 30,
                                                                  1998               1997             1996            1995
                                                            -----------------   ------------------------------------------------

Cash Flows from Operating Activities:
   Net income (loss).......................................            $3,309          $145,494           $9,728        ($17,841)
   Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
     Depreciation and amortization.........................                14             2,222            4,971           7,116
     Amortization of excess net assets acquired over equity            (2,667)               --               --              --
     Deferred taxes........................................                --                --           (1,103)         (1,811)
     Provision for possible losses on accounts receivable..              (182)              199              433           1,254
     Provision for non-cash stock based compensation.......               351                --               --              --
     (Gain) on sale of fixed assets........................                --              (347)              --              --
     Decrease (increase) in:
       Restricted short-term investments...................            (2,989)               --               --              --
       Accounts receivable.................................             6,845            (1,248)          (9,296)            494
       Inventories.........................................            (7,586)           25,538           (5,600)         11,291
       Prepaid expenses and other current assets...........               377               (66)           1,950             (16)
       Income taxes refundable.............................                --                --           10,345          (1,735)
       Deferred charges and other assets...................              (149)              125            1,263           1,926
     (Decrease) increase in:
       Accounts payable, accrued expenses and other current
         liabilities.......................................            (6,544)           (4,167)         (11,860)          6,902
       Income taxes payable................................              (806)           (1,515)            (395)         (1,113)
       Deferred credits and other noncurrent liabilities...               143               374              470            (243)
     Changes due to reorganization activities:
       Gain on disposition of Sassco Fashions line, fresh-
         start revaluation and extraordinary gain on debt
         discharge.........................................                --          (136,341)              --              --
       Reorganization costs................................                --             3,379            5,144          16,575
       Payment of reorganization costs.....................                --              (917)          (7,757)        (25,792)
       Use of pre-consummation deferred taxes..............               554                --               --              --
                                                            -----------------   ------------------------------------------------
         Total adjustments.................................           (12,639)         (112,764)         (11,435)         14,848
                                                            -----------------   ------------------------------------------------
         Net cash (used in) provided by operating activities           (9,330)           32,730           (1,707)         (2,993)
                                                            -----------------   ------------------------------------------------

Cash Flows from Investing Activities:
   Capital expenditures....................................              (859)           (3,731)          (8,640)         (3,977)
   Proceeds from sale of assets............................                --               467               --              --
   Proceeds from sale of Castleberry.......................                --               600               --              --
   Cash paid to sell/transfer the Sassco Fashions line.....                --           (10,963)              --              --
   Proceeds from sale of Next Day Apparel (net of cash
     provided of $405).....................................                --                --               --           3,081
                                                            -----------------   ------------------------------------------------
         Net cash (used in) investing activities...........              (859)          (13,627)          (8,640)           (896)
                                                            -----------------   ------------------------------------------------

Cash Flows from Financing Activities:
   Proceeds from borrowings................................                --                --           55,170          11,940
   Repayment of borrowings.................................                --                --          (55,170)         (8,440)
   Repayment of long-term debt.............................              (135)               --               --              --
   Payment of obligations under the Plan of Reorganization.           (10,943)               --               --              --
                                                            -----------------   ------------------------------------------------
         Net cash (used in) provided by financing activities          (11,078)               --               --           3,500
                                                            -----------------   ------------------------------------------------

   Net (decrease) increase in cash and cash equivalents....           (21,267)           19,103          (10,347)           (389)

   Cash and cash equivalents, at beginning of period.......            41,080            21,977           32,324          32,713
                                                            -----------------   ------------------------------------------------

   Cash and cash equivalents, at end of period.............           $19,813           $41,080          $21,977         $32,324
                                                            =================   ================================================

  The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Basis of Presentation and Organization, Restatement of Prior Financial Statements and Related Events:

         The consolidated financial statements included herein have been prepared by The Leslie Fay Company, Inc. (formerly The Leslie Fay Companies, Inc.) and subsidiaries (The Leslie Fay Company, Inc. being sometimes individually referred to, and together with its subsidiaries collectively referred to, as the "Company" as the context may require), in accordance with generally accepted accounting principles, which, for certain financial statement accounts, requires the use of management's estimates. Actual results could differ from those estimates. The Company's fiscal year ends on the Saturday closest to December 31st. The fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995 included 53, 52 and 52 weeks, respectively.

         As a result of the consummation of the Joint Plan of Reorganization ("the Plan" - see Note 2) and the adoption of fresh-start reporting under the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company reported its financial results for the twenty-two weeks ended June 4, 1997. This period contains financial statements and notes, including the effects of the adoption of fresh-start reporting and consummation of the Plan. The significant fresh-start reporting adjustments are summarized in
Note 2.

         In the opinion of management, the information furnished reflects all additional adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for the reported interim periods. Results of operations for interim periods are not necessarily indicative of results for the full year, and the seasonality of the business may make projections of full year results based on interim periods unreasonable.

2.   Reorganization Case and Fresh-Start Reporting:

         On April 5, 1993 ("the Filing Date"), The Leslie Fay Companies, Inc. ("Leslie Fay") and each of Leslie Fay Licensing Corp., Spitalnick Corp. and Hue, Inc., wholly-owned subsidiaries of Leslie Fay (collectively the "Debtors"), filed a voluntary petition under chapter 11 of the Bankruptcy Code (the "Bankruptcy Code"). The Debtors operated their businesses as debtors in possession subject to the jurisdiction and supervision of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Pursuant to an order of the Bankruptcy Court, the individual chapter 11 cases were consolidated for procedural purposes only and were jointly administered by the Bankruptcy Court.

         On November 15, 1995, Leslie Fay Retail Outlets, Inc.; Leslie Fay Factory Outlet (Alabama), Inc.; Leslie Fay Factory Outlet (California), Inc.; Leslie Fay Factory Outlet (Iowa), Inc.; and Leslie Fay Factory Outlet (Tennessee), Inc., all wholly-owned subsidiaries of Leslie Fay (collectively referred to as the "Retail Debtors") filed voluntary petitions under chapter 11 of the Bankruptcy Code. The Retail Debtors operated their businesses as debtors in possession following the November 15, 1995 filing date while pursuing an orderly liquidation of their assets, also under chapter 11 of the Bankruptcy Code.

         In the chapter 11 cases, substantially all liabilities as of the Filing Date were subject to compromise under the Plan. As part of the cases, the Debtors and Retail Debtors notified all known claimants for the purpose of identifying all pre-petition claims against them. Pursuant to orders of the Bankruptcy Court, all proofs of claim were required to be filed by December 10, 1993 against the Debtors and December 12, 1995 against the Retail Debtors. Excluded from the requirement to file by the December 10, 1993 bar date, among others, were certain claims by the Internal Revenue Service ("IRS"), which were required to be filed by March 31, 1995. On April 8, 1996, the Debtors and Retail Debtors filed amended schedules of liabilities with the Bankruptcy Court which established May 8, 1996 as the supplemental bar date for certain creditors.

         On October 31, 1995, the Debtors and the Committee of Unsecured Creditors (the "Creditors Committee") filed the Plan pursuant to chapter 11 of the Bankruptcy Code. The Plan was subsequently amended on March 13, 1996, December 5, 1996, February 3, 1997 and February 28, 1997. On December 5, 1996, the Debtors filed a Disclosure Statement for the Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code (the "Disclosure Statement"), which was also subsequently amended on February 3, 1997 and February 28, 1997. The Plan provided for, among other things, the separation of the Debtors' estates and assets into two separate reorganized entities. Under the Plan, stockholders of the Company would not retain or receive any value for their interest. The Debtors obtained Bankruptcy Court approval of the Disclosure Statement on February 28, 1997. The Plan was approved by the creditors and on April 21, 1997, the Bankruptcy Court confirmed the Plan.

         The total number of claims, after resolution of the claims objection process, approximated 4,300 and the claims value aggregated approximately $338,000,000. The principal categories of claims classified as Liabilities subject to compromise in the consolidated balance sheet at December 28, 1996 are identified below.


         Liabilities Subject to Compromise            December 28, 1996
     -------------------------------------------    --------------------
                                                       (In thousands)

     Trade and expense payable                          $   42,187
     Unsecured debt                                        253,004
     Accrued interest                                           82
     Other claims                                           42,160
                                                         ---------
        Total                                             $337,433
                                                         =========

         The Company had accrued $13,366,000 in 1993 for interest on pre-petition debt accrued during the post-petition period, even though all or a significant portion of such interest may not have been payable or paid as a consequence of the Bankruptcy Code, which excuses such an obligation under certain circumstances. For this reason, the Company decided not to accrue interest on pre-petition debt in 1995 and 1994, and the interest payable was reflected in pre-petition liabilities at December 29, 1995. The Plan did not provide for the payment of this interest and, accordingly, this liability was reclassified to provide for other claims, including an additional withdrawal liability from a union retirement plan.

         On June 4, 1997 (the "Consummation Date"), the Plan was consummated by the Company 1) transferring the equity interest in both the Company and Sassco Fashions, Ltd. ("Sassco"), which changed its name to Kasper A.S.L., Ltd. on November 5, 1997, to its creditors in exchange for relief from the aggregate amount of the claims estimated at $338,000,000; 2) assigning to certain creditors the ownership rights to notes aggregating $110,000,000 payable by Sassco; and 3) transferring the assets (including $10,963,000 of cash) and liabilities of the Company's Sassco Fashions product line to Sassco and the assets and liabilities of its Dress and Sportswear product lines to three wholly-owned subsidiaries of the Company. In addition, the Company retained approximately $41,080,000 in cash of which $23,580,000 was to pay administrative claims as defined in the Plan. As provided for in the Plan, the Company issued seventy-nine (79%) percent of its 3,400,000 new shares to its creditors in July 1997. The remaining twenty-one (21%) percent is being held back pending the resolution of certain litigation before the Bankruptcy Court. The existing stockholders of the Company at June 4, 1997 did not retain or receive any value for their equity interest in the Company. Reference is made to the Exhibits attached hereto, and Item 1 - Recent Developments contained in the Company's Form 10-K for the fiscal year ended December 28, 1996 for a copy of the Plan and a summary of Plan provisions, respectively.

         In accordance with the Plan, the remaining Liabilities subject to compromise were discharged and the Company recognized a gain of $73,541,000, which is reflected as an Extraordinary Gain on Debt Discharge in the consolidated statement of operations for the twenty-two weeks ended June 4, 1997.

Fresh-Start Reporting

         Pursuant to the guidelines provided by SOP 90-7, the Company adopted fresh-start reporting and reflected the consummation distributions under its Plan in the consolidated balance sheet as of June 4, 1997 (the effective date of the consummation of the Plan for accounting purposes). Under fresh-start reporting, the Company's reorganization value of $25,000,000 was allocated to its net assets on the basis of the purchase method of accounting.

         The significant fresh-start reporting adjustments are summarized as follows:

         1. Cancellation of the old common stock pursuant to the Plan against the accumulated deficit.

         2. Allocation of the fair market value of the identifiable net assets in excess of the reorganization value (negative goodwill) in accordance with the purchase method of accounting. The negative goodwill amount remaining after reducing non-current assets acquired to zero was recorded as a deferred credit, "Excess of revalued net assets acquired over equity under fresh-start reporting" and is being amortized over three (3) years.

         The  resulting   charge  of  $27,010,000   from  all  the   fresh-start
adjustments, including the write-off of all revalued noncurrent assets (but excluding the write-off of the old stock for $56,611,000), is presented as "loss on revaluation of assets pursuant to adoption of fresh-start reporting" in the consolidated statement of operations for the twenty-two weeks ended June 4, 1997.

         The fresh-start reporting reorganization value of $25,000,000 was established as the midpoint of a range ($20,000,000 - $30,000,000) established by the Company's financial advisors. The calculation of the range was based on a five-year analysis of the Company's projected operations for the remaining operating product lines (fiscal years ended 1996 - 2001), which was prepared by management, and a discounted cash flow methodology was applied to those numbers.

         The five-year cash flow projections were based on estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity.

         Since fresh-start reporting has been reflected in the accompanying consolidated balance sheet as of January 3, 1998, the consolidated balance sheet as of that date is not comparable in material respects to any such balance sheet for any period prior to June 4, 1997.

3.   Summary of Significant Accounting Policies:

(a)  Business -

         The Company is principally engaged in the design, arrangement for the manufacture and sale of women's apparel.

(b)  Principles of Consolidation -

         The  consolidated  financial  statements  include  the  accounts of the
Company  and  its  subsidiaries.   All  significant  intercompany  balances  and
transactions have been eliminated in consolidation.

(c)  Cash Equivalents and Short Term Investments

         All highly liquid investments with a remaining maturity of three months or less at the date of acquisition are classified as cash equivalents. The carrying amount of cash equivalents approximates fair value. Short term investments consists of a one year U.S. Treasury Note maturing on June 30, 1998. This note will be held to maturity and as such is valued at cost. At January 3, 1998, $1,358,000 of restricted cash and $2,989,000 in short term investments will be used to pay administrative claims as defined in the Plan.

(d)  Inventories -

         Inventories are valued at the lower of cost (first-in, first-out; "FIFO") or market.

(e)  Property, Plant and Equipment -

         Land, buildings, fixtures, equipment and leasehold improvements are recorded at cost. Property under capital lease is recorded at the lower of the net present value of the lease payments or the fair market value when acquired. Major replacements or betterments are capitalized. Maintenance and repairs are charged to earnings as incurred. For financial statement purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

(f)  Excess of Purchase Price Over Net Assets Acquired -

         The Excess of purchase price over net assets acquired first arose in connection with the 1984 leveraged buyout of The Leslie Fay Company and was allocated based upon the applicable product line's proportionate contribution to pretax income. The asset was amortized on a straight-line basis, primarily over a forty year period. On June 4, 1997, in connection with fresh-start reporting requirements the remaining asset of $10,366,000 and the related ($3,106,000) of accumulated amortization was written-off as part of the revaluation adjustments (see Note 2). In 1996, the Company determined the Excess purchase price over net assets acquired of its Castleberry product line was no longer recoverable based on an offer to purchase the Castleberry product line in the fourth quarter. Therefore, the Company recognized reorganization charges of $652,000 to write-down a portion of the excess purchase price over net assets acquired, which the Company believed would be unrecoverable in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of."

(g) Excess of Revalued Net Assets Acquired over Equity under Fresh-Start Reporting -

         Upon consummation of the Plan, the Company revalued its assets and liabilities in accordance with the purchase method of accounting. The revalued net assets under fresh-start reporting exceeded the equity value of the Company by $13,708,000. This negative goodwill amount is being amortized over a three
(3) year period.

(h)  Foreign Currency Translation -

         The December 28, 1996 balance sheet accounts of the Company's Canadian and European subsidiaries were translated into U.S. dollars at the current exchange rate. Their income statement accounts were translated at the average exchange rate for the period. Translation adjustments were included in stockholders' (deficit) equity. The Company's Far East subsidiaries were financed by U.S. dollar advances and all of their finished goods sales were to the parent. Accordingly, the functional currency of the Far East subsidiaries was the U.S. dollar, and remeasurement gains and losses (which were not material) were included in determining net income for the period. The effect of exchange rate changes on cash was not significant. All foreign subsidiaries were either closed or spun-off in reorganization prior to June 4, 1997 (see Note 2).

(i)  Income Taxes -

         The Leslie Fay Company and its subsidiaries file a consolidated Federal income tax return and record their tax expense and liabilities under the liability method (see Note 7). Under this method, any deferred income taxes recorded are provided for at currently enacted statutory rates on the differences in the basis of assets and liabilities for tax and financial reporting purposes. If recorded, deferred income taxes are classified in the balance sheet as current or non-current based upon the expected future period in which such deferred income taxes are anticipated to reverse.

         No provision has been made for Federal income taxes on approximately $24,200,000 of foreign earnings of subsidiaries, repatriated as a part of the Plan as of June 4, 1997, as the Company's net operating loss carryforward was utilized to offset the extent of the repatriation.

(j)  Net Income (Loss) Per Share -

         Net income (loss) per share, throughout the periods presented, is based on the weighted average common shares outstanding and the common stock equivalents that would arise from the exercise of stock options, if dilutive. In March 1997, the FASB issued SFAS No. 128 - "Earnings Per Share", which requires the presentation of net income (loss) per share to be replaced by basic and diluted earnings per share. "Basic earnings (loss) per share" represents net income divided by the weighted average shares outstanding and is consistent with the Company's historical presentations. "Diluted earnings (loss) per share" represents net income (loss) divided by the weighted average shares outstanding adjusted for the incremental dilution of outstanding employee stock options and awards, if dilutive. The Company adopted SFAS No. 128 at June 4, 1997. Restatement of prior periods is not meaningful due to the consummation of the Plan, the extinguishment of the existing stock and the issuance of new stock. Had the provisions of SFAS No. 128 been applied as of December 28, 1996, the Company believes it would not have a material impact on Net Income (Loss) per share.

         As of January 3, 1998, the basic weighted average common shares outstanding is 3,400,000, and the weighted average shares outstanding assuming dilution is 3,458,565. The difference of 58,565 relates to incremental shares issuable relating to dilutive stock options.

(k) Comprehensive Income -

     SFAS No.130, "Reporting Comprehensive Income" establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No.130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity which is presented in the consolidated financial statements.

(l)      Segment Disclosure -

         SFAS No. 131, "Disclosures about Segments of and Enterprise and Related Information" was issued in June 1997. This statement is effective for the Company's fiscal year ending January 2, 1999. This statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports. Adoption of SFAS No. 131 relates to disclosure within the financial statements and is not expected to have a material effect on the Company's financial statements.

(m)      Prior Years' Reclassification -

         Certain  items  previously   reported  in  specific   captions  in  the
accompanying financial statements have been reclassified to conform with the current year's classifications.

(n)      Accounting Estimate -

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent gains and losses at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

4.   Inventories:

         Inventories, net of assets of product lines held for sale and disposition (see Note 12) consist of the following:


                                               January 3,         December 28,
                                                  1998                1996
                                                  ----                ----
(In thousands)

Raw materials                                  $  9,638             $  33,151
Work in process                                   4,540                 2,711
Finished goods                                   12,523                68,521
                                              ---------             ----------

   Total inventories                           $ 26,701             $ 104,383
                                              =========             =========

         The balances at December 28, 1996 include the inventories related to the Sassco Fashions product line which was subsequently sold.

5.   Property, Plant and Equipment:

         Property, plant and equipment, net of assets of product lines held for sale and disposition (see Note 12), consist of the following:

                                         January 3,   December 28,  Estimated
                                           1998          1996      Useful Life
                                           ----          ----      -----------
                    (In thousands)

Land and buildings                          $   --   $      170    25-40 years
Machinery, equipment and fixtures              284       23,395    5 - 10 years
Leasehold improvements                          38        9,948    Various
Construction in progress                       537        3,611    N/A
                                            ------    ---------
   Property, plant and equipment, at cost      859       37,124
Less: Accumulated depreciation and
   amortization                               (14)      (19,549)
                                            ------    ---------

Total property, plant and
    equipment, net                          $  845     $ 17,575
                                            ======    =========

         The balances at December 28, 1996 include the property, plant and equipment related to the Sassco Fashions product line which was sold/transferred on June 4, 1997 as provided in the Plan. In addition, all non-current assets were written-off at June 4, 1997 under fresh-start reporting (see Note 2).

6.   Debt:

(a) CIT Credit Agreement -

         On June 2, 1997, in preparation for the consummation of the Plan, a wholly-owned subsidiary of the Company entered into a two-year financing agreement (the "CIT Credit Agreement") with CIT to provide direct borrowings and to issue letters of credit on the Company's behalf in an aggregate amount not exceeding $30,000,000, with a sublimit on letters of credit of $20,000,000. The CIT Credit Agreement became effective on June 4, 1997 with the consummation of the Plan. Direct borrowings bear interest at prime plus 1.0% (9.5% at January 3,
1998) and the CIT Credit Agreement requires a fee, payable monthly, on average outstanding letters of credit at a rate of 2% annually. There were no direct borrowings outstanding under the CIT Credit Agreement and approximately $8,514,000 was committed under unexpired letters of credit as of January 3, 1998.

         The CIT Credit Agreement, as amended, contains certain reporting requirements, as well as financial and operating covenants. Financial covenants include the attainment of a current assets to current liabilities ratio, an interest to earnings ratio and minimum earnings. In addition, the CIT Credit Agreement contains certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness, a prohibition on paying dividends, and limitation on capital expenditures. As collateral for borrowings under the CIT Credit Agreement, the Company has granted to CIT a security interest in substantially all of its assets. The Company is currently in compliance with all requirements contained in the CIT Credit Agreement.

         The Company paid $150,000 in commitment and related fees in connection with the credit facility which was written-off as part of fresh-start reporting. Another $250,000 in commitment fees was paid in June 1997. These fees are being amortized as interest and financing costs over the two year term of the CIT Credit Agreement.

         The provisions of the Company's Credit Agreement with CIT have been modified three times:

         On August 18, 1997, CIT waived the provision contained in section 10.17 of the Credit Agreement that set a minimum ratio of current assets to current liabilities for the quarter ended July 5, 1997. This waiver was required due to the later than anticipated consummation of the Plan of Reorganization that caused a higher level of confirmation expenses to remain unpaid as of July 5, 1997. Such unpaid confirmation expenses were collateralized by an equal amount of cash and securities.

         On February 23, 1998, CIT amended several of the provisions of the Credit Agreement in order to adjust for the fresh start accounting adjustments made in accordance with generally accepted accounting principles following the Company's exit from bankruptcy. As part of the initial financing agreement entered into by the Company with CIT on June 2, 1997, CIT had agreed to make the appropriate amendments caused by "fresh start."

         This February 23, 1998 amendment also included an increase in the level of allowed annual capital expenditures to conform to the Company's requirements.

         On March 31, 1998, CIT amended numerous sections of the Credit Agreement in order to permit the Company to:

o Purchase, acquire or invest in businesses, subject to the approval of CIT. Such acquisitions or investments may include the assumption of debt, liens, guarantees, or contingent liabilities.

o Pay dividends or repurchase the Company's common stock up to an aggregate amount of $5,000,000 in each fiscal year 1998 and 1999. Such payment may also be limited by not experiencing or incurring an event of default under the Credit Agreement that includes other restrictive covenants. Further, such payment must also leave the Company with no less than $5,000,000 in undrawn availability.

o Incur additional capital expenditures to the extent the prior year's actual capital expenditures were less than the amount allowed for that year. The Company's 1997 capital expenditures from June 4, 1997 through the end of the fiscal year were $859,000. This amount was $641,000 below the 1997 covenant. Effectively, this raises the 1998 limit on capital expenditures to $3,141,000.

(b) FNBB Credit Agreement/DIP Credit Agreement -

         The Company previously had a facility for a $60,000,000 credit agreement with The First National Bank of Boston ("FNBB") and BankAmerica Business Credit, Inc. ("BABC"), as Facility Agents and FNBB as Administrative Agent (the "FNBB Credit Agreement"). In connection with the consummation of the Plan, the Company entered into an agreement (the "Paydown Agreement") with its lenders under the FNBB Credit Agreement to paydown any remaining obligations under the FNBB Credit Agreement and terminate the FNBB Credit Agreement on June 4, 1997. The FNBB Credit Agreement had expired on May 31, 1997, but continued in effect until the consummation of the Plan with the consent of both the lenders and the Company.

         The FNBB Credit Agreement provided for post-petition direct borrowings and the issuance of letters of credit on the Debtors' behalf in an aggregate amount not exceeding $60,000,000, subject to being permanently reduced on a dollar-for-dollar basis for any net cash proceeds received from the sale of assets after March 20, 1995 for which the proceeds exceeded $20,000,000 in the aggregate up to a maximum of $40,000,000 on a cumulative basis. No qualifying asset sales were made which would have reduced the facility borrowing limits. Beginning January 1, 1997, the sublimit on the revolving line of credit was $20,000,000 and the sublimit for letters of credit was $50,000,000.


         There were no direct borrowings outstanding under the FNBB Credit Agreement and approximately $32,169,000 was committed under unexpired letters of credit as of December 28, 1996.

         Direct borrowings bore interest at prime plus 1.5% (9.75% at December 28, 1996) and the FNBB Credit Agreement required a fee, payable monthly, on average outstanding letters of credit at a rate of 2% annually. The FNBB Credit Agreement, as amended, contained certain reporting requirements, as well as financial and operating covenants through December 28, 1996 related to minimum and maximum inventory levels, capital expenditures and attainment of minimum earnings before reorganization, interest, taxes and depreciation and amortization. As collateral for borrowings under the FNBB Credit Agreement, the Company had granted to FNBB and BABC a security interest in substantially all assets of the Company. In addition, the FNBB Credit Agreement contained certain restrictive covenants, including limitations on the incurrence of additional liens and indebtedness and a prohibition on paying dividends.

         The Company incurred $473,000, $1,234,000 and $1,876,000, respectively, in commitment and related fees in connection with the credit facilities for the twenty-two, fifty-two and fifty-two weeks ended June 4, 1997, December 28, 1996 and December 30, 1995. These fees were amortized as interest and financing costs over the terms of the respective agreements.

(c)  Senior Debt -

         On January 4, 1990, the Company issued $50,000,000 of 9.53% unsecured Senior Notes ("Senior Notes") and $25,000,000 of 10.54% unsecured Senior Subordinated Notes ("Subordinated Notes"), pursuant to note agreements. The Senior Notes and Subordinated Notes were payable in annual installments of $7,142,857 beginning January 1994 and $8,333,333 beginning January 2000, respectively. The Company defaulted on these notes with its chapter 11 filings and these notes were settled as part of the Plan.

         As a result of the chapter 11 filings (see Notes 1 and 2), all long-term debt outstanding at April 5, 1993 was classified as Liabilities subject to compromise. The Company breached covenants in substantially all of its then existing debt instruments as a result of the accounting irregularities and the chapter 11 filing.

         Debt consisted of the following:


                                              January 3,           December 28,
           (In thousands)                        1998                 1996
                                                ------               -----

CIT Credit Agreement                             $     --         $      --
FNBB Credit Agreement                                  --                --

Financing Agreement:
   Revolver; variable interest
       rates, due through December 31, 1994            --               78,004
   Lines of credit; variable interest rates,
       due through December 31, 1994                   --              100,000
                                                ------------         ---------
         Total debt under financing agreement          --              178,004
                                                ------------         ---------

Senior debt:
   Senior notes; 9.53% interest rate, due
        January 15, 2000                               --               50,000
   Senior subordinated notes; 10.54% interest
       rate, due January 15, 2002                      --               25,000
                                                ------------        ----------
         Total senior debt                             --               75,000
                                                ------------        ----------

Total debt                                             --              253,004

Less: Liabilities subject to compromise                --              253,004
                                                ------------        ----------

    Total long-term debt                         $     --           $    --
                                                 ===========        ==========

         In accordance with the Plan, the Liabilities subject to compromise were discharged on June 4, 1997.

7.   Income Taxes:

         For the thirty-one, twenty-two, fifty-two and fifty-two weeks ended January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995, respectively, the following provisions (benefits) for income taxes were made:

                                                                    (In thousands)

                                     Thirty-One         Twenty-Two         Fifty-Two          Fifty-Two
                                     Weeks Ended        Weeks Ended       Weeks Ended        Weeks Ended
                                     January 3,           June 4,        December 28,       December 30,
                                        1998               1997              1996               1995
                                  -----------------     -----------    -----------------   --------------

Current:
             Federal                   $      460       $  1,400          $     130            $(37)
             State                            217          2,428                 39             100
             Foreign                           --            351                 95             987
                                       ----------       --------          ---------         -------
                                              677          4,179                264           1,050
                                       ----------       --------          ---------         -------
Deferred:
             Federal                           --             --                 --              --
             State                             --             --                 --              --
             Foreign                           --             --            (1,103)         ( 1,811)
                                       ----------        --------         ---------         -------
                                               --             --            (1,103)         ( 1,811)
                                       ----------        --------         ---------         -------

Total tax provision (benefit)
for income taxes                              677          4,179              (839)            (761)

Less: Taxes on sale
of Sassco Fashions line                        --         (3,728)               --               --
                                       ----------        -------          ---------         --------

Tax provision (benefit)
for income taxes                       $      677       $    451             $(839)           $(761)
                                       ==========       ========          =========         ========

         The Company recognized Federal and state income taxes for the thirty-one weeks ended January 3, 1998 of $677,000. There is no Federal tax provision currently recognizable, other than based on the alternative minimum tax regulations, due to existing net operating loss carryforwards and the benefits of significant temporary differences recognized in the period ended January 3, 1998.

         The Company recognized Federal, state and foreign income taxes for the twenty-two weeks ended June 4, 1997 of $451,000. There is no Federal income tax provision currently recognizable, other than that based on the alternative minimum tax regulations, due to existing net operating loss carryforwards. An additional $3,728,000 of Federal and state taxes were recorded against the Gain on the disposition of the Sassco Fashions product line. For the fifty-two weeks ended December 28, 1996 and December 30, 1995, the Company recognized an income tax credit of $1,103,000 and $1,811,000, respectively, representing a reduction of foreign income tax liabilities as a result of negotiated settlements on prior years' estimated taxes, which offset the Federal, state, local and foreign taxes of $264,000 and $1,050,000 in 1996 and 1995, respectively. In connection with the adoption of fresh start reporting (see Note 2), the net book values of all non-current assets existing at the consummation date were eliminated by negative goodwill. As a consequence, tax benefits realized for book purposes for any period after the consummation for cumulative temporary differences, net operating loss carryforwards and tax credit carryforwards existing as of the consummation date will be reported as an addition to paid-in-capital in excess of par value rather than as a reduction in the tax provision in the statement of operations.

         The difference between the Company's effective income tax rate and the statutory Federal income tax rate is as follows:

                                                    (In thousands, except percentages)

                                   Thirty-One        Twenty-Two           Fifty-Two         Fifty-Two
                                   Weeks Ended       Weeks Ended         Weeks Ended       Weeks Ended
                                   January 3,          June 4,          December 28,      December 30,
                                      1998             1997                  1996              1995
                                 ----------------  ------------       -----------------    -----------

Tax provision (benefit) for
  income taxes                        $ 677            $ 4,179             $( 839)              $(761)

Income (Loss) before
  provision (benefit) for
  income taxes                       $ 3,986          $149,673             $ 8,889           $(18,602)
                                     =======          ========             =======           =========

Effective Tax Rate                    17.0%              2.8%                9.4%                4.1%

Net state tax                        ( 5.4%)           ( 1.3%)             ( 0.3%)               0.4%
Net foreign tax                        --              ( 0.2%)              11.3%              (11.4%)
Intangibles                           23.4%               --               ( 7.1%)               7.9%
Operating losses not utilized          --                 --                 --                 34.2%
Utilization of net operating
  losses                               --                 35%               23.2%                 --
Other                                  --               (1.3%)              (1.5%)              (0.2%)
                                      -----

Federal statutory rate                35.0%             35.0%               35.0%               35.0%
                                     ======            ======             =======              =======

         The amounts comprising the temporary differences (the differences between financial statement carrying values and the tax basis of assets and liabilities) at the end of the respective periods are as follows:

                                                                            (In thousands)

                                        Thirty-One               Twenty-Two         Fifty-Two            Fifty-Two
                                        Weeks Ended              Weeks Ended       Weeks Ended          Weeks Ended
                                        January 3,                 June 4,         December 28,         December 30,
                                           1998                      1997              1996                 1995
                                     ----------------        ------------------   ---------------      -------------

Customer reserves and allowances         $   4,108                $   3,812          $   11,550         $  12,000
Restructuring and investigation                300                   10,963              30,770            37,700
Depreciation                                 6,713                    7,304               1,700              (300)
Inventory                                    2,553                    2,337              12,640            16,500
Multi-employer pension payments             --                       --                  --                  (316)
Worker's compensation
   insurance                                   572                      572               4,280             2,500
Vacation pay accrual                           490                      421               1,200             1,300
Others                                         308                      921               1,420             4,500
                                          --------                ---------           ---------        ----------

Total temporary differences               $ 15,044                 $ 26,330            $ 63,560          $ 73,884
                                          ========                =========            ========        ==========

         The following is a summary of the estimated deferred income taxes, i.e., future Federal income tax benefits at currently enacted rates, which have been reflected in the financial statements as indicated below:


                                                           (In thousands, except percentages)

                                           Thirty-One       Twenty-Two         Fifty-Two           Fifty-Two
                                           Weeks Ended      Weeks Ended       Weeks Ended         Weeks Ended
                                           January 3,         June 4,        December 28,         December 30,
                                              1998              1997              1996                1995
                                       ----------------- -----------------  ----------------      -----------

Temporary differences                       $ 15,044         $ 26,330          $ 63,560             $ 73,884
Tax rate                                       35%              35%               35%                  35%
                                              ----             ----              ----                 ----
Tax effect of temporary differences            5,265            9,216            22,246               25,859
Valuation Allowance                           (5,265)          (9,216)          (22,246)             (25,859)
                                             -------

Deferred tax assets recognized               $ --             $ --              $ --                $ --
                                             -------          -------           -------             --------

         At June 4, 1997 there were consolidated tax net operating losses of approximately $50 million available to offset future taxable income, if any, through fiscal year 2010. The utilization of these loss carryforwards to offset future taxable income is subject to limitation under the "change in control" provision of Section 382 of the Internal Revenue Code. The Company estimated that the annual limitation imposed on the utilization of these loss carryforwards by Section 382 will be approximately $1,500,000 per year, resulting in an aggregate limitation on the use of these loss carryforwards of approximately $21,000,000 through 2010.

         The Company has also generated approximately $9,000,000 of loss carryforwards during the period ended January 3, 1998 as a result of recognizing various cumulative temporary differences arising in prior periods. These loss carryforwards may be available to offset future taxable income, if any, without limitation.

         On February 26, 1996, the Company received $7,970,000 for the refund from the amended tax returns for 1989 through 1991 plus interest of $2,375,000.

8.   Commitments and Contingencies:

(a)  Leases -

         The Company rents real and personal property under leases expiring at various dates through 2002. Certain of the leases stipulate payment of real estate taxes and other occupancy expenses. Total rent expense charged to operations for the thirty-one, twenty-two, fifty-two and fifty-two weeks ended January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995, amounted to $1,365,000, $4,599,000, $8,007,000 and $13,926,000, respectively. All capital lease assets were written-off under fresh-start reporting (see Note 2).

         Minimum annual rental commitments under operating and capitalized leases in effect at January 3, 1998 are summarized as follows:

                                                              Capitalized
                  Fiscal           Real        Equipment        Equipment
                  Years            Estate      & Other      (including interest)
                  ------           ------      ---------    -------------------
                                               (In thousands)
                  1998              $ 1,431     $  228            $  160
                  1999                1,551        196                54
                  2000                1,658        181                18
                  2001                1,377        166                --
                  2002                  342         --                --
                                   ---------    --------         --------

    Total minimum lease payments     $ 6,359    $  771           $  232
                                   =========    ========         ========

(b)  Legal Proceedings -

         As discussed in Notes 1 and 2, on the Filing Dates, the Company and several of its subsidiaries filed voluntary petitions in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. All civil litigation commenced against the Company and those referenced subsidiaries prior to that date had been stayed under the Bankruptcy Code. By an order dated April 21, 1997 (the "Confirmation Order"), the Bankruptcy Court confirmed the Plan. The Plan was consummated on June 4, 1997. Certain alleged creditors who asserted age and other discrimination claims against the Company, and whose claims were expunged (the "Claimants") pursuant to an Order of the Bankruptcy Court (see below) appealed the Confirmation Order to the United States District Court for the Southern District of New York. The Company moved to dismiss the appeal from the Confirmation Order and the motion was granted and the appeal was dismissed. An appeal to the United States Court of Appeals for the Second Circuit from the Order dismissing the appeal taken by the Claimants subsequently was withdrawn, without prejudice, and may be refiled in the future. In addition, the Claimants and two other persons commenced an adversary proceeding in the Bankruptcy Court to revoke the Confirmation Order. The Company has moved to dismiss the adversary proceeding to revoke the Confirmation Order and that motion has been fully briefed, but has not yet been argued to the Bankruptcy Court.

         Both prior to and subsequent to the Filing Dates, various class action suits were commenced on behalf of persons who were stockholders of the Company prior to April 5, 1993. Any claims against the Company arising out of these suits were discharged as part of, and in accordance with the terms of the Plan.

         The Claimants, who are former employees of the Company who were discharged prior to the filing of the chapter 11 cases, asserted age and other discrimination claims, including punitive damage claims against the Company in the approximate aggregate sum of $80 million. Following a trial on the merits, the Bankruptcy Court expunged and dismissed those claims in their entirety. The Claimants have appealed that decision to the United States District Court for the Southern District of New York, the appeal has been fully briefed and argued and the parties are awaiting a decision.

         Several former employees, who are included among the Claimants in the above-described pending appeal, have commenced an action alleging employment discrimination against certain former officers and directors of the Company in the United States District Court for the Southern District of New York. The Court has dismissed all of the causes of action arising under federal and state statutes, and the only remaining claims are those arising under the New York
City Human Rights Law. Discovery is complete and a pre-trial order has been filed.

         In addition to, and concurrent with, the proceedings in the Bankruptcy Court, the Company is involved in or settled the following legal proceedings of significance:

         In November 1992, a class action entitled "Stephen Warshaw and Phillis Warshaw v. The Leslie Fay Companies, Inc. et al." was instituted in the United States District Court for the Southern District of New York. In January 1993 and February 1993, the plaintiffs served amended complaints and thereafter twelve other similar actions were commenced against the Company, certain of its officers and directors and its then auditors, BDO Seidman. The complaints in these cases, which purported to be on behalf of all persons who purchased or acquired stock of the Company during the period from February 4, 1992 to and including February 1, 1993, alleged that the defendants knew or should have known material facts relating to the sales and earnings which they failed to disclose and that if these facts had been disclosed, they would have affected the price at which the Company's common stock was traded. A pre-trial order was entered which had the effect of consolidating all of these actions and, in accordance therewith, the plaintiffs have served the defendants with a consolidated class action complaint which, because of the chapter 11 filing by the Company, does not name the Company as a defendant. In March 1994, plaintiffs filed a consolidated and amended class action complaint. This complaint added certain additional parties as defendants, including Odyssey Partners, L.P. ("Odyssey"), and expanded the purported class period from March 28, 1991 to and including April 5, 1993. In March 1995, BDO Seidman filed an answer and cross-claims against certain of the officers and directors of the Company previously named in this action and filed third-party complaints against Odyssey, certain then current and former executives of the Company and certain then current and former directors of the Company. These cross- claims and third-party complaints allege that the Company's senior management and certain of its directors engaged in fraudulent conduct and negligent misrepresentation. BDO Seidman sought contribution from certain of the defendants and each of the third-party defendants if it were found liable in the class action, as well as damages. On March 7, 1997, a stipulation and agreement was signed pursuant to which all parties agreed to settle the above described litigation for an aggregate sum of $34,700,000. The officers' and directors' share of the settlement is covered by the Company's officers' and directors' liability insurance. The settlement specifically provides that the officers and directors deny any liability to the plaintiffs and have entered into the settlement solely to avoid substantial expense and inconvenience of litigation. The Company has no obligations under this settlement. The District Court approved this settlement and signed the final order of dismissal on May 8, 1997. The settlement has been fully consummated.

         In February 1993, the Securities and Exchange Commission obtained an order directing a private investigation of the Company in connection with, among other things, the filing by the Company of annual and other reports that may have contained misstatements, and the purported failure of the Company to maintain books and records that accurately reflected its financial condition and operating results. The Company is cooperating in this investigation.

         In February 1993, the United States Attorney for the Middle District of Pennsylvania issued a Grand Jury Subpoena seeking the production of documents as a result of the Company's announcement of accounting irregularities. In 1994, Donald F. Kenia, former Controller of the Company, was indicted by a federal grand jury in the Middle

District of Pennsylvania and pled guilty to the crime of securities fraud in connection with the accounting irregularities. On or about October 29, 1996, Paul F. Polishan, former Senior Vice President and Chief Financial Officer of the Company, was indicted by the federal grand jury in the Middle District of Pennsylvania for actions relating to the accounting irregularities. The trial of the case against Paul F. Polishan has not yet occurred.

         In March 1993, a stockholder derivative action entitled "Isidore Langer, derivatively on behalf of The Leslie Fay Companies, Inc. v. John J. Pomerantz et al." (the "Derivative Action") was instituted in the Supreme Court of the State of New York, County of New York, against certain officers and directors of the Company and its then auditors. This complaint alleges that the defendants knew or should have known material facts relating to the sales and earnings of the Company which they failed to disclose. The time to answer, move or otherwise respond to the complaint has not yet expired. The plaintiff seeks an unspecified amount of monetary damages, together with interest thereon, and costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The Company cannot presently determine the ultimate outcome of this litigation, but believes that it should not have any unfavorable impact on the financial statements. Pursuant to the Modification of the Third Amended and Restated Joint Plan of Reorganization filed on April 4, 1997, a Derivative Action Board, comprised of three persons or entities appointed by the Bankruptcy Court, upon nomination by the Creditors' Committee, shall determine by a majority vote whether to prosecute, compromise and settle or discontinue the Derivative Action.

         On February 23, 1996, Albert Nipon and American Pop Marketing Group, Inc. commenced an action against the Company in the United States Bankruptcy Court, Southern District of New York seeking, inter alia, a declaratory judgment with respect to the use of the Company's "Albert Nipon" trademark and trade name. The Company has asserted counter claims. Upon a record of stipulated facts and submissions of memorandum of law, an oral argument on this matter was heard on May 9, 1997. On December 23, 1997, the Court ruled in favor of the Company finding the plaintiffs in violation of the Federal and New York Trademark Statutes and of unfair competition under common law. The plaintiffs have appealed and the Company has cross appealed to recover its costs and expenses in the litigation.

(c)  Management Agreements -

         In connection with the Plan, the Company entered into one-year management contracts with several officers and key employees with annual salaries of $1,900,000.

(d)  Concentrations of Credit Risk -

         Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are not concentrated in any specific geographic region, but are concentrated in the retail apparel business. For the fifty-three weeks ended January 3, 1998, excluding the Sassco Fashion and Castleberry product lines, three customers of the continuing Leslie Fay business accounted for 33%, 12% and 8% of the reorganized Company's sales. In 1996 for continuing businesses only, three customers accounted for 35%, 19%, and 4.5% of the Company's sales. The Company has established an allowance for possible losses based upon factors surrounding the credit risk of specific customers, historical trends and other information.

         On June 2, 1997 the Company entered into a factoring agreement with CIT, whereby CIT provides a guarantee of collection for all shipments approved by CIT. Under the factoring agreement these receivables are purchased by CIT. On January 3, 1998 the Company's accounts receivable included $8,800,000 due from CIT net of reserves.

9.       Stockholders' (Deficit) Equity

         The authorized common stock of the reorganized Company consists of 9,500,000 shares of common stock with a par value $.01 per share. At June 4, 1997, 3,400,000 shares were issued and outstanding and were being held by the plan administrator in trust. In July 1997, 2,686,000 (79%) of the shares were distributed. The remaining twenty-one (21%) percent is being held back for the benefit of its creditors pending the resolution of certain disputed claims before the Bankruptcy Court. The old common stock was extinguished at June 4, 1997 and the old stockholders of the Company did not retain or receive any value for their equity interest.

         In addition, 500,000 shares of Preferred Stock of the reorganized Company were authorized at June 4, 1997 with a par value of $.01. None of such shares have been issued.

10.  Stock Option Plan:

         Information regarding the Company's stock option plan is summarized below:


                                   Number of Shares    Option Price Per Share
                                -------------------  ---------------------------

Outstanding at December 30, 1995        148,875       $3.31      -     $14.00

Granted                                   --             --      -         --
Exercised or surrendered                  --             --      -         --
Canceled                                (22,000)       3.50      -      14.00
                                       --------

Outstanding at December 28,1996         126,875        3.31      -      14.00

Termination of old plan                (126,875)       3.31      -      14.00
Granted                                 510,121        6.18      -      12.50
Exercised or surrendered                  --             --      -         --
Canceled                                  --             --      -         --
                                        -------
Outstanding at January 3, 1998          510,121        6.18      -      12.50


         The Plan provides stock options to certain senior management equal to seventeen and one-half (17.5%) percent of the reorganized Company's common stock outstanding (assuming the exercise of all options). Of this amount, the first ten (10%) or 412,121 options were granted as of June 4, 1997, one-third of which will vest on each of the first three anniversaries of the Consummation Date. In addition, each initial non-employee director of the Company has been granted 10,000 stock options for a total of 50,000 options. The options may be exercised for $6.18 per share. The Plan provided that additional options of another two and one-half (2.5%) to seven and one-half (7.5%) percent of common stock (a maximum of 309,091 options) will be granted upon a sale of the Company where the imputed enterprise value exceeds $37,500,000. The Company issued 48,000 additional options to non-employee directors and middle management during the period. These options may be exercised for a price between $11.50 and $12.50 per share. No options were exercisable at January 3, 1998.

         Effective as of the Consummation Date, the Company adopted the provisions of SFAS No. 123 - "Accounting for Stock-Based Compensation." Under SFAS No.123 utilizing the fair value based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The fair value of the options granted on June 4, 1997 was estimated using the Black-Scholes option pricing model based upon the following assumptions: risk free interest rate of 6.47%, expected life of 5 years, and volatility of 34%. The compensation expense of approximately $1.8 million is being recognized over the service period of three years. Had

SFAS No. 123 been adopted prior to the Consummation Date in fiscal years 1995, 1996 and the twenty-two weeks ended June 4, 1997, there would have been no effect on the Company's financial statements.

         The consummation of the Plan terminated all options under a Stock Option Plan which had provided for the grant of up to an aggregate of 1,000,000 shares of the Company's common stock to its key employees. In December 1992, the Board of Directors approved an increase in the aggregate number of shares which could be granted to 1,500,000. This increase was subject to stockholder approval which was never solicited.

         Under the plan, incentive stock options were granted to purchase shares of common stock at not less than the fair market value of such shares at the date of the grant. Additionally, non-qualified options were granted to purchase shares of common stock at an amount not less than 98% of the fair market value of such shares at the date of grant. In general, the options vested over a four year period and were exercisable no later than five years from the date of grant.

11.  Retirement Plans:

(a)  Defined Benefit Plan -

         In January 1992, the Company established a non-contributory defined benefit pension plan covering certain salaried, hourly and commission-based employees. Plan benefits are based upon the participants' salaries and years of service. The plan was amended to freeze benefit accruals effective December 31, 1994 and, in connection with the Company's reorganization, to terminate the plan effective December 31, 1996. Investments are made primarily in U.S. Government obligations and common stock. The following major assumptions were used in the actuarial valuations:


                                                  1997       1996    1995
                                                  ----       ----    ----
Discount rate                                     7.5%       7.5%    8.8%
Long-term rate of return on assets                8.8%       8.8%    8.8%
Average increase in compensation                   N/A       N/A     N/A

         Net periodic pension cost recognized in the thirty-one, twenty-two, fifty-two and fifty-two weeks ended January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995 were $0, $0, $195,000 and $341,000, respectively. The components of this cost are as follows:

                                                                   (in thousands)

                                       Thirty-one          Twenty-two           Fifty-two            Fifty-two
                                      weeks ended         weeks ended          weeks ended          weeks ended
                                       January 3,           June 4,           December 28,         December 30,
                                          1998                1997                1996                 1995
                                          ----                ----                ----                 ----

Service costs                              $       --       $      --             $    --             $     --
Interest cost                                      47              38                 127                  223
Actual return on assets                           (74)            (98)               (111)                 417
Recognition of partial settlement
   of pension obligations                          --              --                 106                  200
Net amortization and deferral                      27              60                  73                 (499)
                                            ---------         ---------           ---------             ------

     Net periodic pension cost              $     --          $     --           $    195              $   341
                                            =========         =========           =========             ======


The following table summarizes the funding status of the plan at January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995:

                                                                               (In thousands)

                                                       Thirty-one           Twenty-two            Fifty-two           Fifty-two
                                                       weeks ended          weeks ended          weeks ended         weeks ended
                                                        January 3,             June 4,            December 28,        December 30,
                                                          1998                 1997                  1996                1995
                                                          ----                 ----                  ----                ----

Actuarial present value of benefit obligations:

Accumulated benefit obligations
      Vested                                           $         --            $(1,867)             $(2,034)             $(1,639)
      Non-vested                                                 --              --                 (    97)                (196)
                                                                               --------             --------             -------

Total accumulated benefit obligation                   $         --            $(1,867)             $(2,131)             $(1,835)
                                                       ============            ========             ========             ========

Projected benefit obligation                                     --             (1,867)              (2,131)              (1,835)
Estimated fair value of assets                                   --              1,054                1,062                 1,359
                                                      -------------            --------
Excess of projected benefit
     obligation over plan assets                                 --            (   813)              (1,069)                (476)
Unrecognized prior service costs                                 --              --                    --                    262
Unrecognized net loss                                            --              --                    --                    313
Additional minimum liability under                               --              --                    --                   (575)
                                                      -------------            --------              -------
     SFAS No. 87

     Accrued Pension Costs                                       --            $(  813)             $(1,069)               $(476)
                                                      =============            =========             ========            =========

         Under the requirements of SFAS No. 87 - "Employers' Accounting for Pensions", an additional minimum pension liability representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 30, 1995. A corresponding amount was recognized as an intangible asset to the extent of unrecognized prior service costs with the balance recorded as a separate reduction of stockholders' equity. As a result of the plan termination, in the fourth quarter of 1996, the Company recorded an additional $676,000 as reorganization expense to write-off these assets and record an additional liability of $813,000 to fully fund the plan.

(b)  Defined Contribution Plan -

         The Company also maintains a qualified voluntary contributory profit sharing plan covering certain salaried, hourly and commission-based employees. Certain Company matching contributions to the plan are mandatory. Other contributions to the plan are discretionary. Total contributions to the plan may not exceed the amount permitted as a deduction pursuant to the Internal Revenue Code. The contributions charged to operations for the thirty-one, twenty-two, fifty-two and fifty-two weeks ended January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995 amounted to $75,000, $113,000, $321,000 and $531,000, respectively.

(c) Other -

         The Company participates in a multi-employer pension plan. Such plans were underfunded as of January 1, 1994. The plans provide defined benefits to unionized employees. Amounts charged to operations for contributions to the pension funds in 1996 and 1995 amounted to approximately $965,000 and $1,295,000. The Company increased the established reserve within Liabilities subject to compromise in 1996 to the expected settlement of $14,875,000. This claim was settled upon consummation of the Plan.

         The Company does not provide for post-employment or post-retirement benefits other than the plans described above.

12.  Assets of Product Lines Held for Sale or Disposition:

         As discussed in Note 2, in connection with the consummation of the Plan, the Company sold or transferred all the assets and liabilities of its Sassco Fashions product line on June 4, 1997 for an estimated exchange value of $230,000,000. This value was the estimated reorganization value of the Sassco Fashions product line which was calculated in a manner similar to the Company's reorganization value (see Note 2). The resulting gain of $89,810,000, net of taxes of $3,728,000, recorded from these transactions is reflected as a Gain from the sale of the Sassco Fashions line in the consolidated statements of operations.

         The assets and liabilities sold and transferred included cash, accounts receivable, inventory, property, plant and equipment, other assets (including the trade name Albert Nipon), accounts payable, accrued expenses and other liabilities related to the Sassco Fashions line. In addition, the Company transferred to Sassco its 100% equity interest in several subsidiaries associated with the Sassco Fashions line. As provided in the Plan, the creditors of the Company became the shareholders of Sassco.

         The gain on the disposition of the assets and liabilities of the Sassco Fashions line is a taxable event and a substantial portion of the net operating loss carryforwards available to the Company was utilized to offset a significant portion of the taxes recognized on this transaction.

         In 1996, the Company decided to sell its Castleberry product line and recorded a restructuring charge of $2,004,000 for its disposition, including $1,100,000 to increase the reserve to cover the write-off of the Excess of purchase price over net assets acquired and projected additional losses on the sale of net assets. On May 26, 1997, the Company sold the assets and liabilities of its Castleberry line for $600,000. The resulting loss of $1,398,000 on the sale was applied against Accrued expenses and other current liabilities at the time of the sale.

         The components of Assets and Direct liabilities of product lines held for sale and disposition at December 28, 1996 include:

                                                                             (In thousands)
                                                                             Continuing       Held
                                                                  Total      Operations       For Sale
                                                               --------      --------------   --------
         Accounts receivable, net                              $ 63,930        $ 63,456      $      474
         Inventories                                            106,836         104,383           2,453
         Prepaid expenses and other current assets                2,335           2,290              45
         Property, plant and equipment, net                      17,606          17,575              31
         Deferred charges and other assets                        1,182           1,182              --
                                                                                                -------

              Total assets of product lines held for sale or disposition                      $   3,003
                                                                                               ========

         Accounts payable                                       $ 20,521       $ 20,341       $     180
         Accrued expenses and other current liabilities           24,551         23,154           1,397
                                                                                               --------

              Total direct liabilities of product lines held for
                      sale or disposition                                                     $   1,577
                                                                                               ========


         Unaudited pro forma consolidated statements for the twenty-two weeks ended June 4, 1997 and for the fiscal year ended December 28, 1996 are presented below and include adjustments to give effect to the sales and the Plan (see Note
2) as if they occurred as of the beginning of the periods presented. A pro forma consolidated balance sheet as of June 4, 1997 is not presented because the transactions recording the Plan and the sale transactions are already reflected in the balance sheet.

         The unaudited pro forma financial statements have been prepared in accordance with guidelines established by the Securities and Exchange Commission. The historical balances were derived from the consolidated statement of operations for the twenty-two weeks ended June 4, 1997 or from the financial statements of the Company included in the December 28, 1996 Form 10-K. All significant intercompany transactions have been eliminated.

         The unaudited proforma adjustments presented in the statements are as follows:


                            Column Heading                                     Explanation
                            --------------                                     -------------

Column 1                  Historical Operations         The Consolidated Statement of Operations as it existed prior to the adjustments.

Column 2                  Disposition of Sassco         The operating results of the Sassco Fashions line have been eliminated to give effect to the disposition as of the
                                                        beginning of the period presented, including depreciation
                                                        expense on its property, plant and equipment, an allocated corporate charge based on workload by department related to the Sassco Fashions line and direct charges associated with financing fees on its factoring agreement and fees incurred on letters of credit issued on its behalf.  For periods including
                                                        June 4, 1997, the gain recorded on the disposition of the
                                                        Sassco Fashions line has been reversed.

Column 3                  Sale of Castleberry           The operating results of the Castleberry line have been
                                                        eliminated to give effect to the disposition as of the
                                                        beginning of the period presented, including depreciation
                                                        expense on its property, plant and equipment and an
                                                        allocated corporate charge based on workload by department related to the Castleberry line.

Column 4                  Fresh Start Reporting         To record the estimated effect of the Plan as if it had been effective as of the beginning of period presented.  This
                                                        includes adjustments for the following items:
                                                        a) The elimination of the historical depreciation and
                                                        amortization for the remaining product lines, including the amounts in cost of sales, on the beginning of period asset balances and the recording of the amortization credit for the
                                                        "Excess of revalued net assets acquired over equity under
                                                        fresh-start reporting" (assuming a three-year amortization period).

                                                        b) The elimination of historical reorganization expense that will not be incurred subsequent to the Consummation Date.

                                                        c) The elimination of the fresh-start revaluation charge and the reversal of the gain on debt discharge pursuant to the
                                                        Plan.

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (UNAUDITED)


                                                                          Twenty-two Weeks Ended June 4, 1997
                                         -------------------------------------------------------------------------------------------
                                           Historical        Disposition of          Sale of         Fresh Start      Pro Forma
                                           Operations            Sassco            Castleberry        Reporting    Adjusted Balance
                                         ---------------     ---------------     ---------------   -------------- ------------------
Net Sales...............................        $197,984           ($136,107)            ($2,808)      $     --           $59,069
Cost of  Sales..........................         147,276            (101,573)             (2,262)           (32)           43,409
                                         ---------------     ---------------     ---------------     ----------     -------------
    Gross profit........................          50,708             (34,534)               (546)            32            15,660
                                         ---------------     ---------------     ---------------     ----------     -------------
Operating Expenses:
    Selling, warehouse, general and
      administrative expenses                     35,459             (23,666)             (1,000)            --            10,793
Non-cash stock based compensation.......              --                  --                  --            250               250
    Depreciation and amortization expense          2,090              (1,078)                (41)          (971)               --
                                         ---------------     ---------------     ---------------     ----------     -------------
      Total operating expenses..........          37,549             (24,744)             (1,041)          (721)           11,043
    Other (income)......................          (1,196)                260                  --             --              (936)
    Amortization in excess of revalued net
     assets acquired over equity........              --                  --                  --         (1,905)           (1,905)
                                         ---------------     ---------------     ---------------     ----------     -------------
Total operating expenses, net...........          36,353             (24,484)             (1,041)        (2,626)            8,202
                                         ----------------    ---------------     ---------------     ----------     -------------
Operating income........................          14,355             (10,050)                495          2,658             7,458
Interest and Financing Costs (excludes
      contractual interest).............           1,372                (595)                 --             --               777
                                         ---------------     ---------------     ---------------     ----------     -------------
Income (loss) before reorganization costs
      taxes, gain on sale, fresh start
      revaluation and extraordinary item          12,983              (9,455)                495          2,658             6,681
Reorganization Costs....................           3,379                  --                  14         (3,393)               --
                                         ---------------     ---------------     ---------------     ----------     -------------
    Income (loss) before taxes, gain on sale,
      fresh start revaluation and extraordinary    9,604
      item..............................                              (9,455)                481          6,051             6,681
Taxes...................................             451                (342)                 --          1,898             2,007
                                         ---------------     ---------------     ---------------     ----------     -------------
    Net Income (loss) before gain on sale
      fresh start revaluation and extraordinary,
      item..............................           9,153              (9,113)                481          4,153             4,674
Gain on disposition of Sassco Fashions line,
  loss on revaluation of assets pursuant to
  adoption of fresh-start reporting and
   extraordinary gain on debt discharge.         136,341             (89,810)                 --        (46,531)               --
                                         ---------------     ---------------     ---------------     ----------     -------------
    Net Income (loss)...................        $145,494            ($98,923)               $481       ($42,378)           $4,674
                                         ===============     ===============     ===============     ==========     =============
    Net Income (loss) per Share
    -  Basic and Diluted................        *                                                                         $  1.38
                                         ===============                                                            =============
    Weighted Average
   Shares Outstanding - Basic and Diluted       *                                                                       3,400,000
                                         ===============                                                            =============

*Earnings per share for the twenty-two weeks ended June 4, 1997 on a historical basis is based on the old stock outstanding. The old stock was canceled under the plan of reorganization and new stock was issued. Earnings per share on a pro forma basis is calculated on the new stock outstanding.

                 THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (UNAUDITED)



                                                                        Fifty-two Weeks Ended December 28, 1996
                                         -------------------------------------------------------------------------------------------
                                           Historical     Disposition of      Sale of           Fresh Start           Pro Forma
                                           Operations         Sassco        Castleberry          Reporting            Adjusted
                                                                                                                       Balance
                                         ---------------  ---------------   --------------     -------------- -------------------
Net Sales...............................       $ 429,676      $  (311,550)      $   (8,073)    $           --       $     110,053
Cost of  Sales..........................         331,372         (238,477)          (6,066)               (85)             86,744
                                         ---------------  ---------------   --------------     -------------- -------------------
    Gross profit........................          98,304         ( 73,073)          (2,007)                85              23,309
                                         ---------------  ---------------   --------------     -------------- -------------------
Operating Expenses:
    Selling, warehouse, general and
      administrative expenses...........          79,570          (50,936)          (2,585)                --              26,049
Non-cash stock based compensation.......              --               --               --                600                 600
    Depreciation and amortization expense          4,654           (1,982)             (31)            (2,641)                 --
                                         ---------------  ---------------   --------------     -------------- -------------------
Total operating expenses, net...........          84,224          (52,918)          (2,616)            (2,041)             26,649
    Other income........................          (3,885)           1,038               --                 --              (2,847)
    Amortization in excess revalued net
      assets acquired over equity.......              --               --               --             (4,572)             (4,572)
                                         ---------------  ---------------   --------------     -------------- -------------------
Total operating expenses................          80,339          (51,880)          (2,616)            (6,613)             19,230
                                         ---------------  ---------------   --------------     -------------- -------------------
Operating income........................          17,965          (21,193)             609              6,698               4,079
Interest and Financing Costs
    (excludes contractual interest).....           3,932           (1,634)              --                 --               2,298
                                         ---------------  ---------------   --------------     -------------- -------------------
Income (loss) before fresh-start
     reorganization costs and taxes.....          14,033          (19,559)             609              6,698               1,781
Reorganization Costs....................           5,144               --           (2,004)            (3,140)                 --
                                         ---------------  ---------------   --------------     -------------- -------------------
    Income (loss) before taxes..........           8,889          (19,559)           2,613              9,838               1,781
Taxes...................................            (839)             969               --                 --                 130
                                         ---------------  ---------------   --------------     -------------- -------------------
    Net Income (loss)...................          $9,728         $(20,528)          $2,613             $9,838              $1,651
                                         ===============  ===============   ==============     ============== ===================
    Net Income (loss) per Share
    -  Basic and Diluted................        *                                                                            $.49
                                         ===============                                                      ===================
    Weighted Average Common                     *                                                                       3,400,000
      Shares Outstanding - Basic and Diluted
                                         ===============                                                      ===================

*Earnings per share for the fifty-two weeks ended December 28, 1996 on a historical basis is based on the old stock outstanding. The old stock was canceled under the plan of reorganization and new stock was issued. Earnings per share on a pro forma basis is calculated on the new stock outstanding.

13.      Reorganization Costs:

         The Company recognized reorganization costs during the thirty-one, twenty-two, fifty-two and fifty-two week periods ended January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995 as follows:


                                                   (In thousands)

                                 Thirty-One    Twenty-Two   Fifty-Two     Fifty-Two
                                 Weeks Ended  Weeks Ended  Weeks Ended   Weeks Ended
                                 January 3,     June 4,    December 28, December 30,
                                     1998         1997         1996         1995
                                    -----         ----         ----         ----
Professional fees and other                     $  2,951      $ 3,719       $ 7,995
  costs
Closed facilities and operations     --               --        1,082        10,138
Write-down of excess purchase        --               --          652         3,181
  price
Plan administration costs            --            1,000           --            --
Retirement plan termination          --               --          676            --
Employee retention plan              --               --         (509)           --
Interest income                      --            ( 572)        (476)       (4,739)
                                                ---------     --------     --------
  Total reorganization costs                    $  3,379      $ 5,144       $16,575
                                                =========     ========     ========

         At June 4, 1997, costs of $800,000 were accrued to re-engineer the business processes, review and revise the technology requirements and other related costs to the downsizing and separation of the businesses and $1,000,000 to administer the Plan.

14.  Accrued Expenses and Other Current Liabilities:

         The components of Accrued expenses and other current liabilities, net of direct liabilities of product lines held for sale or disposition (see Note
12), were as follows:


                                          January 3,        December 28,
                                             1998               1996
                                        ---------------    -----------------
Bonus and Profit Sharing                      $   1,240            $   2,109
Professional Fees                                   601                  375
Vacation                                            490                1,098
Reorganization Costs                                301                9,229
Duty                                                399                3,626
Other Accrued Confirmation
   Expenses                                       4,046                   --
Other                                             1,812                6,717
                                               --------            ---------
      Total                                    $  8,889             $ 23,154
                                               ========            =========

15.  Supplemental Cash Flow Information:

         Net cash paid (received) for interest and income taxes for the thirty-one, twenty-two, fifty-two and fifty-two weeks ended January 3, 1998, June 4, 1997, December 28, 1996 and December 30, 1995 were as follows:


              Thirty-One      Twenty-Two     Fifty-Two      Fifty-Two
              Weeks Ended    Weeks Ended    Weeks Ended    Weeks Ended
              January 3,       June 4,      December 28,  December 30,
                  1998           1997           1996          1995
                 -----           ----           ----          ----

Interest         $ 367         $ 1,412        $ 1,047        $ 2,542
Income taxes       928          (2,694)        (7,311)          (218)






16.  Unaudited Quarterly Results:

Unaudited quarterly financial information for 1997 and 1996 is set forth as follows:

                                        (In thousands, except per share data)

                1997             March        June 4          July 5        September        December
                            ---------------  -----------  -------------- --------------  ----------------
Net sales                     $142,755         $  55,229   $  5,535       $ 41,562         $ 25,994
Gross profit                    36,768            13,940      1,125          9,730            3,517
Net income (loss)               11,724           133,770         73          4,511          (1,275)
Net income (loss) per share
- Basic                              *           *            $0.02          $1.33          ($0.38)
- Diluted                            *           *            $0.02          $1.31          ($0.38)



                1996             March                       June          September        December
                            ---------------                ------------  --------------   -----------------
Net sales                     $121,202                     $ 82,940       $134,907        $ 90,626
Gross profit                    29,694                       19,525         33,511          15,574
Net income (loss)                5,924                           99          8,045          (4,340)
Net income (loss) per share
 - Basic                             *                            *             *                *
 - Diluted                           *                            *             *                *



* Earnings per share is not presented because such presentation would not be meaningful. The old stock was canceled under the Plan of Reorganization and the new stock was not issued until the consummation date.

                                                                     SCHEDULE II

                  THE LESLIE FAY COMPANY, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)


                                                    Reserves      Beginning
                                                   Related to      Balance
                                  Balance at          Sold       Related to           Costs                            Balance at
                                   Beginning         Product     Continuing         Charged to                             End
           Description             of Period          Lines      Operations          Expense          Deductions        of Period
                                  ------------    ------------- --------------    --------------    --------------    -------------
Thirty-One Weeks Ended
 January 3, 1998

   Reserve for Allowances               $2,534    $    --              $2,534          $  5,505           ($4,941)          $3,098
   Other Receivable Reserves                88         --                  88               (64)               --               24
   Reserve for Discounts (1)               934         --                 934                --              (934)              --
   Reserve for Doubtful Accounts           230         --                 230              (172)              (10)              48

   Reserve for Returns                      29         --                  29               992              (955)              66
                                       -------    ----------          -------       -----------         ----------       ---------

   Total Receivable Reserves           $ 3,815    $    --             $ 3,815           $ 6,261           ($6,840)        $  3,236
                                       =======    ==========          =======       ===========          =========       =========


   Taxation Valuation Allowance        $ 9,216    $    --             $ 9,216       $                     ($3,951)        $  5,265
                                       =======    ==========          =======       ===========          =========       =========

------------------------------------------------------------------------------------------------------------------------------------
Twenty-Two Weeks Ended
 June 4, 1997

   Reserve for Allowances               $8,619        ($6,074)        $2,545         $   2,952           ($2,963)          $2,534
   Other Receivable Reserves             4,881         (4,212)           669              (581)               --               88
   Reserve for Discounts (1)               588             --            588             3,498            (3,152)             934
   Reserve for Doubtful Accounts           895           (349)           546              (360)               44              230
   Reserve for Returns                      98            (69)            29               488              (488)              29
                                       -------      ----------     ---------       -----------        -----------      ----------

   Total Receivable Reserves           $15,081       ($10,704)       $ 4,377        $    5,997           ($6,559)        $  3,815
                                       =======       =========      ========        ==========        -----------      ==========

   Taxation Valuation Allowance        $22,246       ($ 8,900)       $13,346        $     --             ($4,130)         $ 9,216
                                       =======      ===========     ========        ==========       ===========      ==========

Fifty-Two Weeks Ended
 December 28, 1996

   Reserve for Allowances              $14,154     $    --           $14,154           $37,384          ($42,919)          $8,619
   Other Receivable Reserves             5,051          --             5,051              (170)               --            4,881
   Reserve for Discounts (2)             2,280          --             2,280            27,827           (29,519)             588
   Reserve for Doubtful Accounts         1,183          --             1,183            (1,074)              786              895
   Reserve for Returns                     423          --               423             9,354            (9,679)              98
                                       -------    -----------    -----------       -----------         ----------     -----------

   Total Receivable Reserves           $23,091    $     --           $23,091           $73,321          ($81,331)         $15,081
                                       =======    ===========    ===========       ===========         ==========     ===========

   Taxation Valuation Allowance        $25,859    $     --          $ 25,859       $        --          ($ 3,613)         $22,246
                                       =======    ===========    ===========       ===========         ==========     ===========


(1) On June 2, 1997, the Company entered into a factoring agreement with CIT, whereby CIT provides a guarantee of collection of all shipments approved by CIT. Discounts given are no longer a risk/reserve of the Company as receivables are sold to CIT net of discounts.

(2) On January 23, 1996, the Company entered into a factoring agreement with Heller Financial for its Sassco Fashions product line, whereby Heller provides a guarantee of collection for all shipments approved by Heller. Discounts given by the Company for its Sassco products subsequent to January 23, 1996 were no longer a risk/reserve of the Company as receivables are sold to Heller net of discounts.

--------------------------------------------------------------------------------





                                     [LOGO]





                          The Leslie Fay Company, Inc.

                                   2,525,844
                                     Shares

                                  Common Stock
                                ($.01 par value)



                                   PROSPECTUS




         Dealer  Prospectus  Delivery  Obligation  Until  December 29, 1998, all
dealers  that  effect   transactions  in  these   securities,   whether  or  not
participating in this distribution, may be required to deliver a prospectus.








                                December 9, 1998
--------------------------------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.
                  -------------------------------------------

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.


Securities and Exchange
   Commission registration fee                                 $
Legal fees and expenses (1)                                      *
Accounting fees and expenses (1)                                 *
Miscellaneous (1)                                                *
                                                               ----
Total                                                          $ *
                                                               ====
-------------------------------

(1) Estimated.
*To be supplied by amendment.

Item 14.          Indemnification of Directors, Officers, Employees and Agents.
                  ------------------------------------------------------------

         Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

         Article Tenth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL. Article VI of the registrant's by-laws provide that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by the DGCL. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

          The registrant maintains a directors and officers liability insurance policy with National Union Fire Insurance Company of Pittsburgh, PA. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 15.          Recent Sales of Unregistered Securities.
                  ---------------------------------------

         (a) No shares have been sold by the registrant during the last three years except for those shares issued to its creditors in July 1997 pursuant to the Plan.

Item 16.          Exhibits and Financial Statement Schedules.
                  ------------------------------------------

         (a)      Exhibits:

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:


Exhibit Number                 Description
--------------                 ------------

2.1                   Amended Joint Plan of Reorganization.(2)

3.1(a)                Restated    Certificate   of   Incorporation   of      the
                      registrant.(2)

3.1(b) Amendment to Restated Certificate of Incorporation of the registrant.(4)

3.2                   Amended and Restated By-laws of the registrant.(2)

4.1* Specimen Copy of Stock Certificate for shares of Common Stock of the registrant.

4.2                   Revolving  Credit  Agreement  dated  June 2, 1997  between
                      Leslie   Fay   Marketing,   Inc.   ("LFM")   and  the  CIT
                      Group/Commercial Services, Inc. ("CIT").(2)

4.3 First Amendment dated February 23, 1998 to the Revolving Credit Agreement between LFM and CIT.(5)

4.4 Second Amendment dated March 31, 1998 to the Revolving Credit Agreement between LFM and CIT.(5)

4.5 Third Amendment dated October 28, 1998 to the Revolving Credit Agreement between LFM and CIT.(9)

5.1* Opinion of Parker Chapin Flattau & Klimpl, LLP as to the legality of securities being registered.

10.1 Employment Agreement dated as of January 4, 1998 between the registrant and John J. Pomerantz.(8)

10.2 Employment Agreement dated as of January 4, 1998 between the registrant and John Ward.(8)

10.3 Employment Agreement dated as of January 4, 1998 between the registrant and Dominick Felicetti.(8)

10.4 Employment Agreement dated as of January 4, 1998 between the registrant and Warren T. Wishart.(8)

10.5                  1997 Management Stock Option Plan.(6)

Exhibit Number                 Description
--------------                 -----------

10.6                  1997   Non-Employee   Director   Stock  Option  and  Stock
                      Incentive Plan.(7)

10.7                  Factoring  Agreement  dated June 4, 1997  between  LFM and
                      CIT.(2)

10.8 Lease Agreement dated December 13, 1989 between 1412 Broadway Associates and the Company, modified as of July 31, 1990 and August 1, 1990, for certain premises located at 1412 Broadway, New York, New York. (1)

10.9 Modification of Lease Agreement dated August 11, 1998 between Fashion Gallery Owners (formerly 1412 Broadway Associates) and the Company for certain premises located at 1412 Broadway, New York, New York.(8)

10.10                 Lease  Agreement  dated  August  1, 1997  between  John J.
                      Passan and the registrant for certain premises located at One Passan Drive, Borough of Laflin, Luzerne County, Pennsylvania.(3)

21.1                  List of Subsidiaries.(5)

23.1                  Consent of Arthur Andersen LLP.

23.2* Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1)

24.1                  Power of Attorney (see page II-5 ).

------------------------------
*To be filed by amendment.

(1) Incorporated by reference to the Annual report on Form 10-K for the fiscal year ended December 28, 1996.

(2) Incorporated by reference to Current Report on Form 8-K for an event dated June 4, 1997.

(3) Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended July 5, 1997.

(4) Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 1997

(5) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

(6) Incorporated by reference to the Company's Registration Statement on Form S-8 relating to shares under the 1997 Management Stock Option Plan.

(7) Incorporated by reference to the Company's Registration Statement on Form S-8 relating to shares under the 1997 Non-Employee Director Stock Option and Stock Incentive Plan.

(8) Incorporated by reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998.

(9) Incorporated by reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1998.

         (b)      Financial Statement Schedules:

                  See Index to Consolidated Financial Statements

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of December, 1998.

                                          The Leslie Fay Company, Inc.

                                          By:   /s/ John J. Pomerantz
                                              ----------------------------------
                                                    John J. Pomerantz
                                              Chief Executive Officer and
                                              Chairman of the Board of Directors


                                POWER OF ATTORNEY

         The undersigned directors and officers of The Leslie Fay Company, Inc. hereby constitute and appoint John J. Pomerantz, John A. Ward and Warren T. Wishart and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                     Title                                Date
----------                     -----                                ----

 /s/ John J. Pomerantz        Chief Executive Officer and     December 4, 1998
     ---------------------    Chairman of the Board of
      John J. Pomerantz       Directors



  /s/ Warren T. Wishart       Chief Financial and             December 4, 1998
      ---------------------   Accounting Officer
      Warren T. Wishart



  /s/ Clifford B. Cohn        Director                        December 4, 1998
      ---------------------
      Clifford B. Cohn


  /s/ Mark B. Dickstein       Director                        December 4, 1998
      ----------------------
      Mark B. Dickstein


  /s/ Chaim Y. Edelstein      Director                        December 4, 1998
      -----------------------
      Chaim Y. Edelstein


  /s/ Mark Kaufman            Director                        December 4, 1998
      -----------------------
      Mark Kaufman


  /s/ Bernard Olsoff          Director                        December 4, 1998
      -----------------------
      Bernard Olsoff

   /s/Robert L. Sind          Director                        December 4, 1998
      -----------------------
      Robert L. Sind

   /s/John A. Ward            Director                        December 4, 1998
      -----------------------
      John A. Ward
                                    II-6